Exhibit 10.1

EXECUTION VERSION

Dated November 1, 2019

Credit Agreement

between

Hercules Merger Sub LLC

as Initial Borrower

Buckeye Energy Services LLC, Buckeye Caribbean Terminals LLC and

Buckeye West Indies Holdings LP

as Closing Date Additional Borrowers

Buckeye Partners, L.P.

as Borrower upon and after the effectiveness of the Merger

The Lenders and Issuing Banks party hereto

and

Credit Suisse AG, Cayman Islands Branch

as Administrative Agent and Collateral Agent

Credit Suisse Loan Funding LLC, Credit Suisse AG, Cayman Islands Branch,

Goldman Sachs Bank USA, BofA Securities, Inc., Canadian Imperial Bank of

Commerce, New York Branch, MUFG Bank, Ltd., National Australia Bank

Limited, SunTrust Robinson Humphrey, Inc. and TD Securities (USA) LLC

as Joint Lead Arrangers and Bookrunners

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

(i)

(ii)

(iii)

Page

Schedules

Schedule I	-	Commitments
Schedule II	-	Specified Terminals
Schedule III	-	Unrestricted Subsidiaries
Schedule 1.01	-	Scheduled Transaction
Schedule 2.21	-	Existing Letters of Credit
Schedule 5.11	-	Post Closing Matters
Schedule 7.01(c)	-	Existing Indebtedness
Schedule 7.05(p)	-	Existing Investments

Exhibits

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Non-Debt Fund Affiliate Assignment and Acceptance
Exhibit C	-	Form of Collateral Agreement
Exhibit D	-	Form of Acceptable Intercreditor Agreement (Pari Passu Secured Debt)
Exhibit E		Form of Acceptable Intercreditor Agreement (Junior Secured Debt)
Exhibit 1.12(a)	-	Form of Additional Borrower Joinder
Exhibit 1.12(b)	-	Form of Additional Borrower Termination
Exhibit 2.03	-	Form of Notice of Borrowing
Exhibit 2.05	-	Form of Notice of Conversion/Continuation
Exhibit 3.01(i)	-	Form of Solvency Certificate
Exhibit 3.01(j)(i)	-	Form of Officer’s Certificate
Exhibit 5.01(c)	-	Form of Compliance Certificate

(iv)

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made and entered into as of November 1, 2019 by and among HERCULES MERGER SUB LLC, a Delaware limited liability company (the “Initial Borrower”), whose rights and obligations herein will be assumed by BUCKEYE PARTNERS, L.P., a Delaware limited partnership (the “Company”), upon consummation of the Merger (as defined below), BUCKEYE ENERGY SERVICES LLC, a Delaware limited liability company, BUCKEYE CARIBBEAN TERMINALS LLC, a limited liability company formed under the laws of the Commonwealth of Puerto Rico and BUCKEYE WEST INDIES HOLDINGS LP, a Cayman Islands limited partnership (the three aforementioned entities, collectively, the “Closing Date Additional Borrowers”), the LENDERS from time to time party hereto, the ISSUING BANKS from time to time party hereto and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, in its capacity as administrative agent (in such capacity, and as further defined in Section 1.01, the “Administrative Agent”) and as collateral agent (in such capacity, and as further defined in Section 1.01, the “Collateral Agent”).

W I T N E S S E T H :

WHEREAS, the Sponsor formed the Initial Borrower pursuant to the Agreement and Plan of Merger dated as of May 10, 2019 (together with all exhibits, annexes and schedules thereto, the “Merger Agreement”) among the Initial Borrower, the Company and the other parties thereto, the Initial Borrower will acquire all of the outstanding equity interests in the Company, by means of a merger of the Initial Borrower with and into the Company with the Company being the surviving entity of the merger transaction (the “Merger”).

WHEREAS, in connection with the consummation of the Merger, the Lenders have agreed to extend credit to the Borrowers in the form of a Term Facility on the Closing Date in an aggregate principal amount of $2,250,000,000 and a Revolving Facility in an aggregate principal amount of $600,000,000, which revolving credit facility shall provide for the issuance of Letters of Credit.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.01 Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“2021 Notes” means the 4.875% Notes due February 1, 2021 issued by the Company pursuant to the Existing Indenture.

“2023 Notes” means the 4.150% Notes due July 1, 2023 issued by the Company pursuant to the Existing Indenture.

“2024 Notes” means the 4.350% Notes due October 15, 2024 issued by the Company pursuant to the Existing Indenture.

“2026 Notes” means the 3.950% Notes due December 1, 2026 issued by the Company pursuant to the Existing Indenture.

“2027 Notes” means the 4.125% Notes due December 1, 2027 issued by the Company pursuant to the Existing Indenture.

“2033 Notes” means the 6.750% Notes due August 15, 2033 issued by the Company pursuant to the Existing Indenture.

“2043 Notes” means the 5.850% Notes due November 15, 2043 issued by the Company pursuant to the Existing Indenture.

“2044 Notes” means the 5.600% Notes due October 15, 2044 issued by the Company pursuant to the Existing Indenture.

“2078 Notes” means the 6.375% Junior Notes due January 22, 2078 issued by the Company pursuant to the Existing Indenture.

“Acceptable Intercreditor Agreement” means, as applicable: (a) in the case of any Pari Passu Secured Debt, an intercreditor agreement substantially in the form of Exhibit D (as such form may be modified in a manner (i) reasonably acceptable to the Company and the Administrative Agent or (ii) where such modifications are posted for review by the Lenders and the Required Lenders do not object in writing within five Business Days after such agreement is posted), (b) in the case of any Junior Secured Debt, an intercreditor agreement substantially in the form of Exhibit E (as such form may be modified in a manner (i) reasonably acceptable to the Company and the Administrative Agent or (ii) where such modifications are posted for review by the Lenders and the Required Lenders do not object in writing within five Business Days after such agreement is posted) or (c) in the case of any other Indebtedness secured by all or any portion of the Collateral, (i) an intercreditor agreement the terms of which are consistent with market terms (as determined by the Company and the Administrative Agent in good faith) governing arrangements for the sharing and subordination of liens and/or arrangements relating to the distribution of payments, as applicable, at the time the intercreditor agreement is proposed to be established in light of the type of Indebtedness subject thereto or (ii) any other intercreditor agreement which is reasonably acceptable to the Company and the Administrative Agent so long as, in each case, such intercreditor agreement is posted for review by the Lenders and not objected to in writing by the Required Lenders within five Business Days thereafter.

“Account Debtor” means a Person who is obligated under an Account Receivable.

“Account Party” means any of the Borrowers or any Restricted Subsidiary for whose account a Letter of Credit has been issued.

“Account Receivable” means an “account” or “payment intangible” (as such terms are defined in the Uniform Commercial Code) of a Merchant Service Company or any of its Subsidiaries.

“Acquisition” means the acquisition by any Person of Equity Interests of another Person, or one or more assets, operating lines, businesses or divisions of another Person, in each case, whether through purchase, merger or other business combination or transaction.

“Additional Borrower” means (a) any Closing Date Additional Borrower and (b) any Restricted Subsidiary of the Company from time to time which becomes a Borrower in respect of the Revolving Facility in accordance with Section 1.13, in each case, unless and until such time as the respective Additional Borrower ceases to be a Borrower in accordance with the terms and provisions of this Agreement.

“Additional Borrower Joinder” means a joinder agreement, in substantially the form of Exhibit 1.12(a) (or such other form as reasonably satisfactory to the Administrative Agent and the Company), pursuant to which an Additional Borrower agrees to become an Additional Borrower in respect of the Revolving Facility.

“Additional Borrower Termination” means an Additional Borrower Termination, in substantially the form of Exhibit 1.12(b) (or such other form as reasonably satisfactory to the Administrative Agent and the Company).

“Additional Lender” means, at any time, any bank, financial institution or institutional lender or institutional investor (but not a natural person) that, in any case, is not an existing Lender and that agrees to provide any portion of (a) any Incremental Facility in accordance with Section 2.22 or (b) any Refinancing Loan in accordance with Section 2.23; provided that each Additional Lender shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed), solely to the extent that any such consent would be required from the Administrative Agent under Section 10.04(b) for an assignment of Term Loans to such Additional Lender, and, in the case of Incremental Revolving Commitments and Refinancing Revolving Commitments, each Issuing Bank (such approval not to be unreasonably withheld, conditioned or delayed), solely to the extent any such consent would be required under Section 10.04(b) for an assignment of Revolving Commitments and/or Revolving Loans to such Additional Lender; and provided further that no Disqualified Institution may be an Additional Lender.

“Adjusted LIBO Rate” means, with respect to each Interest Period for a Eurodollar Borrowing or Base Rate Borrowing accruing interest pursuant to clause (c) of the definition of “Base Rate”, the rate per annum obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage. Other than for the purposes of clause (c) of the definition of “Base Rate”, if the Adjusted LIBO Rate as of any date of determination is less than 0.00 percent per annum, then such rate shall be deemed to be 0.00 percent per annum for purposes of this Agreement.

“Administrative Agent” means Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent for itself and the Lenders hereunder, and any duly appointed successor in such capacity.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” means, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.

“Affiliated Lender” means the Sponsor and each of its Affiliates, other than (a) the Company and any of its Subsidiaries or (b) any natural person.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Alternative Currency” means Euros, Sterling and each other currency (other than Dollars, Euros and Sterling) that is approved in accordance with Section 1.06.

“Annual Financial Statements” has the meaning set forth in Section 5.01.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to any Borrower and the Restricted Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering including, without limitation, the FCPA, as amended.

“Applicable Lending Office” means, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” means a percentage per annum equal to:

(a) with respect to the Initial Term Loans, (i) 1.75%, in the case of Base Rate Loans and (ii) 2.75%, in the case of Eurodollar Loans; and

(b) with respect to Revolving Loans, the Commitment Fee or the Letter of Credit Fee, as the case may be, (i) until the delivery of the financial statements and the corresponding Compliance Certificate (pursuant to Section 5.01(a) or Section 5.01(b), as applicable, and Section 5.01(c)) for the first full Fiscal Quarter of the Company ending after the Closing Date, the percentage specified in the pricing grid below (the “Revolving Pricing Grid”) based on Pricing Level IV and (ii) thereafter, the applicable percentage specified in the Revolving Pricing Grid based on the First Lien Net Leverage Ratio as set forth in the most recently delivered Compliance Certificate:

Revolving Pricing Grid

Pricing Level	First Lien Net Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Applicable Percentage for Commitment Fee	Applicable Percentage for Letter of Credit Fee
I	Equal to or greater than 3.50:1.00	2.00% per annum	1.00% per annum	0.40% per annum	2.00% per annum
II	Less than 3.50:1.00 but equal to or greater than 3.00:1.00	1.75% per annum	0.75% per annum	0.35% per annum	1.75% per annum
III	Less than 3.00:1.00 but equal to or greater than 2.50:1.00	1.50% per annum	0.50% per annum	0.30% per annum	1.50% per annum
IV	Less than 2.50:1.00 but equal to or greater than 2.00:1.00	1.25% per annum	0.25% per annum	0.225% per annum	1.25% per annum
V	Less than 2.00:1.00	1.00% per annum	0.00% per annum	0.15% per annum	1.00% per annum

Any increase or decrease in the Applicable Margin for Revolving Loans, Initial Term Loans, Commitment Fees or Letter of Credit Fees resulting from a change in the First Lien Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.01(c); provided that, upon written notice to the Company from the Administrative Agent, the highest pricing level shall apply as of the first Business Day after the date on which a Compliance Certificate pursuant to Section 5.01(c) was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply). Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.14(b).

Notwithstanding the foregoing, the Applicable Margin, Commitment Fees and Letter of Credit Fees, as applicable, in respect of the Incremental Facilities, Refinancing Loans, Refinancing Revolving Commitments (and corresponding Refinancing Revolving Loans), Extended Term Loans and Extended Revolving Commitments (and corresponding Extended Revolving Loans) shall be the rates per annum specified in the amendment or definitive documentation, as applicable, establishing such facilities.

“Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Jurisdiction” means any of the Cayman Islands, Puerto Rico or any other jurisdiction approved by the Administrative Agent (acting reasonably).

“Asset Sale” means any Disposition, other than:

(a) a disposition of cash, Cash Equivalents or Investment Grade Securities or excess, damaged, obsolete or worn out property or assets in the ordinary course of business, any disposition of property or assets in connection with scheduled turnarounds, maintenance and equipment and facility updates or any disposition of inventory or goods held for sale in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Company or a Borrower in compliance with Section 7.03 or any disposition that constitutes a Change in Control pursuant to this Agreement;

(c) the making of any Restricted Payment or any transaction specifically excluded from the definition of the term “Restricted Payment” that in each case is permitted to be made, and is made, under Section 7.04 or any Permitted Investment;

(d) any disposition of property or other assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate Fair Market Value not to exceed the greater of (i) $50,000,000 and (ii) 0.50% of Consolidated Net Tangible Assets on the last day of the most recently ended Test Period at the time of such deposition (or, at the option of the Company, at time a binding agreement was entered into with respect to such disposition);

(e) any disposition of property or assets or issuance of securities by the Company or any Restricted Subsidiary to the Company or any Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Code or any comparable or successor provisions, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment, license, sub-license or sub-lease of any real or personal property in the ordinary course of business and that do not materially interfere with the business of the Company and its Restricted Subsidiaries taken as a whole;

(h) any issuance, disposition or pledge of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation, expropriation, forced dispositions, eminent domain or any similar action with respect to assets;

(j) sales of accounts receivable, or participations therein or related assets, in connection with any Receivables Financing;

(k) sales of hydrocarbon inventory and/or accounts receivable in connection with any Intermediation Facility;

(l) the unwinding of any Hedging Obligations;

(m) the sale, lease, assignment, abandonment, license, sub-license or sublease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(n) the licensing, sub-licensing, sale, assignment or other disposition of intellectual property or other general intangibles in the ordinary course of business or consistent with past practice or that is immaterial;

(o) any sale or other disposition deemed to occur as a result of creating, granting or perfecting a Lien not otherwise prohibited by this Agreement;

(p) (i) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business, (ii) the termination or collapse of cost sharing agreements with the Company or any Subsidiary and the settlement of any crossing payments in connection therewith, or (iii) the settlement, discount, write-off, forgiveness, or cancellation of any Indebtedness owing by any present or former consultants, directors, officers, or employees of the Company (or any Parent Entity) or any Subsidiary or any of their successors or assigns;

(q) any Event of Loss to any property or asset or receipt of insurance proceeds in connection therewith, which shall be applied in compliance with Section 2.11(b);

(r) the disposition of any assets (including Equity Interests) (i) acquired in a transaction permitted under this Agreement, which assets are not used or useful in the core or principal business of the Company and its Restricted Subsidiaries, or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Company to consummate any Acquisition permitted under this Agreement;

(s) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(t) the sale, lease, assignment, license, sublease or discount of inventory, equipment, accounts receivable, notes receivable or other current assets in the ordinary course of business or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable in connection with the collection or compromise thereof;

(u) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Closing Date, including asset securitizations not prohibited by this Agreement (but excluding any sale and lease-back transaction); and

(v) the Scheduled Transaction.

“Assignee” has the meaning set forth in Section 10.04(b).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 10.04(b)) and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and the Company.

“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted in accordance with GAAP at the financing or interest rate implied in the applicable lease) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of “Capital Lease Obligation”.

“Availability Period” means the period from and including the Closing Date to but excluding the Revolving Commitment Termination Date.

“Available Amount” means, as of any date:

(a) the sum, without duplication, of:

(i) the greater of (A) $350,000,000 and (y) 35% of Consolidated Adjusted EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis; plus

(ii) an amount equal to 50% of cumulative Consolidated Net Income of the Company for the period (taken as one accounting period) from the first day of the fiscal quarter during which the Closing Date occurs to the end of the most recently ended Test Period, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; provided that the amount determined in accordance with this clause (a)(ii) shall not be less than zero; plus

(iii) the cumulative amount of cash proceeds and the Fair Market Value of marketable securities or other property (other than cash) received by the Company or any Parent Entity in connection with the sale or issuance of Equity Interests of the Company or any Parent Entity after the Closing Date and on or prior to such date (including upon exercise of warrants or options or in connection with an Acquisition or Investment not otherwise prohibited by the terms of the Loan Documents) which, with respect to proceeds or property received in connection with the sale or issuance of Equity Interests of a Parent Entity, have been contributed to the capital of the Company or exchanged for Equity Interests (other than Disqualified Stock) of the Company (in each case other than pursuant to an Excluded Contribution and/or (if the Freeport Assets or one or more Subsidiaries through which they are held are designated as an Unrestricted Subsidiary upon the completion of such contribution) the Freeport Contribution); plus

(iv) 100% of the aggregate amount of cash contributions to the capital of the Company and the Fair Market Value of marketable securities or other property (other than cash) contributed to the capital of the Company after the Closing Date, other than the proceeds of Disqualified Stock and other than pursuant to an Excluded Contribution and/or (if the Freeport Assets or one or more Subsidiaries through which they are held are designated as an Unrestricted Subsidiary upon the completion of such contribution) the Freeport Contribution; plus

(v) 100% of the aggregate principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of the Company or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness (including Disqualified Stock) issued to a Parent Entity, the Company or a Restricted Subsidiary), which has been converted into or exchanged for Equity Interests (other than Disqualified Stock) of the Company or any Parent Entity; plus

(vi) 100% of the aggregate amount of cash (and the Fair Market Value of property other than cash) received by the Company or any of its Restricted Subsidiaries after the Closing Date from (A) the sale or disposition (other than to a Parent Entity, the Company or any Restricted Subsidiary) of the Equity Interests of any Unrestricted Subsidiary or (B) any dividend or other distribution by any such Unrestricted Subsidiary; plus

(vii) in the event any Unrestricted Subsidiary becomes a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, a Parent Entity, the Company or any Restricted Subsidiary, the lesser of (A) the Fair Market Value of the Investments of the Company and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time such Unrestricted Subsidiary becomes a Restricted Subsidiary or at the time of such merger, consolidation, amalgamation, transfer or liquidation (or of the assets transferred or conveyed, as applicable) and (B) the Fair Market Value of the original Investments by the Company and the Restricted Subsidiaries in such Unrestricted Subsidiary, in each case, as determined by a Responsible Officer of the Company in good faith; plus

(viii) 100% of the aggregate net cash proceeds received by the Company and its Restricted Subsidiaries of any sale or disposition of Investments (other than to a Parent Entity, the Company or any Restricted Subsidiary) made using the Available Amount; plus

(ix) 100% of the aggregate returns, profits, distributions and similar amounts received in cash or Cash Equivalents by the Company and its Restricted Subsidiaries on any Investments made using the Available Amount (to the extent not already included in Consolidated Net Income); plus

(x) 100% of the aggregate mandatory prepayments of Term Loans declined by Lenders; minus

(b) the sum of any Available Amount used to make Restricted Payments pursuant to Section 7.04(a) or Investments pursuant to Section 7.05(ww) (provided that, for purposes of determining the Available Amount that is available for a contemplated transaction, this clause (b) shall be determined prior to giving effect to any intended usage of the Available Amount for such transaction).

“Available Incremental Facility Amount” has the meaning set forth in Section 2.22.

“Bahamas Group” means Baproven Ltd., a corporation organized under the laws of the commonwealth of the Bahamas, and its Subsidiaries.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means the highest of (a) the rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (b) the Federal Funds Rate, as in effect from time to time, plus 0.50% per annum and (c) the Adjusted LIBO Rate determined on a daily basis at approximately 11:00 a.m. (London, England time) for an Interest Period of one month, plus 1.00% per annum (any changes in such rates to be effective as of the date of any change in such rate). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate. If the Base Rate as of any date of determination is less than 0.00 percent per annum, then such rate shall be deemed to be 0.00 percent per annum for purposes of this Agreement.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Beneficial Owner” has the meaning given to that term in Rule 13d-3 under the Exchange Act. The terms “Beneficially Owns”, “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Directors” means:

(a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b) with respect to a partnership, the board of directors of the general partner of the partnership;

(c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” means, (a) in the case of the Initial Term Loans under the Term Facility on the Closing Date, initially, the Initial Borrower and, following consummation of the Merger, the Company, (b) in the case of any other Term Facility, the Company and (c) in the case of any Revolving Facility, (i) initially, the Initial Borrower and, following consummation of the Merger, the Company and (ii) each Additional Borrower from time to time, and “Borrowers” means any two or more of them.

“Borrower Materials” has the meaning set forth in Section 5.01.

“Borrowing” means a borrowing consisting of Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“BPSC Services Agreement” means that certain Services Agreement dated as of February 21, 2013, among the Company, the subsidiaries of the Company thereto and any other subsidiaries or affiliates of the Company acceding to the same from time to time as services recipients on one hand, and Buckeye Pipe Line Services Company as provider on the other hand (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time in respect of services that are the same as or similar, reasonably related, complementary, corollary, incidental or ancillary thereto or reasonable extensions, developments or expansions thereof).

“Buckeye Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Company dated as of the Closing Date.

“Business Day” means any day other than (a) a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by law to close (b) if such day relates to a Borrowing of, a funding, a disbursement or settlement, a payment or prepayment of principal of or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan denominated in Dollars or a notice with respect to any of the foregoing, any day on which banks are not open for dealings in Dollar deposits in the London interbank market, and (c) if such day relates to a funding, a disbursement or settlement, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or Letter of Credit denominated in Euros or a notice with respect to any of the foregoing, any day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) payment system (which utilizes a single shared platform and which was launched on November 19, 2007) is not open for the settlement of payment in Euros, and (d) if such day relates to a funding, a disbursement or settlement, a payment or prepayment of principal of or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or Letter of Credit denominated in a currency other than Dollars or Euros, any day on which banks are not open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Captive Insurance Company” means a Wholly-Owned Subsidiary of the Company created solely for providing self-insurance for the Company and its Subsidiaries and engaging in no other activities other than activities ancillary thereto and necessary for the maintenance of corporate existence.

“Carve-out Suspension Provision” has the meaning set forth in Article VII.

“Cash Collateralize” means, in respect of any obligation, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars with the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“Cash Equivalents” means:

(a) Dollars, Canadian dollars, Japanese yen, Sterling, Euros or the national currency of any participating member of the European Union or, in the case of any Foreign Subsidiary, any local currencies held by it from time to time in the ordinary course of business and not for speculation;

(b) direct obligations of the U.S. or any member of the European Union or the United Kingdom or any agency thereof or obligations guaranteed by the U.S. or any member of the European Union or the United Kingdom or any agency thereof, in each case, with maturities not exceeding two years;

(c) time deposits, eurodollar time deposits, certificates of deposit and money market deposits, in each case, with maturities not exceeding one year from the date of acquisition thereof, and overnight bank deposits, in each case, with any commercial bank having capital, surplus and undivided profits of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(d) repurchase obligations for underlying securities of the types described in clause (b) or (c) above or clause (f) below entered into with a bank meeting the qualifications described in clause (c) above;

(e) commercial paper or variable or fixed rate notes maturing not more than two years after the date of acquisition issued by a corporation rated at least “P-2” by Moody’s or “A-2” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(f) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the U.S., or by any political subdivision or taxing authority thereof, having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(g) Indebtedness issued by Persons (other than the Sponsor) with a rating of at least “A-2” by Moody’s or “A” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency), in each case, with maturities not exceeding two years from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(h) Investments in money market funds with average maturities of 12 months or less from the date of acquisition that are rated “Aaa3” by Moody’s and “AAA” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above customarily utilized in the countries where any Restricted Subsidiary is located or in which such Investment is made;

(j) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (i) above;

(k) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (j) above; and

(l) in the case of any Foreign Subsidiary, investments of comparable tenure and credit quality to those described in the foregoing clauses (a) through (j) or other high quality short term investments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Agreement regardless of the treatment of such items under GAAP.

“Cash Management Bank” means any provider of Cash Management Services designated by the Company to the Administrative Agent in writing as a “Cash Management Bank”.

“Cash Management Obligations” means obligations owed by any Loan Party or any of their Restricted Subsidiaries to any Cash Management Bank in respect of or in connection with Cash Management Services and designated by the Cash Management Bank and the Company in writing to the Administrative Agent as “Cash Management Obligations” under this Agreement (which designation shall include such Cash Management Bank’s agreement to be bound by Section 9.01, Section 9.11 and the exculpatory provisions set forth in Article IX).

“Cash Management Services” means any treasury or cash management services (including, without limitation, controlled disbursement, automated clearing house transactions, return items, overdrafts and interstate depository network services), depository, pooling, netting, stored value card, purchase card (including so-called “procurement card” or “P-card”), debit card, credit card, Worldwide Interbank Financial Telecommunication transfers, operational foreign exchange management, dealer incentive, supply chain finance services (including, without limitation, trade payable services and supplier accounts receivables purchases) and similar services.

“Casualty Event” means any event that gives rise to the receipt by the Company or any Restricted Subsidiary of any insurance proceeds in respect of any real or personal property (including any improvements thereon) to replace or repair such real or personal property.

“Certain Funds Provisions” has the meaning given to such term in the Commitment Letter; provided that such term shall also be deemed to include clauses (B) and (C) of the first paragraph of Section 6 of the Commitment Letter.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means the occurrence of the following after the Closing Date:

(a) at any time prior to the consummation of a Qualified IPO, the Permitted Holders, taken together, cease to Beneficially Own, directly or indirectly, Voting Stock that would entitle such Person or group to vote Voting Stock representing, in the aggregate, at least 50% of the total voting power of the Voting Stock of the Company; or

(b) at any time after the consummation of a Qualified IPO, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any employee benefit plan of such Person and its subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, acquires Beneficial Ownership of Voting Stock of the Company representing (i) more than 35% of the total voting power of the Voting Stock of the Company and (ii) more than the total voting power of the Voting Stock of the Company that are at the time Beneficially Owned, directly or indirectly, by the Permitted Holders, taken together, provided that (A) as long as the Company is a Subsidiary of any Parent Entity, no Person shall be deemed to be or become a Beneficial Owner of more than 50% of the total voting power of the Voting Stock of the Company unless such Person shall be or become a Beneficial Owner of more than 50% of the total voting power of the Voting Stock of such Parent Entity and (B) any Voting Stock of which any Permitted Holder is the Beneficial Owner shall not in any case be included in the calculation of any Voting Stock of which any such Person or “group” first referred to above in this clause (b) (other than a Permitted Holder) is the Beneficial Owner; or

(c) any Additional Borrower is not a Wholly-Owned Subsidiary of the Company.

“Change in Law” means (a) the adoption of any applicable law, rule or regulation after the date of this Agreement, (b) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any Governmental Authority after the date of this Agreement, or (c) compliance by any Lender (or its Applicable Lending Office) or any Issuing Bank (or, for purposes of Section 2.17(b), by the Parent Company of such Lender or Issuing Bank, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that for purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, implemented or issued.

“Charge” means any charge, expense, cost, accrual, reserve or loss of any kind.

“Class” means, with respect to a Term Facility or a Revolving Facility, (a) when used with respect to Lenders, the Lenders under such Term Facility or Revolving Facility, as applicable, and (b) when used with respect to Loans, Commitments or Borrowings, Loans, Commitments or Borrowings under such Term Facility or Revolving Facility, as applicable.

“Closing Date” means November 1, 2019.

“Closing Date Additional Borrowers” has the meaning set forth in the introductory paragraph hereof.

“Closing Date Refinancing” means the repayment, redemption, defeasance, discharge, refinancing or termination of the debt with respect to which section 5.04(e) of the Merger Agreement requires the delivery of a payoff letter (for the avoidance of doubt, excluding any Existing Letters of Credit).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means the “Collateral” as defined in the Collateral Agreement and also includes all other property that is subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Security Document.

“Collateral Agent” means Credit Suisse AG, Cayman Islands Branch, in its capacity as Collateral Agent for itself and the other Secured Parties, and any duly appointed successor in that capacity.

“Collateral Agreement” means the Guarantee and Collateral Agreement dated as of the Closing Date, among the Company, the Guarantors and the Collateral Agent in the form of Exhibit C or any other form approved by the Administrative Agent.

“Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operable.

“Commitment” means a Term Commitment or a Revolving Commitment, or any combination thereof (as the context shall permit or require).

“Commitment Fee” has the meaning set forth in Section 2.13(b).

“Commitment Letter” means that certain commitment letter dated as of May 10, 2019, executed originally by Credit Suisse Loan Funding LLC, Credit Suisse AG, Cayman Islands Branch, Goldman Sachs Bank USA, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and accepted by the Initial Borrower, as amended and restated as of May 31, 2019, by and among Credit Suisse Loan Funding LLC, Credit Suisse AG, Cayman Islands Branch, Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A., BofA Securities, Inc., Canadian Imperial Bank of Commerce, New York Branch, MUFG Bank, Ltd., National Australia Bank Limited, SunTrust Bank, SunTrust Robinson Humphrey, Inc., The Toronto-Dominion Bank, New York Branch, and TD Securities (USA) LLC and the Initial Borrower.

“Company” has the meaning set forth in the introductory paragraph hereof.

“Compliance Certificate” means a certificate from a Responsible Officer of the Company in the form of, and containing the certifications set forth in, Exhibit 5.01(c) (or such other form as reasonably satisfactory to the Administrative Agent and the Company).

“Condemnation” means any taking by a government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased, without duplication, other than with respect to clauses (a)(xii) and (a)(xxi) below, to the extent deducted in computing Consolidated Net Income, by the following items of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP:

(i) Consolidated Interest Expense; plus

(ii) taxes and any provision for taxes, including based on gross receipts, income, profits or capital, franchise, excise, commercial activity, unitary or similar taxes, property taxes, foreign withholding taxes, unreimbursed value added taxes, state taxes in lieu of business fees, payroll tax credits, income tax credits and similar tax credits, including (A) penalties and interest and (B) tax distributions made to any direct or indirect holders of Equity Interests of such Person in respect of any such taxes attributable to such Person and/or its Restricted Subsidiaries which will be included as though such amounts had been paid as income taxes directly by such Person; plus

(iii) depreciation and amortization Charges, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees and expenses, capitalized expenditures (including all expenditures (whether paid in cash or accrued as liabilities) in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs), customer acquisition costs and incentive payments, conversion costs and contract acquisition costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; plus

(iv) [reserved]

(v) non-cash Charges, including any write-offs or write-downs; provided that if any such non-cash Charge represents an accrual or reserve for potential cash items in any future period, (A) the Company may determine not to add back such non-cash item in the current period and (B) to the extent the Company decides to add back such non-cash Charge, the cash payment in respect thereof in such future period will be subtracted from Consolidated Adjusted EBITDA in such future period), including the following: (1) expenses in connection with, or resulting from, stock option plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other similar rights and (2) currency translation losses related to changes in currency exchange rates (including re-measurements of Indebtedness (including intercompany Indebtedness) and any net loss resulting from Hedging Transactions for currency exchange risk); plus

(vi) unusual, extraordinary or non-recurring items, whether or not classified as such under GAAP; plus

(vii) Charges related to or incurred in connection with: (A) restructuring (including restructuring Charges, whether or not classified as such under GAAP), severance, relocation, consolidation, integration or other similar items, (B) strategic initiatives, business optimization (including costs and expenses relating to business optimization programs) and new systems design and implementation, as well as consulting fees and any one-time expense relating to enhanced accounting function, (C) business or facilities (including greenfield facilities) start-up, opening, pre-opening, transition, consolidation, shut-down and closing, (D) signing, retention and completion bonuses, (E) severance, relocation or recruiting, (F) public company registration, listing, compliance, reporting and related expenses, (G) litigation (including threatened litigation), any investigation or proceeding (or any threatened investigation or proceeding) by a regulatory, governmental or law enforcement body (including any attorney general), legal settlements, fines, judgments and/or orders, and (H) Casualty Events, Condemnations, or Asset Sales or other Dispositions outside the ordinary course of business; plus

(viii) all (A) Charges relating to the Transactions, (B) Charges (including diligence and integration costs) incurred in connection with (1) Investments in any Person, acquisitions of the Equity Interests of any Person, acquisitions of all or a material portion of the assets of any Person or constituting a line of business of any Person, and financings related to any of the foregoing or to the capitalization of any Subsidiary Loan Party or any Restricted Subsidiary, recapitalizations, mergers, option buyouts and the incurrence, modification or repayment of Indebtedness permitted to be incurred under the Loan Documents (including any Permitted Refinancing Indebtedness in respect thereof) or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions or (2) other transactions that are out of the ordinary course of business of such Person and its Restricted Subsidiaries (in each case of clauses (1) and (2), including transactions considered or proposed but not consummated), including equity issuances, Investments, acquisitions, Dispositions, recapitalizations, mergers, option buyouts and the incurrence, modification or repayment of Indebtedness (including all consent fees, premium and other amounts payable in connection therewith) and (C) non-operating or non-recurring professional fees, costs and expenses; plus

(ix) items reducing Consolidated Net Income to the extent (A) covered by a binding indemnification or refunding obligation or insurance to the extent actually paid or reasonably expected to be paid, (B) paid or payable (directly or indirectly) by a third party that is not a Loan Party or a Restricted Subsidiary (except to the extent such payment gives rise to reimbursement obligations) or with the proceeds of a contribution (other than any Excluded Contribution) to equity capital of such Person by a third party that is not a Loan Party or a Restricted Subsidiary or (C) such Person is, directly or indirectly, reimbursed for such item by a third party; plus

(x) the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities, Charges and expenses paid, payable or accrued; plus

(xi) the effects of purchase accounting, fair value accounting or recapitalization accounting (including the effects of adjustments pushed down to such Person and its Subsidiaries) and the amortization, write-down or write-off of any such amount; plus

(xii) the proceeds of business interruption insurance actually received or reasonably expected to be received; plus

(xiii) minority interest expense, consisting of income attributable to equity interests held by third parties in any Restricted Subsidiary that is not a Wholly-Owned Subsidiary; plus

(xiv) all expenses or deductions attributable to minority interests of third parties in any Restricted Subsidiary that is not a Wholly-Owned Subsidiary; plus

(xv) all Charges in connection with the rollover, acceleration or payout of Equity Interests held by officers or employees and all Charges related to payments made to holders of options or other derivative Equity Interests of such Person or any direct or indirect parent thereof in connection with, or as a result of, any distribution being made to equity holders of such Person or any direct or indirect parent thereof, including (A) payments made to compensate such holders as though they were equity holders at the time of, and entitled to share in, such distribution, and (B) all dividend equivalent rights owed pursuant to any compensation or equity arrangement; plus

(xvi) Charges resulting from the payment or accrual of indemnification or refunding provisions, earn-outs and contingent consideration obligations, bonuses and other compensation paid to employees, payments in respect of dissenting shares, and purchase price adjustments, in each case, made in connection with an Investment or Acquisition not prohibited by the terms of the Loan Documents; plus

(xvii) any losses from abandoned, closed, disposed or discontinued operations or operations that are anticipated to become abandoned, closed, disposed or discontinued; plus

(xviii) any Charges (including any payroll taxes) incurred by such Person or its Restricted Subsidiaries pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement (including as a result of curtailments or modifications to pension and post-retirement employee benefit plans) or any stock subscription, stockholders or partnership agreement and any payments in the nature of compensation or expense reimbursement made to independent board members; plus

(xix) the amount of loss or discount on a sale of receivables, securitization assets and other related assets in connection with a securitization transaction or Receivables Financing or Intermediation Facility; plus

(xx) the cumulative effect of a change in accounting principles; plus

(xxi) pro forma “run rate” synergies, cost savings, operating expense reductions, restructuring Charges, strategic initiatives, purchasing improvements and operational improvements that are reasonably identifiable and factually supportable (in the good faith determination of the Company) related to (A) the Transactions, (B) any Asset Sale, Acquisition, Investment, disposition, operating improvement, restructuring, cost saving initiative and/or other initiatives and actions (including the renegotiation of any contract and/or other arrangement) and any specified transaction consummated prior to or on the Closing Date, and (C) any Asset Sale, Acquisition, Investment, disposition, operating improvement, restructuring, cost saving initiative and/or other initiatives or actions (including the renegotiation of any contract and/or other arrangement) and any specified transaction consummated after the Closing Date, in each case, that are projected by the Company in good faith to result from actions taken, committed to be taken or expected to be taken no later than 36 months after the end of such period (which amounts will be determined by the Company in good faith and calculated on a Pro Forma Basis as though such amounts had been realized on the first day of the period for which Consolidated Adjusted EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; plus

(xxii) any Charges in connection with any single or one-time event, including, without limitation, (A) any Charge in connection with the Transactions or acquisitions or similar investments after the Closing Date, (B) the consolidation, closing or reconfiguration of any facility and (C) one-time consulting costs; plus

(xxiii) any other add-back or adjustment reflected in, or of the type set forth in, any quality of earnings report or any financial due diligence report prepared by a nationally-recognized accounting or financial advisory firm with respect to the Company or any of its Subsidiaries (which add-backs or adjustments shall not, for the avoidance of doubt, be limited to any time periods in respect of which such add-backs or adjustments were reflected therein); plus

(xxiv) costs of surety bonds incurred in such period in connection with financing activities; plus

(xxv) interest income on fiduciary funds and shareholder loans; and

(b) decreased, without duplication, by the following items of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP:

(i) any non-cash items increasing Consolidated Net Income, excluding any non-cash gain that represents the reversal of any accrual of, or cash reserve for, anticipated cash Charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated Adjusted EBITDA in accordance with this definition); plus

(ii) any net income from disposed or discontinued operations (excluding held for sale discontinued operations until actually disposed of); plus

(iii) unusual, extraordinary or non-recurring gains,

in each case, as determined on a consolidated basis for such Person and its Restricted Subsidiaries on a Pro Forma Basis.

For the avoidance of doubt, to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated Adjusted EBITDA for any period any adjustments resulting from the application of ASC 815 and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP.

“Consolidated Cash Interest Expense” means, with respect to any Person for any period, the cash Consolidated Interest Expense of the Company and the Restricted Subsidiaries for such period, including all cash commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financings and net cash costs under Hedging Transactions, but excluding:

(a) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting);

(b) any fees (including any periodic agency fees) and expenses associated with the Transactions, any Asset Sale or other Disposition, Acquisition, Investment, equity issuances or debt issuances (in each case, whether such transaction is consummated or not);

(c) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Transactions or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging;

(d) any one-time cash costs associated with breakage in respect of Hedging Transactions for interest rates;

(e) commissions, discounts, yield, make whole premium and other fees and charges (including any interest expense) incurred in connection with any Receivables Financing or Intermediation Facility;

(f) any “additional interest” owing pursuant to a registration rights agreement with respect to any securities;

(g) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including, without limitation, any Indebtedness issued in connection with the Transactions;

(h) penalties and interest relating to taxes;

(i) accretion or accrual of discounted liabilities not constituting Indebtedness;

(j) interest expense attributable to a direct or indirect Parent Entity resulting from pushdown accounting;

(k) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting;

(l) pay-in-kind interest expense of the Company and the Restricted Subsidiaries payable pursuant to the terms of the agreements governing such debt for borrowed money;

(m) commissions, discounts, yield and other fees and charges (including any interest expense) related to any inventory financing agreement;

(n) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any Acquisition or Investment not prohibited by the terms of the Loan Documents; and

(o) any other non-cash items included in determining Consolidated Interest Expense,

in each case, as calculated on a consolidated basis in accordance with GAAP, provided that only cash interest items shall be taken into account in determining Consolidated Cash Interest Expense for the purposes of this definition.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a) the aggregate interest expense of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP, to the extent such expense was deducted in computing Consolidated Net Income (including (i) pay-in-kind interest payments; (ii) amortization of original issue discount; (iii) the interest component of Capital Lease Obligations and Attributable Debt; (iv) net payments and receipts (if any) pursuant to Hedging Transactions relating to interest rates (other than in connection with the early termination thereof); (v) all amortization and write-offs of deferred financing fees; (vi) debt issuance costs; (vii) debt discount, commissions, fees, premium and expenses and expensing of any bridge, commitment or other financing fees; (viii) all discounts, commissions, yield, make whole premium, fees and other charges and expenses associated with any Receivables Financing or Intermediation Facility; (ix) all commissions, discounts, yield and other fees, charges and expenses owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and Receivables Financings and/or Intermediation Facilities; (x) all interest paid or payable with respect to discontinued operations; (xi) all interest on any Indebtedness that is (A) Indebtedness of others secured by any Lien on property owned or acquired by the referent Person or its Restricted Subsidiaries, whether or not the obligations secured thereby have been assumed or (B) contingent obligations in respect of Indebtedness; and (xii) consolidated capitalized interest of the referent Person or its Restricted Subsidiaries for such period, whether paid or accrued); provided that such interest expense shall be calculated after giving effect to Hedging Transactions related to interest rates (including associated costs) but excluding any non-cash interest expense or unrealized gains or losses attributable to the movement in the mark-to-market valuation of Hedging Obligations; plus

(b) consolidated capitalized interest of the referent Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(c) any amounts paid or payable in respect of interest on Indebtedness the proceeds of which have been contributed to the referent Person and that has been Guaranteed by the referent Person;

provided that when determining Consolidated Interest Expense in respect of any four-quarter period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense will be calculated by multiplying the aggregate Consolidated Interest Expense accrued since the Closing Date by 365 and then dividing such product by the number of days from and including the Closing Date to and including the last day of such period. For purposes of this definition, interest on Capital Lease Obligations or Attributable Debt will be deemed to accrue at the interest rate reasonably determined by the Company to be the rate of interest implicit in such Capital Lease Obligations or Attributable Debt, as applicable, in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (or loss) attributed to such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock (other than Disqualified Stock) dividends; provided that there shall be excluded from Consolidated Net Income (to the extent otherwise included therein):

(a) extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transactions or any multi-year strategic initiatives or any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, integration and facility opening costs and other restructuring and business optimization expenses (including related to strategic or cost savings initiatives), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, other executive recruiting and retention costs, transition costs, costs related to closure/consolidation of facilities or other locations (including through any acquisition), one-time compensation charges and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments);

(b) the cumulative effect of a change in accounting principles and changes as a result of adoption or modification of accounting policies;

(c) the fees and expenses related to the Transactions;

(d) the net income for such period of any Person that is an Unrestricted Subsidiary and any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) by such Person to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(e) any Charges (including any transaction fee or retention bonus or similar payment but excluding depreciation or amortization expense) incurred during such period, or any amortization thereof for such period, in connection with any Qualified IPO, Acquisition, Investment, restructuring, recapitalization, Disposition, Asset Sale, issuance or repayment of Indebtedness, Restricted Payment, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument and any Permitted Refinancing Indebtedness in respect thereof (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any Charges or non-recurring costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification Topic 805—Business Combinations and gains or losses associated with FASB Accounting Standards Codification Topic 460—Guarantees);

(f) any income (or loss) for such period attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid),

(g) accruals and reserves, contingent liabilities and any gains or losses on the settlement of any preexisting contractual or non-contractual relationships that are established or adjusted as a result of the Transactions in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs) or changes as a result of the adoption or modification of accounting policies during such period;

(h) any non-cash compensation charge or expense, including any such charge related to earn-outs or similar arrangements or arising from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, phantom equity, stock options, profits interest, restricted stock, restricted units or other rights to officers, directors, managers, employees or non-employees, any cash charges associated with the acceleration or payout of Equity Interests by management or other employees of the Company, any of its Restricted Subsidiaries or any Parent Entity in connection with the Transactions or any Services Company in connection with the BPSC Services Agreement, in each case, including any expense resulting from the application of ASC 718;

(i) any income (or loss) attributable to deferred compensation plans or trusts;

(j) any gain (or loss) (less all fees and expenses relating thereto) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of);

(k) any non-cash gain (or non-cash loss) attributable to the mark-to-market movement in the valuation of Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification Topic 825—Financial Instruments; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period;

(l) any non-cash gain (or non-cash loss) related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Hedging Obligations for currency exchange risk and revaluations of intercompany balances and other balance sheet items);

(m) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made);

(n) any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities) or as a result of a change in law or regulation, in each case pursuant to ASC 350 and Financial Accounting Standards Codification Topic 360—Impairment and Disposal of Long-Lived Assets (ASC 360) (formerly Financial Accounting Standards Board Statement No. 144) or relating to investments in debt or equity securities and the amortization of intangibles arising pursuant to ASC 805;

(o) solely for the purpose of determining the amount available for Restricted Payments under Section 7.04(a) and Investments under Section 7.05(ww), the net income for such period of any Restricted Subsidiary (other than any Subsidiary Loan Party) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior Governmental Approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its Organization Documents or any Contractual Obligation or Governmental Requirements applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions (i) has been legally waived or released (or the Company reasonably believes such restriction could be waived or released and is using commercially reasonable efforts to pursue such waiver or release), (ii) is imposed pursuant to this Agreement, or (iii) arises pursuant to Contractual Obligation if the encumbrances and restrictions contained in any such Contractual Obligation taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in this Agreement (as determined by the Company in good faith); provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein; provided further the Consolidated Net Income attributable to the Bahamas Group shall not be excluded from Consolidated Net Income of the Company by virtue of this clause (o), except that during any period starting with the 30th day after the applicable Governmental Authority has disapproved of the payment of a dividend or similar distribution intended to be made by the Bahamas Group (assuming such disapproval has not been withdrawn, reversed or superseded by an approval of such payment on or prior to such 30th day), and ending on the earlier of (A) the date that such disapproval has been withdrawn, reversed or superseded by an approval of such payment and (B) the date that the payment of another dividend or similar distribution by the Bahamas Group has been approved by the applicable Governmental Authority, the Consolidated Net Income attributable to the Bahamas Group, unless otherwise agreed to by the Required Lenders, shall be reduced immediately and in full, which reduction shall be effective until such period has concluded (it being understood that the Required Lenders may agree to reductions only in part or pursuant to a schedule);

(p) any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions or any Acquisition, or the release of any valuation allowance related to such item;

(q) costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Public Company costs;

(r) adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements required or permitted by Financial Accounting Standards Codification Topic 805—Business Combinations and Topic 350—Intangibles Goodwill and Other (ASC 805 and ASC 350) (formerly Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) resulting from the application of purchase accounting, including in relation to the Transactions, any Acquisition consummated prior to the Closing Date and any other Acquisition (by merger, consolidation, amalgamation or otherwise) or other Investment or the amortization or write-off of any amounts thereof; and

(s) to the extent covered by insurance or indemnification and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is (i) not denied by the applicable carrier or indemnifying party in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of the determination by the Company that there exists such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses and expenses with respect to liability or Casualty Events or business interruption.

There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries), as a result of the Transactions, any Acquisition consummated prior to the Closing Date and any other Acquisition (by merger, consolidation, amalgamation or otherwise) or other Investment or the amortization or write-off of any amounts thereof.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include the amount of proceeds received or, so long as such Person has made a determination that there exists reasonable evidence that such amount (a) is not denied by the applicable carrier or indemnifying party in writing within 180 days and (b) will in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any Acquisition or Investment or any Disposition permitted under this Agreement.

“Consolidated Net Tangible Assets” means as of any date of determination, the total assets of the Company and the Restricted Subsidiaries as set forth on a consolidated balance sheet of the Company and the Restricted Subsidiaries for their most recently completed Test Period, prepared in accordance with GAAP, after deducting therefrom: (a) all current liabilities, excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term Indebtedness; and (b) the book value (net of any applicable reserves and accumulated amortization) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a Pro Forma Basis would be set forth, on the consolidated balance sheet of the Company and its Restricted Subsidiaries for their most recently completed Test Period, prepared in accordance with GAAP.

“Consolidated Total Funded Debt” means, on any date of determination, (a) the sum (without duplication) of all third party Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capital Lease Obligations, Indebtedness for borrowed money and purchase money Indebtedness of the Company and its Restricted Subsidiaries, in each case, determined on a consolidated basis in accordance with GAAP based upon the financial statements for the most recent Test Period as of the date of determination, calculated on a Pro Forma Basis (but excluding, for the avoidance of doubt, all earn-out obligations and all deferred purchase price obligations unless not paid after such amounts have become due and payable), as such amount may be adjusted to reflect the effect (as determined by the Company in good faith) of any Hedging Transaction entered into in respect of the currency exchange risk relating to such Indebtedness, calculated on a mark-to-market basis, minus (b) the aggregate amount of all Unrestricted Cash of the Company and its Restricted Subsidiaries as of such date.

“Contractual Obligation” of any Person means any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than the Sponsor, which directly or indirectly controls, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other Persons.

“Corpus Christie Terminals” means each of the following terminals:

(a) Corpus Christi, TX (Buckeye Texas Hub) Terminal located at 7002 Marvin L. Berry Road, Corpus Christi, Texas 78409 and owned by Buckeye Texas Hub LLC as of the date of this Agreement;

(b) Corpus Christi, TX (Buckeye Texas Processing) Terminal and Processing Facility located at 7349 Up River Road, Corpus Christi, Texas 78409 and owned by Buckeye Texas Processing LLC as of the date of this Agreement;

(c) Corpus Christi, TX (Buckeye Texas Processing) Terminal and Processing Facility located at 1501 Southern Minerals Road, Corpus Christi, Texas 78409 and owned by Buckeye Texas Processing LLC as at the date of this Agreement; and

(d) Corpus Christi, TX Property located at Intersection of Texas State Highway 44 and Texas Farm-to-Market Road 3386, Corpus Christi, Texas 78380 and owned by Corpus Fuels LLC.

“Corpus Christie Terminals Title Report” means a title report for each of the Corpus Christie Terminals.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Agreement Refinancing Indebtedness” means secured or unsecured Indebtedness of the Company or, in the case of Revolving Commitments or Revolving Loans borrowed by a Borrower other than the Company, one or more other Borrowers, in the form of one or more series of term loans (whether secured or unsecured), revolving commitments (and corresponding revolving loans), senior notes (whether secured or unsecured), or junior lien notes, provided that:

(a) such Indebtedness is incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part (and such exchange, extension, renewal, replacement or refinancing occurs substantially concurrently with, or within one Business Day of, such incurrence or obtainment), Indebtedness (the “Refinanced Debt”) that is existing Term Loans, Revolving Loans, Revolving Commitments or other Credit Agreement Refinancing Indebtedness;

(b) the original aggregate principal amount (or accreted value, if applicable) of such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Debt (plus the amount of unpaid accrued or capitalized interest and premiums thereon (including tender premiums), underwriting discounts, defeasance costs, fees, commissions and expenses in connection therewith) and any unutilized commitments in respect of such Refinanced Debt;

(c) other than with respect to Customary Bridge Loans, the final maturity date of such Credit Agreement Refinancing Indebtedness is not earlier than the maturity date of the Refinanced Debt at the time of incurrence thereof;

(d) other than with respect to Customary Bridge Loans, the Weighted Average Life to Maturity of such Indebtedness is equal to or longer than the remaining Weighted Average Life to Maturity of the Refinanced Debt at the time of incurrence thereof; provided that, notwithstanding the foregoing, such Credit Agreement Refinancing Indebtedness may amortize at a rate of up to 1.00% per annum of the original principal amount of such Credit Agreement Refinancing Indebtedness;

(e) (i) if such Indebtedness is Junior Secured Debt, it shall not be refinanced by Pari Passu Secured Debt, (ii) if such Indebtedness is Guaranteed Debt, it shall not be refinanced by Pari Passu Secured Debt or Junior Secured Debt, and (iii) if such Indebtedness is Unsecured Debt, it shall not be refinanced by Pari Passu Secured Debt, Junior Secured Debt or Guaranteed Debt;

(f) if such Indebtedness is Pari Passu Secured Debt or Junior Secured Debt, it shall be subject to an Acceptable Intercreditor Agreement; and

(g) subject to the preceding clauses (a) through (f) above, such Indebtedness shall be on terms (including pricing, interest rate margins, rate floors, discounts, fees, premiums and optional prepayment or redemption terms) and pursuant to documentation to be determined by the applicable Borrower(s) and the lenders thereunder;

provided, further, that other than the requirements set forth above in this definition, no Credit Agreement Refinancing Indebtedness shall be subject to any restriction (including any “most favored nation” pricing provisions). Indebtedness constituting Credit Agreement Refinancing Indebtedness will not cease to constitute Credit Agreement Refinancing Indebtedness as a result of the subsequent extension of the Latest Maturity Date after the date of original incurrence thereof.

“Credit Extension” means, as the context may require, (a) the making of a Loan by any Lender or (b) the issuance of any Letters of Credit, or the amendment or extension of any outstanding Letter of Credit, by the Issuing Bank.

“Cure Expiration Date” has the meaning set forth in Section 8.02.

“Cure Right” has the meaning set forth in Section 8.02.

“Currency Conversion Date” has the meaning set forth in Section 10.19(a).

“Customary Bridge Loans” means customary bridge loans with a maturity date of no longer than one year that provides for an automatic extension or conversion into permanent loans or notes; provided that (a) the Weighted Average Life to Maturity of any loan or note which is exchanged for or otherwise replaces such bridge loans (including by way of automatic conversion) is not shorter than the Weighted Average Life to Maturity of the then existing Term Loans (or, in the case of Credit Agreement Refinancing Indebtedness, the applicable Refinanced Debt) at the time of incurrence of such bridge loans, and (b) the final maturity date of any loan or note which is exchanged for or otherwise replaces such bridge loans (including by way of automatic conversion) is not earlier than the Latest Maturity Date of the Term Loans (or, in the case of Credit Agreement Refinancing Indebtedness, the applicable Refinanced Debt) on the date of the incurrence of such bridge loans.

“Debt Fund Affiliate” means:

(a) any Affiliate of the Sponsor that is a bona fide bank, debt fund, distressed asset fund, hedge fund, mutual fund, insurance company, financial institution or an investment vehicle that is engaged in the business of investing in, acquiring or trading commercial loans, bonds and similar extensions of credit in the ordinary course, in each case, that is not organized primarily for the purpose of making equity investments;

(b) any Affiliate, division or internal group of a Permitted Holder that has the principal purpose of investing in, acquiring or trading commercial loans, bonds or similar extensions of credit in the ordinary course, and

(c) any investment fund or account of a Permitted Holder managed by third parties (including by way of a managed account, a fund or an index fund in which a Permitted Holder has invested) or a division or internal group within a Permitted Holder that is not organized or used primarily for the purpose of making equity investments, in each case, with respect to which the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“Debt Representative” means, with respect to any Indebtedness that is secured on a pari passu basis with, or on a junior basis to, the Facilities, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Declining Lender” has the meaning set forth in Section 2.26.

“Default” means any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” has the meaning set forth in Section 2.12(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, constitutes a Lender Default.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon consummation of a Delaware LLC Division.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Disposition” means:

(a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company or any Restricted Subsidiary;

(b) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions; and

(c) any Event of Loss.

“Disqualified Institution” means:

(a) any Person that is a competitor of the Company or any of its Subsidiaries and identified by the Company in writing to the Lead Arrangers on or prior to the Closing Date;

(b) any Person that is a competitor of the Company or any of its Subsidiaries and identified by the Company in writing to the Administrative Agent from time to time after the Closing Date; and

(c) together with any Affiliates of such competitors described in the foregoing clauses (a) and (b) that are (i) reasonably identifiable as such on the basis of such Affiliate’s name or (ii) otherwise identified in writing by the Company to the Administrative Agent from time to time (other than any such Affiliate that is a bank, financial institution or fund that regularly invests in commercial loans or similar extensions of credit in the ordinary course of business and for which no personnel involved with the relevant competitor (i) participate in making investment decisions or recommendations or (ii) have access to Non-Public Information relating to the Company or any Person that forms part of the Company’s business (including its Subsidiaries)).

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are redeemable or exchangeable at the option of the holder thereof), or upon the happening of any event or condition:

(a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale are subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments);

(b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part;

(c) provide for the scheduled payments of dividends in cash; or

(d) either mandatorily or at the option of the holders thereof, are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the earlier of: (i) the Latest Maturity Date of the Term Loans at the time of issuance thereof and (ii) the Termination Date;

provided that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or any Services Company or by any such plan to such employees, such Equity Interests will not constitute Disqualified Stock solely because they may be required to be repurchased by Company or any of its Subsidiaries or any Services Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that is not Disqualified Stock will not be deemed to be Disqualified Stock.

“Distressed Person” has the meaning set forth in the definition of “Lender-Related Distress Event”.

“Dollar” and the sign “$” means lawful money of the United States.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amounts in Euros, Sterling or any other Alternative Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.07 using the Exchange Rate with respect to Euros, Sterling or such other Alterative Currency at the time in effect under the provisions of Section 1.07 (except as otherwise expressly provided herein).

“Domestic Subsidiary” means any Subsidiary of the Company that is organized under the laws of the United States or any political subdivision thereof, and “Domestic Subsidiaries” means any two or more of them. Unless otherwise indicated in this Agreement, all references to Domestic Subsidiaries means Domestic Subsidiaries of the Company.

“Dutch Auction” means an auction of Term Loans conducted (a) pursuant to Section 10.04(r) to allow an Affiliated Lender to acquire Term Loans at a discount to par value and on a pro rata basis; or (b) pursuant to Section 10.04(v) to allow a Purchasing Borrower Party to prepay Term Loans at a discount to par value and on a pro rata basis within a Class of Term Loans, in each case, in accordance with the applicable Dutch Auction Procedures.

“Dutch Auction Procedures” means, with respect to a purchase of Term Loans in a Dutch Auction, Dutch auction procedures as reasonably agreed upon by the applicable Affiliated Lender or Purchasing Borrower Party, as the case may be, and the Administrative Agent; provided that the Administrative Agent shall have no obligation to act as the manager in any Dutch Auction and any such Dutch Auction may instead be managed by any other bank or another investment bank of recognized standing selected by the Company in consultation with the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or clause (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts Receivable” means, as of any date of determination, all Accounts Receivable of the Merchant Service Companies and their Subsidiaries valued at the then invoiced but outstanding unpaid balance thereof as of such date as to which the following requirements have been fulfilled:

(a) such Account Receivable arises from the conduct of the energy-related businesses (other than power) of any Merchant Service Company or its Subsidiaries;

(b) a Merchant Service Company or one of its Subsidiaries has lawful and absolute title to such Account Receivable, and such Account Receivable is not subject to any Liens other than Permitted Liens;

(c) such Account Receivable is a valid, legally enforceable obligation of the party who is obligated under such Account Receivable;

(d) the aggregate amount of all Accounts Receivable included as Eligible Accounts Receivable due from a particular Account Debtor shall be reduced by the amount that is, or which the relevant Merchant Service Company and its Subsidiaries have a reasonable basis to believe may be, subject to any dispute, offset, counterclaim or other claim or defense on the part of such Account Debtor;

(e) such Account Receivable has been invoiced with net terms no longer than 30 days, and such Account Receivable is not more than 30 days past due; provided, further, that, an “Eligible Account Receivable” shall include any Account Receivable for which an extension of three days or less has been granted by the applicable Merchant Service Company or its applicable Subsidiary if such Account Receivable has been paid during the period of such extension;

(f) such Account Receivable complies with all applicable Requirements of Law to which the Merchant Service Companies and their Subsidiaries are subject;

(g) such Account Receivable is reduced by any prepayment or, without duplication, cash margin deposit;

(h) if the Account Debtor of such Account Receivable is a debtor under Chapter 11 of the United States Bankruptcy Code (a “Chapter 11 Debtor”), then such Account Receivable arose after the commencement of the bankruptcy case (the “Petition Date”) of such Account Debtor or has been assumed by such Account Debtor;

(i) at the time of the sale giving rise to such Account Receivable, the Account Debtor is not in contractual default on any other obligations to the Merchant Service Companies and their Subsidiaries (other than any amounts subject to a good faith dispute under the applicable contract and any Account Debtor that is a Chapter 11 Debtor solely with respect to contractual defaults that occurred prior to the Petition Date of such Account Debtor) and the Merchant Service Companies and their Subsidiaries have no other reason to anticipate that any such prior Indebtedness or newly arising Indebtedness of such Account Debtor will not be paid when due; and

(j) the Account Debtor obligated on such Account Receivable (i) has not admitted in writing its inability to pay its debts generally or made a general assignment for the benefit of its creditors, (ii) has not instituted or had instituted against it a proceeding seeking to adjudicate it a debtor, bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official of it or for any substantial part of its property, and (iii) has not taken any corporate action to authorize any of the foregoing, unless in each case such Account Receivable arose after the Petition Date of such Account Debtor or has been assumed by such Account Debtor.

“Eligible Inventory” means (a) inventories of Petroleum Products in which the Merchant Service Companies and their Subsidiaries have lawful and absolute title, which are not subject to any Lien in favor of any Person (other than Permitted Liens), minus (without duplication) the amount of any Permitted Liens on such inventory and (b) inventory to be delivered to the Merchant Service Companies for which title has not yet passed to the Merchant Service Companies as of such date of determination, to the extent the Merchant Service Companies have paid in cash the purchase price; provided that with respect to the inventory described in this clause (b), (i) but for the passing of title to the Merchant Service Companies, such inventory would fulfill the requirements of the immediately preceding clause (a), (ii) the Merchant Service Companies shall have the absolute and unqualified contractual right to obtain such inventory and (iii) (A) the purchase price of such inventory must have been prepaid and (B) such inventory must be scheduled to commence transfer of title of such inventory to the Merchant Service Companies within three Business Days of the effective prepayment date.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters but only to the extent such health and safety matters arise out of exposure to Hazardous Materials, as now or hereafter in effect.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Company or any Restricted Subsidiary resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement in writing pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” means the contribution to the Initial Borrower or a direct or indirect parent of the Initial Borrower of cash (with any such cash contributed to a direct or indirect parent of the Initial Borrower being subsequently contributed as cash to the Initial Borrower) and/or retained or rollover equity in exchange for common equity (or qualified preferred equity or other equity or instruments, in either case, reasonably acceptable to the Lead Arrangers) of the Initial Borrower or a direct or indirect parent of the Initial Borrower, which contribution shall be made by the Sponsor and certain other equity investors (which may include members of the Company’s (and its affiliates) management and existing direct and indirect equity holders of the Company) arranged by or designated by the Sponsor (provided that the Sponsor will control, and own at least a majority of the equity or ownership interests in, the Initial

Borrower on the Closing Date) on or before the Closing Date and shall be in an aggregate amount of not less than 35.0% of the sum of (a) the aggregate gross proceeds of the Revolving Loans borrowed on the Closing Date (excluding Letters of Credit, Revolving Loans borrowed to cash collateralize letters of credit issued for the account of the Company or any of its subsidiaries or their respective businesses, Revolving Loans borrowed to fund any original issue discount, upfront fees or similar amounts as agreed with the Lead Arrangers in the Commitment Letter and Revolving Loans borrowed to fund working capital needs of the Company and its Subsidiaries as of the Closing Date), (b) the aggregate gross proceeds of the Term Loans borrowed on the Closing Date and the aggregate gross proceeds of any debt security issued in lieu of the Term Facility (in each case, excluding Loans borrowed or securities issued to fund any original issue discount, upfront fees or similar amounts as agreed with the Lead Arrangers in the Commitment Letter), (c) the aggregate principal amount of Existing Notes outstanding as of the Closing Date and (d) the amount of such cash and/or retained or rollover equity contributed, in each case, on or prior to the Closing Date.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with the Company or any of its Restricted Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA with respect to a Pension Plan (other than an event as to which the PBGC has waived the requirement of Section 4043(a) of ERISA that it be notified of such event); (b) any failure to make a required contribution to any Pension Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or failure to satisfy the minimum funding standard set forth in Section 412 of the Code and Section 303 of ERISA, whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 303 of ERISA with respect to any Pension Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Pension Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (c) any incurrence by the Company, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Pension Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (d) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (e) any incurrence by the Company, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan, or the receipt by the Company, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (f) any receipt by the Company, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from the Company, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (g) any filing of a notice of intent to terminate any Pension Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Pension Plan, or the termination of any Pension Plan under Section 4041(c) of ERISA.

“ESOP” means that certain Buckeye Pipe Line Services Company Employee Stock Ownership Plan, as amended and restated effective January 1, 2016 and further amended, effective April 1, 2018 (as further amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro”, “EUR” and the sign “€” means the lawful currency of the Participating Member States.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Loan” means a Loan that bears interest at a rate based on the Adjusted LIBO Rate.

“Eurodollar Reserve Percentage” means the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards, if necessary, to the next 1/100 of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without the benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” has the meaning set forth in Section 8.01.

“Event of Loss” means, with respect to any asset or property of the Company and its Restricted Subsidiaries, any (a) Casualty Event, (b) Condemnation or seizure (other than pursuant to foreclosure or confiscation or requisition of the use of such asset or property) or (c) settlement in lieu of clause (b) above, in each case, (i) individually having a Fair Market Value in excess of the greater of (A) $20,000,000 and (B) 2.0% of Consolidated Adjusted EBITDA as of the then most recently ended Test Period and (ii) in an aggregate having a Fair Market Value in excess of the greater of (A) $100,000,000 and (B) 10% of Consolidated Adjusted EBITDA as of the then most recently ended Test Period (and thereafter only net cash proceeds in excess of such amount shall be applied in compliance with Section 2.11(b)).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Rate” means, on any day, for purposes of determining the Dollar Equivalent of any currency, the rate at which such other currency may be exchanged into Dollars at the time of determination on such day on the applicable Bloomberg LP page (or another commercially available source providing quotations of such rate as designated by the Administrative Agent from time to time) for such currency (or to the extent applicable, the rate at which Dollars may be exchanged into such other currency). In the event that such rate does not appear on such applicable Bloomberg LP page (or another commercially available source providing quotations of such rate as designated by the Administrative Agent from time to time), the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company (or with respect to calculations to be made by the relevant Issuing Bank, such Issuing Bank and the Company), or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent (or with respect to calculations to be made by the relevant Issuing Bank, such Issuing Bank) in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent (or with respect to calculations to be made by the relevant Issuing Bank, such Issuing Bank) shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later, provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent (or with respect to calculations to be made by the relevant Issuing Bank, such Issuing Bank) may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error. For purposes of determining the Exchange Rate in connection with a Loan, LC Disbursement or a Letter of Credit, in each case, denominated in an Alternative Currency, such Exchange Rate shall be determined as of the Exchange Rate Determination Date for such Loan, LC Disbursement or Letter of Credit.

“Exchange Rate Determination Date” means, for purposes of the determination of the Exchange Rate of any stated amount on any Business Day in relation to any Loan, LC Disbursement or Letter of Credit denominated in an Alternative Currency, the date which is two Business Days prior to such date of determination.

“Excluded Asset” has the meaning given to such term in the Collateral Agreement.

“Excluded Contributions” means, as of any date, the aggregate amount of the net cash proceeds and Cash Equivalents, together with the aggregate Fair Market Value of other assets that are used or useful in a business of the Company or its Restricted Subsidiaries, received by the Company after the Closing Date (a) from contributions to its common equity capital; (b) from the sale of Capital Stock of the Company or (c) contributed to the Company or any Restricted Subsidiary in accordance with Section 7.04(n), in each case of clauses (a) and (b) above, designated as Excluded Contributions pursuant to a certificate of a Responsible Officer of the Company, less the aggregate amount of Investments made pursuant to Section 7.05(dd) and Restricted Payments pursuant to Section 7.04(q), in each case prior to such date; provided that the proceeds of Disqualified Stock or Specified Equity Contribution may not be treated as Excluded Contributions.

“Excluded Equity Interests” means “Excluded Equity Interests” as defined in the Collateral Agreement.

“Excluded MSC” means a Merchant Service Company that is or becomes an Additional Borrower but is not a Subsidiary Loan Party.

“Excluded Subsidiary” means:

(a) an Immaterial Subsidiary;

(b) a Subsidiary that is not a Wholly-Owned Subsidiary of the Company;

(c) an Unrestricted Subsidiary;

(d) a Foreign Subsidiary;

(e) a Domestic Subsidiary of a Foreign Subsidiary;

(f) a Domestic Subsidiary that has no material assets other than stock (including debt treated as equity for U.S. federal income tax purposes) or stock (including debt treated as equity for U.S. federal income tax purposes) and indebtedness in one or more Subsidiaries that are CFCs;

(g) a Subsidiary with respect to whom acting as a Guarantor, or its Guarantee, would (and only so long as it would) (i) be prohibited by any Requirement of Law applicable to such Subsidiary or any Contractual Obligation existing on (but not incurred in anticipation of) the Closing Date or on the date such Subsidiary is acquired or organized (as long as, in the case of an acquisition or organization of a Subsidiary, such prohibition did not arise as part of or in anticipation of such acquisition or organization) or (ii) require a consent, approval, license or authorization from any Governmental Authority (unless such consent, approval, license or authorization has been received, but provided that nothing in this Agreement shall obligate or require the Company or any of its Subsidiaries to apply for or otherwise obtain or maintain any such consent, approval, license or authorization);

(h) any Subsidiary that is a Captive Insurance Company, not-for-profit Subsidiary or Subsidiary which is a special purpose entity for securitization transactions (including any permitted Receivables Financing or Intermediation Facility);

(i) any Subsidiary that is treated as a disregarded entity or partnership for U.S. federal income tax purposes the assets of which consist of Equity Interests and/or Indebtedness of one or more Subsidiaries that are CFCs;

(j) any Subsidiary for which the provision of a Guarantee would result in material adverse tax, accounting or regulatory consequences, in each case, as reasonably determined by the Company in consultation with the Administrative Agent;

(k) any acquired Restricted Subsidiary, the purchase of which is financed with Indebtedness incurred not in violation of Section 7.01 and constituting assumed Indebtedness, and any Restricted Subsidiary thereof that guarantees such Indebtedness, in each case to the extent such Indebtedness prohibits or therein prevents such Restricted Subsidiary from becoming a Guarantor and such prohibition or prevention was not entered into in contemplation of such acquisition;

(l) for so long as it or any tariffs which it is or may be eligible to receive is subject to regulation by any Governmental Authority, Laurel Pipe Line Company, L.P.;

(m) for so long as it or any tariffs which it is or may be eligible to receive is subject to regulation by any Governmental Authority, Wood River Pipe Line LLC;

(n) an Excluded MSC; and

(o) any Subsidiary in circumstances where the Company reasonably determines in consultation with the Administrative Agent that any of the cost, difficulty, burden or consequence of providing a Guarantee is excessive in relation to the value to the Lenders afforded thereby, in each case, unless the Company determines in its sole discretion, upon notice to the Administrative Agent, that any of the foregoing Persons that is a Restricted Subsidiary should not be an Excluded Subsidiary; provided that such designation shall remain in effect until the date on which the Company has informed the Administrative Agent in writing that it elects to have such Restricted Subsidiary redesignated as an Excluded Subsidiary, and such redesignation shall be permitted so long as, after giving effect thereto, (i) such Restricted Subsidiary would qualify as an Excluded Subsidiary pursuant to one of the above provisions and (ii) if immediately after such designation it shall be a Restricted Subsidiary any Investments made by a Loan Party into such Restricted Subsidiary after the Closing Date while it is a Loan Party shall be deemed made for purposes of Section 7.05 immediately following such redesignation (net of Returns actually received in respect of such Investments), and any incurrence of Indebtedness by such Restricted Subsidiary and the incurrence of Liens on the assets of such Restricted Subsidiary, in each case, after the Closing Date that remains outstanding on the date of such designation shall be deemed incurred for purposes hereof immediately following such redesignation, and no Specified Event of Default would result therefrom from such designation.

“Excluded Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (a “Swap Obligation”), if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes” means, with respect to any Recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) Taxes imposed on or measured by net income (however denominated), gross income or capital, franchise Taxes and branch profits or other similar Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, and (b) any U.S. federal withholding Taxes that (i) are imposed on amounts payable to such Recipient pursuant to a Requirement of Law in effect on the date on which such Recipient becomes a Recipient under this Agreement (other than pursuant to an assignment request by the Company under Section 2.24) or designates a new lending office, except in each case to the extent that amounts with respect to such Taxes were payable either (A) to such Recipient’s assignor immediately before such Recipient became a Recipient under this Agreement, or (B) to such Recipient immediately before it designated a new lending office, (ii) are attributable to such Recipient’s failure to comply with Section 2.19(e) or (iii) are imposed under FATCA.

“Existing Credit Agreement” means that certain Revolving Credit Agreement, dated as of September 30, 2014, among, inter alias, the Company and certain of its Subsidiaries as borrowers, the lenders party thereto and SunTrust Bank, as administrative agent (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time prior to the Closing Date).

“Existing Indenture” means that certain Indenture of the Company as issuer with SunTrust Bank as trustee, dated as of July 10, 2003 and outstanding as at the date hereof, together with all supplemental indentures, and any exhibits, annexes and schedules thereto.

“Existing Letters of Credit” means the letters of credit issued and outstanding under the Existing Credit Agreement as set forth on Schedule 2.21.

“Existing Notes” means the 2021 Notes, the 2023 Notes, the 2024 Notes, the 2025 Notes, the 2026 Notes, the 2027 Notes, the 2033 Notes, the 2043 Notes, the 2044 Notes and the 2078 Notes, or any one or more of them, collectively, in each case, to the extent outstanding on the Closing Date.

“Extended Revolving Commitments” means the Revolving Commitment held by an Extending Lender (and so extended) accepting a request for Extension pursuant to Section 2.26.

“Extended Revolving Loans” means the Revolving Loans made pursuant to the Extended Revolving Commitments.

“Extended Term Loan Installment Date” has the meaning set forth in Section 2.08.

“Extended Term Loans” means the Term Loans held by an Extending Lender (and so extended) accepting an Extension Request pursuant to Section 2.26.

“Extending Lender” has the meaning set forth in Section 2.26.

“Extension” has the meaning set forth in Section 2.26.

“Extension Amendment” has the meaning set forth in Section 2.26.

“Extension Effective Date” has the meaning set forth in Section 2.26.

“Extension Request Date” has the meaning set forth in Section 2.26.

“Facilities” means the Term Facilities, the Revolving Facilities and/or LC Sublimit hereunder, as the context may require.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Company).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FC Compliance Period” has the meaning set forth in Section 6.01.

“FCPA” has the meaning set forth in Section 4.13.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upwards, if necessary, to the next 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent. If the Federal Funds Rate as of any date of determination is less than 0% per annum, then such rate shall be deemed to be 0% per annum for purposes of this Agreement.

“Fee Letter” means that certain fee letter, dated as of May 10, 2019, executed originally by Credit Suisse Loan Funding LLC, Credit Suisse AG, Cayman Islands Branch, Goldman Sachs Bank USA, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and accepted by the Initial Borrower, as amended and restated as of May 31, 2019 by and among Credit Suisse Loan Funding LLC, Credit Suisse AG, Cayman Islands Branch, Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A. and BofA Securities, Inc., Canadian Imperial Bank of Commerce, New York Branch, MUFG Bank, Ltd., National Australia Bank Limited, SunTrust Bank, SunTrust Robinson Humphrey, Inc., The Toronto-Dominion Bank, New York Branch, and TD Securities (USA) LLC and the Initial Borrower.

“Financial Covenant” has the meaning set forth in Section 6.01.

“Financial Officer” means, with respect to any Person, the chief financial officer, president, principal accounting officer, director of financial services, treasurer, assistant treasurer or controller of such Person.

“First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of:

(a) (i) Consolidated Total Funded Debt that is Pari Passu Secured Debt of the Company and its Restricted Subsidiaries that are Loan Parties, as of the last day of the most recently ended Test Period, minus (ii) the applicable Net Leverage Ratio Deductions; to

(b) the sum of (i) Consolidated Adjusted EBITDA of the Company for the most recently ended Test Period plus (ii) to the extent not already added to Consolidated Net Income in the determination of Consolidated Adjusted EBITDA for the relevant period, Material Project EBITDA Adjustments, if any for the most recently ended Test Period.

“Fiscal Quarter” means any fiscal quarter of the Company.

“Fiscal Year” means any fiscal year of the Company.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of:

(a) the sum of (i) Consolidated Adjusted EBITDA of the Company for the most recently ended Test Period plus (ii) to the extent not already added to Consolidated Net Income in the determination of Consolidated Adjusted EBITDA for the relevant period, Material Project EBITDA Adjustments, if any, for the most recently ended Test Period; to

(b) Consolidated Cash Interest Expense of the Company for the most recently ended Test Period.

“Fixed Incremental Amount” has the meaning set forth in Section 2.22.

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), (b) the Flood Insurance Reform Act of 2004 and (c) the Biggert-Waters Flood Insurance Reform Act of 2012 and any and all official rulings and interpretation thereunder or thereof.

“Flood Zone” means areas having special flood hazards as determined by the Federal Emergency Management Agency or any successor Governmental Authority performing a similar function.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Freeport Assets” has the meaning set forth in the definition of “Freeport Contribution”.

“Freeport Contribution” means, upon any direct or indirect transfer or contribution to the Company or any of its Restricted Subsidiaries, all or any portion of the Sponsor’s 57.56% Equity Interest in FLIQ 2 Holdings LLC held as of the date of this Agreement (the “Freeport Assets”), which, as of the date of this Agreement, embodied the Sponsor’s interest in Freeport LNG Development, L.P.’s existing receiving and regasification terminal and the export facility expansion project on Quintana Island, near Freeport, Texas.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding LC Exposure, other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to Revolving Lenders that are not Defaulting Lenders or cash collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time and subject to the terms of Section 1.03.

“General Partner” means, for as long as the Company is a partnership, Buckeye GP LLC, a Delaware limited liability company, or any other Restricted Subsidiary that is admitted to the Company as a general partner of Company, in its capacity as general partner of Company.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, executive order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (whether or not having the force of law), including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed Debt” means any (a) unsecured Indebtedness of the Company which is guaranteed by one or more Restricted Subsidiaries that are Guarantors and (b) unsecured Indebtedness incurred by one or more Restricted Subsidiaries that are Guarantors, in each case, incurred in reliance on the Guaranteed Net Leverage Ratio or pursuant to the Fixed Incremental Amount and which is pari passu in right of payment with the Facilities.

“Guaranteed Net Leverage Ratio” means, as of any date of determination, the ratio of:

(a) (i) Consolidated Total Funded Debt that is Pari Passu Secured Debt, Junior Secured Debt or Guaranteed Debt of the Company and its Restricted Subsidiaries that are Loan Parties, in each case, as of the last day of the most recently ended Test Period, minus (ii) the applicable Net Leverage Ratio Deductions; to

(b) the sum of (i) Consolidated Adjusted EBITDA of the Company for the most recently ended Test Period plus (ii) to the extent not already added to Consolidated Net Income in the determination of Consolidated Adjusted EBITDA for the relevant period, Material Project EBITDA Adjustments, if any, for the most recently ended Test Period.

“Guarantor” means (a) the Company (other than with respect to its own Obligations), (b) each Subsidiary Loan Party and (c) any other Subsidiary of the Company that the Company may elect in its sole discretion, from time to time, upon written notice to the Administrative Agent, to cause to Guarantee the Obligations until the date on which the Company has informed the Administrative Agent that it elects not to have such Person Guarantee the Obligations.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, petroleum products, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, and all other substances or wastes regulated pursuant to any Environmental Law.

“Hedged Eligible Inventory” means Eligible Inventory with respect to which the value has been effectively hedged on a net hedge basis for delivery within the next 180 days by either (a) a NYMEX contract or an over-the-counter contract or (b) a contract for physical delivery to a counterparty on a written list of counterparties provided by the Company from time to time to the Administrative Agent (and updated at least once per Fiscal Quarter) but excluding any such counterparties on such written list that have been affirmatively rejected by the Administrative Agent in its reasonable discretion; provided, however, that Petroleum Products that would constitute Hedged Eligible Inventory except that such inventory has been hedged for delivery within the next 365 days but more than 180 days out (the “Long Term Hedged Inventory”) shall be included as Hedged Eligible Inventory to the extent such Long Term Hedged Inventory does not exceed 25% of the total Hedged Eligible Inventory.

“Hedging Obligations” of any Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (a) any and all Hedging Transactions, (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (c) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person means (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that in either case no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries or any Services Company will be a Hedging Transaction.

“Hybrid Equity Securities” means, on any date (the “determination date”), any securities issued by the Company or a financing vehicle of the Company (other than common stock or limited partnership units) that meet the following criteria: (a) the Company demonstrates that such securities receive at least 50% equity credit from at least two Nationally Recognized Statistical Rating Organizations (NRSROs), and (b) such securities require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the latest of (i) the Termination Date, (ii) the Latest Maturity Date of the Term Loans at the time such applicable securities are issued and (iii) the repayment in full of the Obligations. As used in this definition, “mandatory redemption” shall not include conversion of a security into common stock or limited partnership units.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary that (a) did not, as of the last day of the most recent Test Period, have Consolidated Adjusted EBITDA attributable to such Restricted Subsidiary (calculated on the same basis as Consolidated Adjusted EBITDA) for such Test Period with a value in excess of 2.50% of the Consolidated Adjusted EBITDA of the Company and the Restricted Subsidiaries on a consolidated basis for such Test Period; and (b) taken together with all Immaterial Subsidiaries designated pursuant to clause (a) above, as of the last day of the most recent Test Period, did not have Consolidated Adjusted EBITDA attributable to such Restricted Subsidiaries for such Test Period (calculated on the same basis as Consolidated Adjusted EBITDA) with a value in excess of 5.0% of the Consolidated Adjusted EBITDA of the Company and the Restricted Subsidiaries on a consolidated basis for such Test Period., provided that, notwithstanding the foregoing, any Restricted Subsidiary that owns or holds, directly or indirectly, Equity Interests in an Additional Borrower shall not be an Immaterial Subsidiary.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law (including adoptive relationships), and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Equivalent Term Debt” means secured or unsecured Indebtedness in the form of loans, notes or any bridge facility (including Customary Bridge Loans) which is Pari Passu Secured Debt, Junior Secured Debt, Guaranteed Debt or Unsecured Debt; provided that:

(a) the aggregate outstanding principal amount of such Indebtedness on any date that such Indebtedness is incurred pursuant to Section 7.01(a) shall be subject to the limitations set forth in Section 2.22(c) to the extent expressed therein to be applicable to it;

(b) other than with respect to (i) Customary Bridge Loans and (ii) Incremental Equivalent Term Debt the aggregate principal amount of which does not exceed the Inside Maturity Basket, such Incremental Equivalent Term Debt has a final maturity date that is not earlier than the Latest Maturity Date of the Term Loans at the time of incurrence thereof;

(c) other than with respect to (i) Customary Bridge Loans and (ii) Incremental Equivalent Term Debt the aggregate principal amount of which does not exceed the Inside Maturity Basket, the Weighted Average Life to Maturity of such Incremental Equivalent Term Debt may not be shorter than the longest remaining Weighted Average Life to Maturity of the Term Loans at the time of incurrence thereof; provided that, notwithstanding the foregoing, Incremental Equivalent Term Debts may amortize at a rate of up to 1.00% per annum of the aggregate principal amount of such Incremental Equivalent Term Debts;

(d) if such Incremental Equivalent Term Debt is Pari Passu Secured Debt or Junior Secured Debt, a Debt Representative acting on behalf of the holders of such Indebtedness shall become party to or otherwise become subject to the provisions of an Acceptable Intercreditor Agreement; and

(e) if such Incremental Equivalent Term Debt is in the form of broadly syndicated term loans secured equally and ratably with the Initial Term Loans, the pricing of such Indebtedness shall comply with Section 2.22(h).

“Incremental Facility” has the meaning set forth in Section 2.22.

“Incremental Facility Amendment” has the meaning set forth in Section 2.22.

“Incremental Lenders” has the meaning set forth in Section 2.22.

“Incremental Loans” has the meaning set forth in Section 2.22.

“Incremental Revolving Commitments” has the meaning set forth in Section 2.22.

“Incremental Revolving Lender” has the meaning set forth in Section 2.22.

“Incremental Revolving Loan” has the meaning set forth in Section 2.22.

“Incremental Term Facility” has the meaning set forth in Section 2.22.

“Incremental Term Loan Installment Date” has the meaning set forth in Section 2.08.

“Incremental Term Loans” has the meaning set forth in Section 2.22.

“Incremental Yield” has the meaning set forth in Section 2.22.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services, (d) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP, (e) all Capital Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (g) all Guarantees of such Person of the type of Indebtedness described in clauses (a) through (f) above, (h) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, the amount of such Indebtedness being deemed to be the lesser of the Fair Market Value (as determined reasonably and in good faith by such Person) of such property or assets and the amount of the Indebtedness so secured, (i) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock) and (j) all Hedging Obligations, provided that Indebtedness will not include: (i) trade payables, Cash Management Obligations, accrued expenses and intercompany liabilities (among any of the Company and its Restricted Subsidiaries) arising in the ordinary course of business, (ii) prepaid or deferred revenue arising in the ordinary course of business, (iii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy warranty or unperformed obligations of the seller of such asset, (iv) any earn-out, purchase price or working capital adjustment obligation, non-compete agreement obligations, consulting obligations and deferred compensation obligations until any such obligation is not paid within five Business Days after becoming due and payable, (v) Guarantees incurred in the ordinary course of business, (vi) accruals for payroll and other liabilities accrued in the ordinary course of business, and (vii) liabilities associated with customer prepayments and deposits. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.03(b).

“Information” has the meaning set forth in Section 10.11.

“Initial Borrower” has the meaning set forth in the introductory paragraph hereof.

“Initial Revolving Loan Borrowing” means one or more borrowings of Revolving Loans or issuances or deemed issuances of Letters of Credit on the Closing Date as specified in the definition of “Permitted Initial Revolving Borrowing”.

“Initial Term Loans” means the term loans made on the Closing Date to the Initial Borrower pursuant to Section 2.01.

“Inside Maturity Basket” means $100,000,000.

“Interest Period” means with respect to any Eurodollar Borrowing, a period of one, two, three or six months (or (i) 12 months or less than one month, if approved by all Lenders or (ii) such other periods as agreed to by the Administrative Agent to facilitate the alignment of interest payments with other borrowings under this Agreement or the end of a fiscal or calendar period subject to the Administrative Agent’s reasonable discretion); provided that:

(a) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of a Type to another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(c) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;

(d) no Interest Period may extend beyond the applicable Maturity Date; and

(e) the initial Interest Period(s), commencing on the Closing Date, will be as specified in the Notice of Borrowing delivered by the Initial Borrower to the Administrative Agent on or prior to the Closing Date.

“Intermediate Investment Account” means a deposit account or deposit accounts held in the name of any of the Borrowers or their respective Restricted Subsidiaries holding (a) the proceeds of Accounts Receivable relating to Intermediate Investments and credit card purchases of transportation fuels from retail distributors that have received Intermediate Investments and (b) funds transferred from time to time by any of the Borrowers or their respective Restricted Subsidiaries to pay operating expenses in the ordinary course of business; provided that, the oil companies that have provided the Intermediate Loans may have access and withdrawal rights with respect to such account.

“Intermediate Investments” means loans and advances made by any MSC Restricted Subsidiary to retail distributors of transportation fuels in connection with the Intermediate Loans.

“Intermediate Loans” means Indebtedness incurred by any MSC Restricted Subsidiary and owed to major oil companies to, among other things, make Intermediate Investments.

“Intermediation Facility” means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary pursuant to which the Company or any Restricted Subsidiary may sell, convey or otherwise transfer to a Person, or may grant security interest in, any Petroleum Product inventory (whether now existing or arising or acquired in the future) of the Company or any Restricted Subsidiary, and any assets related thereto, all contracts and all guarantees or other obligations in respect of such inventory, proceeds of such inventory and any account into which such proceeds are to be deposited and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with Petroleum Product intermediation transactions and any Hedging Transaction entered into by the Company or any such Restricted Subsidiary in connection with such Petroleum Product.

“Interpolated Rate” means, at any time and in relation to an Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable LIBOR Screen Rate for the longest period (for which that LIBOR Screen Rate is available) that is shorter than such Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which that LIBOR Screen Rate is available) that exceeds such Interest Period, in each case, at approximately 11:00 a.m. (London, England time), or 11:00 a.m. (Brussels time), as applicable, two Business Days prior to the commencement of such Interest Period.

“Investment” means, as to any Person, the acquisition or investment by such Person, by means of (a) the purchase or other acquisition (including by merger or otherwise) of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Company and the Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions, including by merger or otherwise) of all or substantially all of the property and assets of another Person or assets constituting a line of business or division or business or operating unit of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made (which, in the case of any Investment constituting the contribution of an asset or property, shall be based on the Company’s good faith estimate of the Fair Market Value of such asset or property at the time such Investment is made)), without adjustment for subsequent changes in the value of such Investment, net of any Returns with respect to such Investment.

“Investment Grade Effective Period” means any period of time commencing from (and including) (a) the date on which (i) senior, unsecured non-credit enhanced long-term indebtedness for borrowed money of the Company has a rating equal to or higher than any Investment Grade Rating and (ii) no Default or Event of Default has occurred and is continuing to (but excluding) (b) the date on which one or both of the rating agencies withdraw their Investment Grade Rating or downgrade the rating so assigned below an Investment Grade Rating.

“Investment Grade Rating” means a rating equal to or higher than any one of (a) Baa3 (or the equivalent) by Moody’s or (b) BBB- (or the equivalent) by S&P (or, if either such rating agency ceases to rate any relevant indebtedness for reasons outside of the Company’s control, reasonably equivalent ratings of another internationally recognized rating agency registered under Section 15E of the Exchange Act selected by the Company as a replacement agency).

“Investment Grade Securities” means:

(a) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(c) corresponding instruments in countries other than the U.S. customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition; and

(d) investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (a), (b) and (c) above which fund may also hold immaterial amounts of cash pending investment and/or distribution.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (a) Credit Suisse AG, Cayman Islands Branch, (b) each of those Lenders listed on Schedule I, (c) SunTrust Bank as Issuing Bank only in respect of the Existing Letters of Credit (for the avoidance of doubt, SunTrust Bank shall not be obliged to issue any renewal, extension or amendment of an Existing Letter of Credit unless SunTrust Bank otherwise agrees in its sole discretion); and (d) each other Lender designated by the Company (with the written approval of the Administrative Agent (such approval not to be unreasonably withheld)) that agrees to act as an Issuing Bank in respect of a Letter of Credit requested by any Borrower to be issued under this Agreement, and its successors in such capacity as provided in Section 2.21(l); provided that Credit Suisse AG, Cayman Islands Branch, Goldman Sachs Bank USA and Bank of America, N.A. shall only be obligated to issue standby Letters of Credit. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Junior Secured Debt” means any Indebtedness of the Company or one or more Restricted Subsidiaries that are Loan Parties which is pari passu in right of payment with the Facilities and secured by Liens on all or any portion of the Collateral that are contractually subordinated to the Liens on all or the relevant Collateral securing one or more of the Facilities, and, if guaranteed, is guaranteed by one or more Loan Parties.

“Latest Maturity Date” means, as of any date of determination, the latest Maturity Date of the Term Facilities in effect on such date.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case, whether or not having the force of law.

“LC Commitment” means with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.21. The LC Commitments of each of the Issuing Banks on the Closing Date shall be those Letter of Credit Commitments listed on Schedule I. Any Issuing Bank shall be permitted at any time to increase its LC Commitment with the written consent of the Borrowers and notice to the Administrative Agent of such increase, so long as such Issuing Bank’s LC Commitment does not exceed the LC Sublimit.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit. The amount of any LC Disbursement made by the Issuing Bank in Euros, Sterling or other Alternative Currency and not reimbursed by the Borrowers shall be determined as set forth in Section 2.21(d).

“LC Documents” means all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit denominated in Dollars at such time, plus (b) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit denominated in Euros, Sterling or any other Alternative Currency at such time, plus (c) the aggregate amount of all LC Disbursements made in Dollars that have not been reimbursed by or on behalf of the Borrowers at such time, plus (d) the Dollar Equivalent of the aggregate amount of all LC Disbursements made in Euros, Sterling or any other Alternative Currency that have not been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Lender shall be its Pro Rata Share of the total LC Exposure at such time.

“LC Sublimit” means the aggregate LC Commitments of all of the Issuing Banks, in an amount not to exceed $200,000,000.

“LCA Election” has the meaning set forth in Section 1.09(a).

“LCA Test Date” has the meaning set forth in Section 1.09(a).

“Lead Arrangers” means Credit Suisse Loan Funding LLC, Credit Suisse AG, Cayman Islands Branch, Goldman Sachs Bank USA, BofA Securities, Inc., Canadian Imperial Bank of Commerce, New York Branch, MUFG Bank, Ltd., National Australia Bank Limited, SunTrust Robinson Humphrey, Inc. and TD Securities (USA) LLC, as joint lead arrangers and bookrunners.

“Lender Default” means:

(a) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any Borrowing or reimbursement obligations hereunder, which refusal or failure is not cured within two Business Days after the date of such refusal or failure, unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied;

(b) the failure of any Lender to pay over to the Administrative Agent, an Issuing Bank or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due;

(c) any Lender has notified the Company or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other similar agreements in which it commits to extend credit;

(d) the failure of any Lender within three Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent and the Company);

(e) any Lender or a direct or indirect parent company of such Lender becoming subject to a Bail-in Action; or

(f) the admission in writing by any Lender that it is insolvent or such Lender becoming subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” means, with respect to any Lender or any Person that directly or indirectly controls a Lender (each, a “Distressed Person”), as the case may be, such Distressed Person is the subject of a bankruptcy, insolvency, reorganization, litigation or similar proceeding, or a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets or such Distressed Person has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership or acquisition does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lenders” means each financial institution listed on Schedule I (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 10.04 as a Lender), and any Person that becomes a Lender hereunder pursuant to Section 10.04 and any Additional Lender.

“Letter of Credit” means any letter of credit issued pursuant to Section 2.21 by any Issuing Bank for the account of any Account Party pursuant to the LC Commitment and any Existing Letter of Credit.

“Letter of Credit Fee” has the meaning set forth in Section 2.13(c).

“LIBOR” means, for any Interest Period with respect to a Eurodollar Borrowing for any applicable currency and for any Interest Period, the interest rate per annum as (a) the London interbank offered rate as administered by ICE Benchmark Administration, or (b) in the case of Euros, the euro interbank offered rate administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for the relevant currency for the period equal in length to such Interest Period appearing on Reuters Screen pages LIBOR01, LIBOR02 or EURIBOR01, as applicable (or on any successor or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time)) (the “LIBOR Screen Rate”) at approximately 11:00 a.m. (London, England time) (in the case of the rate referred to in the foregoing clause (a)) or at approximately 11:00 a.m. (Brussels time) (in the case of the rate referred to in the foregoing clause (b)) two Business Days prior to the first day of such Interest Period (unless, in the case of a currency other than Dollars, Euros and Sterling, market practice differs in the relevant market where the LIBOR for such currency is to be determined, in which case the date of quotation will be determined by the Administrative Agent in accordance with market practices in such market (and if quotations would normally be given on more than one day, then the date of quotation will be the last of those days)) with a maturity comparable to such Interest Period. If for any reason (other than a LIBOR Discontinuance Event) such rate is not available at any such time for any reason, LIBOR for such Interest Period shall be the Interpolated Rate.

If at any time (a) the Administrative Agent determines in good faith or (b)(i) any of the Borrowers or (ii) the Required Lenders notify the Administrative Agent in writing (with, in the case of the Required Lenders, a copy to the Company) that any of the Borrowers or the Required Lenders (as applicable) have determined in good faith that a LIBOR Discontinuance Event has occurred, then the Administrative Agent and the Company shall endeavor to establish an alternate benchmark rate to replace the LIBOR under this Agreement and shall enter into an amendment to this Agreement to reflect such alternate benchmark rate, together with any spread or adjustment to be applied to such alternate benchmark rate to account for the effects of transition from LIBOR to such alternate benchmark rate, giving due consideration to the then prevailing market convention for determining a rate of interest (including the application of a spread and the making of other appropriate adjustments to such alternate benchmark rate and this Agreement to account for the effects of transition from LIBOR to such replacement benchmark, and such other related changes to this Agreement as may be necessary or appropriate, as the Administrative Agent and the Company may determine in good faith (which determination shall be conclusive absent manifest error), including any changes necessary to reflect the available interest periods and timing for determining such alternate benchmark rate) for syndicated leveraged loans of this type in the United States at such time and any recommendations (if any) therefor by a Relevant Governmental Sponsor, provided that any such alternate benchmark rate and adjustments shall be required to be commercially practicable for the Administrative Agent to administer (as determined by the Administrative Agent in its sole discretion) (any such rate, the “Successor LIBOR”), and, notwithstanding anything to the contrary in Section 10.02, such amendment shall become effective for each Class of Loans and Lenders without any further action or consent of any other party to this Agreement on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment; provided, that if no Successor LIBOR has been determined pursuant to the foregoing and a Scheduled Unavailability Date (as defined in the definition of “LIBOR Discontinuance Event”) has occurred, the Administrative Agent will promptly so notify the Company and each Lender and thereafter, until such Successor LIBOR has been determined pursuant to this paragraph, (i) any request for Borrowing, the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) (A) all outstanding Borrowings denominated in Dollars shall be converted to a Base Rate Borrowing (but for this purpose only, with “Base Rate” determined only in accordance with clause (b) of the definition of “Base Rate”) until a Successor LIBOR has been chosen pursuant to this paragraph and (B) all outstanding Borrowings denominated in an Alternative Currency shall be subject to an alternate rate mutually acceptable to the Company and the Administrative Agent until a Successor LIBOR has been chosen pursuant to this paragraph. Notwithstanding anything else herein, any definition of Successor LIBOR shall provide that in no event shall such Successor LIBOR be less than zero for purposes of this Agreement. No replacement of LIBOR pursuant to this paragraph shall occur prior to the LIBOR Discontinuance Event Time.

“LIBOR Discontinuance Event” means any of the following:

(a) an interest rate is not ascertainable pursuant to the provisions of the definition of “LIBOR” and the inability to ascertain such rate is unlikely to be temporary;

(b) the regulatory supervisor for the administrator of the LIBOR Screen Rate, the central bank for the currency of LIBOR, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, has made a public statement, or published information, stating that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely on a specific date, provided that, at that time, there is no successor administrator that will continue to provide LIBOR; or

(c) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or the administrator of the LIBOR Screen Rate has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans; provided that, at that time, there is no successor administrator that will continue to provide LIBOR (the date of determination or such specific date in the foregoing clauses (a) through (c), the “Scheduled Unavailability Date”).

“LIBOR Discontinuance Event Time” means, with respect to any LIBOR Discontinuance Event, (a) in the case of an event under clause (a) of the definition of “LIBOR Discontinuance Event”, the Business Day immediately following the date of determination that such interest rate is not ascertainable and such result is unlikely to be temporary, and (b) for purposes of an event under clause (b) or clause (c) of the definition of “LIBOR Discontinuance Event”, on the date on which LIBOR ceases to be provided by the administrator of LIBOR or is not permitted to be used (or if such statement or information is of a prospective cessation or prohibition, the 90th day prior to the date of such cessation or prohibition (or if such prospective cessation or prohibition is fewer than 90 days later, the date of such statement or announcement)).

“LIBOR Screen Rate” has the meaning set forth in the definition of “LIBOR”.

“Lien” means any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, collateral assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing (including any conditional sale, capital lease or other title retention agreement and any financing lease having the same economic effect as any of the foregoing); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means any acquisition or other investment (including by way of merger) or irrevocable debt repurchase or repayment, or Restricted Payment (including with respect to any debt contemplated or incurred in connection therewith) by the Company or one or more of its Restricted Subsidiaries permitted pursuant to the Loan Documents whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Liquidation Currency” has the meaning set forth in Section 10.19(b).

“Loan” means the Term Loans, the Revolving Loans and any other loan made by any Lender to any of the Borrowers pursuant to this Agreement, any Incremental Facility Amendment and/or any Refinancing Amendment.

“Loan Documents” means, collectively, this Agreement, any Notes, the LC Documents, the Security Documents, any Additional Borrower Joinders, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, any Incremental Facility Amendment, any Extension Amendment, any Refinancing Amendment, any Acceptable Intercreditor Agreement, and, solely for the purposes of Section 3.01, Section 3.02 and Section 8.01(b), the Fee Letter, and each other document that is designated by the Company and the Administrative Agent in writing as a “Loan Document”.

“Loan Parties” means the Initial Borrower, the Company, each Additional Borrower and the Guarantors.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Initial Borrower, any Parent Entity, the Company or the Restricted Subsidiaries.

“Market Capitalization” means an amount equal to (a) the total number of issued and outstanding shares of common Equity Interests of the Company or any Parent Entity on the date of the declaration of a Restricted Payment permitted pursuant to Section 7.04(z) multiplied by (b) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Master Agreement” has the meaning set forth in the definition of “Hedging Transaction”.

“Material Adverse Effect” means a material adverse effect on:

(a) the business, financial condition or results of operations, in each case, of the Company and the Restricted Subsidiaries (taken as a whole); or

(b) the rights and remedies of the Administrative Agent and the Lenders (taken as a whole) under the Loan Documents.

“Material Indebtedness” means any Indebtedness (other than the Loans and Letters of Credit) and Hedging Obligations of the Borrowers or any Loan Party, individually or in an aggregate having an outstanding principal amount exceeding the greater of (a) $200,000,000 and (b) 20% of Consolidated Adjusted EBITDA for the most recently ended Test Period at the time of determination. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Material Project” means the construction or expansion of any capital project of the Company, any of the Restricted Subsidiaries or any other Person in which the Company or any of the Restricted Subsidiaries owns any Equity Interests, the aggregate capital cost of which to the Company and the Restricted Subsidiaries is expected to exceed $20,000,000 (or such lesser amount as may be agreed by the Administrative Agent) in the reasonable judgment of the Company; provided that so long as the Freeport Assets are held directly or indirectly by one or more Unrestricted Subsidiaries, the Freeport Assets will not constitute a Material Project.

“Material Project EBITDA Adjustments” means, with respect to each Material Project:

(a) prior to the Commercial Operation Date of a Material Project (but including the first Fiscal Quarter in which such Commercial Operation Date occurs), a percentage (equal to the then-current completion percentage of such Material Project) of an amount determined by the Company in good faith as the projected Consolidated Adjusted EBITDA attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on contracts or term sheets relating to such Material Project, the creditworthiness of the other parties to such contracts and term sheets, and projected revenues from such contracts and term sheets, capital costs and expenses, scheduled Commercial Operation Date (which shall be no later than 18 months after the last day of the first Fiscal Quarter for which such Material Project EBITDA Adjustments shall be included for purposes of calculating the First Lien Net Leverage Ratio, the Guaranteed Net Leverage Ratio or the Fixed Charge Coverage Ratio), projected dividends and distributions, and other factors reasonably deemed appropriate by the Company), which may, at the option of the Company, be included as “Material Project EBITDA Adjustments” for purposes of the First Lien Net Leverage Ratio, the Guaranteed Net Leverage Ratio and/or the Fixed Charge Coverage Ratio for the Fiscal Quarter in which construction of such Material Project commences and for each Fiscal Quarter thereafter until the Commercial Operation Date of such Material Project (including the Fiscal Quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated Adjusted EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for Fiscal Quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full Fiscal Quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer), but with any delay resulting from a force majeure event not counting as a delay for purposes of these time periods to the extent approved by the Administrative Agent: (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and

(b) beginning with the first full Fiscal Quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding Fiscal Quarters, an amount determined by the Company in good faith as the projected Consolidated Adjusted EBITDA attributable to such Material Project (determined in the same manner as set forth in clause (a) above) for the balance of the four full Fiscal Quarter period following such Commercial Operation Date, which may, at the option of the Company, be included as Material Project EBITDA Adjustments for purposes of the First Lien Net Leverage Ratio, the Guaranteed Net Leverage Ratio and/or the Fixed Charge Coverage Ratio for such Fiscal Quarters (but net of any actual Consolidated Adjusted EBITDA attributable to such Material Project following such Commercial Operation Date).

Notwithstanding the foregoing:

(i) no such additions shall be allowed with respect to any Material Project unless not later than 20 days (or such shorter period of time as the Administrative Agent shall agree) prior to the delivery of any Compliance Certificate required by the terms and provisions of Section 5.01(c) to the extent Material Project EBITDA Adjustments will be made to Consolidated Adjusted EBITDA in determining the First Lien Net Leverage Ratio, the Guaranteed Net Leverage Ratio and/or the Fixed Charge Coverage Ratio, the Company shall have delivered to the Administrative Agent written Pro Forma projections of Consolidated Adjusted EBITDA attributable to such Material Project; and

(ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated Adjusted EBITDA for such period (which total actual Consolidated Adjusted EBITDA shall be determined without including any Material Project EBITDA Adjustments); provided, that (i) the portion of all Material Project EBITDA Adjustments during any period that are based on term sheets rather than contracts shall be limited to 5% of the total actual Consolidated Adjusted EBITDA for such period (which total actual Consolidated Adjusted EBITDA shall be determined without including any Material Project EBITDA Adjustments) and (ii) no Material Project EBITDA Adjustments during any period that are based on term sheets shall continue to be included for more than 120 days (or such longer period of time as the Administrative Agent shall agree) after such term sheet is executed unless within such time period such term sheet is converted to a binding contract.

“Material Real Property” means any Real Property in the United States owned in fee by the Company or any Guarantor that has a Fair Market Value, on a per-property basis (as determined in good faith by a Responsible Officer of the Company) at the time of acquisition thereof by the Company or any Guarantor of at least the greater of (i) $10,000,000 and (ii) 1.00% of Consolidated Adjusted EBITDA for the most recently ended Test Period at such time.

“Maturity Date” means, as the context may require:

(a) with respect to the Initial Term Loans that have not been extended pursuant to Section 2.26, November 1, 2026;

(b) with respect to Revolving Commitments and Revolving Loans and Letters of Credit in respect thereof that have not been extended pursuant to Section 2.26, November 1, 2024;

(c) with respect to any Incremental Term Loans and Incremental Revolving Commitments (and corresponding Incremental Revolving Loans), the final maturity date specified therefor in the applicable Incremental Facility Amendment;

(d) with respect to any Refinancing Term Loans or Refinancing Revolving Commitments (and/or corresponding Refinancing Revolving Loans), the final maturity date specified therefor in the applicable Refinancing Amendment; and

(e) with respect to any Extended Term Loans or Extended Revolving Commitments and Extended Revolving Loans and Letters of Credit in respect thereof, the final maturity date specified therefor in the applicable Extension Amendment.

“Maximum Rate” has the meaning set forth in Section 10.12.

“Merchant Service Companies” means (a) Buckeye Energy Services LLC, a Delaware limited liability company, (b) Buckeye Caribbean Terminals LLC, a limited liability company formed under the laws of the Commonwealth of Puerto Rico and (c) Buckeye West Indies Holdings LP, a limited partnership formed under the laws of the Cayman Islands, and (d) any other Subsidiary within the merchant services segment of the Company’s group and as designated by the Company as such from time to time to the Administrative Agent.

“Merger” has the meaning set forth in the introductory paragraph hereof.

“Merger Agreement” has the meaning set forth in the introductory paragraph hereof.

“Merger Documents” means the collective reference to the Merger Agreement, all material exhibits and schedules thereto and all agreements expressly contemplated thereby.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means all Real Property as to which the Collateral Agent for the benefit of the Secured Parties shall be granted a Mortgage pursuant to this Agreement.

“Mortgages” means each of the mortgages and deeds of trust made by any Loan Party, reasonably acceptable to the Administrative Agent, in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties.

“MSC Restricted Subsidiary” means, at any time, any Restricted Subsidiary that is a Merchant Service Company at that time.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute by) any of the Borrowers or a Restricted Subsidiary or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which any of the Borrowers, a Restricted Subsidiary or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Net Cash Proceeds” means:

(a) in respect of an Asset Sale, Casualty Event or Condemnation, 100% of the cash proceeds actually received by the Company or any of its Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Asset Sale, Casualty Event or Condemnation, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees and expenses actually incurred in connection therewith, (ii) the principal amount of any Indebtedness that is secured by a Lien (other than a Lien that is pari passu or subordinated to the Liens securing the Obligations) on the asset subject to such Asset Sale and that is required to be repaid in connection with such Asset Sale (other than Indebtedness under the Loan Documents), together with any applicable premium, penalty, interest and breakage costs, (iii) in the case of any Asset Sale, Casualty Event or Condemnation by or suffered by a non-wholly-owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of the Company or a wholly-owned Restricted Subsidiary as a result thereof, (iv) Taxes and tax distributions permitted under this Agreement paid or reasonably estimated to be payable or, without duplication, permitted to be paid as a result thereof, (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (A) related to any of the applicable assets and (B) retained by the Company or any of its Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Asset Sale, Casualty Event or Condemnation occurring on the date of such reduction) and (vi) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to the Company or a Restricted Subsidiary, such amounts net of any related expenses shall constitute Net Cash Proceeds); provided that no proceeds realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless the aggregate amount of such net cash proceeds shall exceed, in any Fiscal Year, individually for each such transaction, the greater of (i) $20,000,000 and (ii) 2.0% of Consolidated Adjusted EBITDA as of the then most recently ended Test Period and, in an aggregate for all such transactions, the greater of (i) $100,000,000 and (ii) 10% of Consolidated Adjusted EBITDA as of the then most recently ended Test Period (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this definition); and provided, further that, to the extent the Company or its Subsidiaries use any portion of such proceeds to redeem or repay all or any portion of the 2021 Notes and/or to pay any interest, premiums, coupons, fees, expenses, indemnity, cost or any other amount accrued and unpaid or capitalized, in each case, associated with such redemption or repayment, such portion of such proceeds shall not constitute Net Cash Proceeds; and

(b) in respect of the incurrence, issuance or sale by the Company or any Restricted Subsidiary of any Indebtedness, 100% of the cash proceeds from such incurrence, issuance or sale, net of all Taxes and tax distributions permitted under this Agreement paid or reasonably estimated to be payable or, without duplication, permitted to be paid as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

“Net Leverage Ratio Deductions” means each of the following items:

(a) the lesser of (i) the principal amount of any Revolving Loans borrowed by or for the benefit of any, and the stated amount of Letters of Credit issued for the benefit of any MSC Restricted Subsidiaries and (ii) the sum of (A) 100% of Hedged Eligible Inventory of any MSC Restricted Subsidiaries and (B) 75% of outstanding Eligible Accounts Receivable of any MSC Restricted Subsidiaries (provided, however, that in no event shall the amount in clause (ii) exceed 25% of the sum of clauses (i) and (ii));

(b) to the extent included in Consolidated Total Funded Debt which is Pari Passu Secured Debt (in the case of the First Lien Net Leverage Ratio or the Guaranteed Net Leverage Ratio) or which is Junior Secured Debt or Guaranteed Secured Debt (in the case of the Guaranteed Net Leverage Ratio), 100% of performance bonds issued by, and letter of credit reimbursement obligations incurred by, any MSC Restricted Subsidiaries (and guarantees thereof by the Company and its Restricted Subsidiaries) with respect to fuel tax liabilities of such MSC Restricted Subsidiaries and obligations of such MSC Restricted Subsidiaries under product purchase and/or supply agreements, in an aggregate amount not to exceed $100,000,000;

(c) 100% of Intermediate Loans not to exceed $5,000,000;

(d) to the extent included in Consolidated Total Funded Debt which is Pari Passu Secured Debt (in the case of the First Lien Net Leverage Ratio or the Guaranteed Net Leverage Ratio) or which is Junior Secured Debt or Guaranteed Secured Debt (in the case of the Guaranteed Net Leverage Ratio) and without duplication of cash and Cash Equivalents deducted in Consolidated Total Funded Debt, the principal amount of any bond issuance by the Company or any of its Restricted Subsidiaries which are Loan Parties (so long as 100% of the net proceeds of such bond issuance are held by a Borrower that is a U.S. Person in cash or Cash Equivalents and such proceeds are not subject to any Liens other than Permitted Liens);

(e) to the extent included in Consolidated Total Funded Debt which is Pari Passu Secured Debt (in the case of the First Lien Net Leverage Ratio or the Guaranteed Net Leverage Ratio) or which is Junior Secured Debt or Guaranteed Secured Debt (in the case of the Guaranteed Net Leverage Ratio), the principal amount of Hybrid Equity Securities in an aggregate amount not to exceed 15% of Total Capitalization, in each case, measured on a consolidated basis as of the most recently ended Test Period.

“Net Mark-to-Market Exposure” of any Person means, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. In this definition, “unrealized losses” means the then current market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the then current market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“New Lender” has the meaning set forth in Section 2.26.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Debt Fund Affiliate” means any Affiliated Lender other than a Debt Fund Affiliate.

“Non-Debt Fund Affiliate Assignment and Acceptance” has the meaning set forth in Section 10.04(r).

“Non-Public Information” means information that is not (a) publicly available or (b) information of the type that would be required to be made publicly available if a Person was a public reporting company.

“Notes” means, collectively, any promissory note made by one or more Borrowers in favor of a Lender evidencing Loans made by such Lender.

“Notice of Borrowing” has the meaning set forth in Section 2.03.

“Notice of Conversion/Continuation” has the meaning set forth in Section 2.05.

“Obligations” means (a) all amounts owing by the Loan Parties to the Agents, the Issuing Banks, the Lenders, and the Lead Arrangers pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all reimbursable fees and expenses of counsel to the Agents, the Issuing Banks and any Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings of any of the foregoing, (b) any Specified Hedging Obligations, and (c) Cash Management Obligations, provided that: (i) the Specified Hedge Obligations and Cash Management Obligations will be secured and Guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and Guaranteed; (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement or any Security Document will not require the consent of any Cash Management Bank or Qualified Counterparty; and (iii) Obligations shall not, in any event, include any Excluded Swap Obligation.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person means (a) any repurchase obligation or liability of such Person with respect to accounts, notes receivable or inventory sold by such Person pursuant to any Receivable Financing or Intermediation Facility, (b) any Attributed Debt of such Person under any Sale and Lease-Back Transactions that does not create a liability on the balance sheet of such Person, (c) any Synthetic Lease Obligation or (d) any obligation arising with respect to any other transaction which is the functional equivalent of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Organizational Documents” means (a) for any corporation, the certificate or articles of incorporation or equivalent document, the bylaws, any certificate of designation or instrument relating to the rights of preferred shareholders of such corporation, and any stockholders agreement, (b) for any partnership, the partnership agreement, any certificate of limited partnership or formation or equivalent document, and any other instrument or agreement relating to the rights between or among the partners or pursuant to which such partnership is formed, (c) for any limited liability company, the operating agreement, any limited liability company agreement, any articles of organization or formation, any equivalent document, and any other instrument or agreement relating to the rights between the members, pertaining to the manager, or pursuant to which such limited liability company is formed, and (d) for any trust, the trust agreement and any other instrument or agreement relating to the rights between the trustors, trustees and beneficiaries pursuant to which such trust is formed.

“Original Lead Arrangers” means Credit Suisse Loan Funding LLC, Credit Suisse AG, Cayman Islands Branch, Goldman Sachs Bank USA and BofA Securities, Inc.

“Original Term Loan Installment Date” has the meaning set forth in Section 2.08.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other First Lien Indebtedness” has the meaning set forth in Section 2.11(f).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.24).

“Parent” means Hercules Intermediate Holdings LLC, a Delaware limited liability company.

“Parent Company” means, with respect to a Lender, the “bank holding company” (as defined in Regulation Y), if any, of such Lender and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Parent Entity” means the Parent and any other Person with respect to which the Company is a direct or indirect Subsidiary.

“Pari Passu Secured Debt” means any Indebtedness of the Company or one or more Restricted Subsidiaries that are Loan Parties which is pari passu in right of payment, and secured by all or any portion of the Collateral on a first priority basis, or constitutes purchase money Indebtedness or Capital Lease Obligations or any other Indebtedness secured by a first priority Lien on the asset or assets subject thereto and if Guaranteed, is Guaranteed by one or more Loan Parties.

“Participant” has the meaning set forth in Section 10.04(h).

“Participant Register” has the meaning set forth in Section 10.04(h).

“Participating Member State” means any member state of the European Union that has Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act” means Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law October 26, 2001).

“Payment Office” means the office of the Administrative Agent located at Eleven Madison Avenue, New York, NY 10010, or such other location as to which the Administrative Agent shall have given written notice to the Borrowers and the other Lenders.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Pension Plan” means any Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA.

“Permitted Business Acquisition” means any acquisition of all or substantially all the assets of, or a majority of the Equity Interests (or any acquisition of Equity Interests in a Person if, following the acquisition of such Equity Interests, a majority of the Equity Interests of such Person is owned by, the Company and its Restricted Subsidiaries and such Person is or becomes a Restricted Subsidiary) in a Person that is or becomes a Restricted Subsidiary, or merger, consolidation or amalgamation with, a Person (provided that the survivor of any such merger, consolidation or amalgamation is a Restricted Subsidiary or if with the Company, the Company or a Successor Company that expressly assumes all the Obligations of the Company pursuant to documentation reasonably satisfactory to the Administrative Agent) or any acquisition of assets constituting a business or operating unit, division or line of business of a Person (or any subsequent investment made in a Person, business or operating unit, division or line of business previously acquired in a Permitted Business Acquisition) by the Company or any Restricted Subsidiary if the Company complies with Section 5.10 to the extent applicable.

“Permitted Holders” means each of:

(a) the Sponsor;

(b) any member of the Management Group (or any controlled Affiliate thereof) or any Affiliate of any of the foregoing that have direct or indirect ownership interests in the Company or (in each case) family members or relatives thereof, or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any time beneficially own or have a right to acquire directly or indirectly Equity Interests of the Company;

(c) the ESOPs or any employee benefit plan of the Company or any of its Subsidiaries or any Services Company;

(d) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any Person described in the foregoing clauses (a), (b) or (c) are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Persons described in clauses (a), (b) and (c) collectively have Beneficial Ownership of more than 50% of the total voting power of the Voting Stock of the Company or of the Voting Stock of any Parent Entity; and

(e) any Permitted Parent.

“Permitted Indebtedness” has the meaning set forth in Section 7.01.

“Permitted Initial Revolving Borrowing” means (a) one or more Borrowings of Revolving Loans in an aggregate amount not to exceed (i) $200,000,000 plus (ii) such amount as may be required for working capital related purposes and for any working capital or purchase price adjustment under the Merger Agreement plus (iii) such amounts as may be necessary to cash collateralize letters of credit issued for the account of the Company or any of its Subsidiaries or their respective businesses and outstanding on the Closing Date to the extent not backstopped with a Letter of Credit plus (iv) such amounts as may be necessary to fund any original issue discount, upfront fees or similar amounts in respect of the Facilities as agreed with the Lead Arrangers in the Commitment Letter and (b) the issuance of Letters of Credit in replacement of, or as a backstop for, letters of credit of Company or any of its Subsidiaries outstanding on the Closing Date (including by grandfathering any existing letters of credit issued and outstanding under the Existing Credit Agreement as Letters of Credit under the Revolving Facility) or for other general corporate purposes.

“Permitted Investment” has the meaning set forth in Section 7.05.

“Permitted Liens” has the meaning set forth in Section 7.02.

“Permitted Parent” means (a) any direct or indirect Parent Entity of the Company that at the time it became a Parent Entity of the Company was a Permitted Holder pursuant to clause (a), (b) or (e) of the definition of “Permitted Holders”, and (b) any Public Company (or Wholly-Owned Subsidiary of such Public Company), except to the extent (and until such time as) any Person or group is deemed to be or becomes a beneficial owner of Voting Stock of such Public Company representing more than 50% of the total voting power of the Voting Stock of such Public Company.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, retire, discharge, repurchase, exchange or refund (collectively, “Refinance”) the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that:

(a) the original aggregate principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus the amount of unpaid accrued or capitalized interest and premiums thereon (including tender premiums), underwriting discounts, defeasance costs, fees, commissions and expenses in connection therewith);

(b) other than with respect to Customary Bridge Loans, the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is equal to or longer than the remaining Weighted Average Life to Maturity of the Indebtedness being Refinanced; provided that notwithstanding the foregoing, such Permitted Refinancing Indebtedness may amortize at a rate of up to 1.00% per annum of the original principal amount of such Permitted Refinancing Indebtedness;

(c) if the Indebtedness being Refinanced is subordinated in right of payment to any Obligations under this Agreement, such Permitted Refinancing Indebtedness is subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders (as determined in good faith by a Responsible Officer of the Company) as those contained in the documentation governing the Indebtedness being Refinanced;

(d) in the case of Permitted Refinancing Indebtedness that is Pari Passu Secured Debt secured by Collateral (other than purchase money Indebtedness or Capital Lease Obligations), a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of the applicable Acceptable Intercreditor Agreement;

(e) in the case of Permitted Refinancing Indebtedness that is Junior Secured Debt, a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of the applicable Acceptable Intercreditor Agreement; and

(f) such Permitted Refinancing Indebtedness does not have any guarantors or obligors other than those for the Indebtedness being Refinanced,

provided, further, that other than the requirements set forth above in this definition, no Permitted Refinancing Indebtedness shall be subject to any restriction (including any “most favored nation” pricing provisions). Indebtedness constituting Permitted Refinancing Indebtedness will not cease to constitute Permitted Refinancing Indebtedness as a result of the subsequent extension of the Latest Maturity Date after the date of original incurrence thereof.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Petroleum Products” means crude oil, condensate, natural gas, natural gas liquids (NGL’s), liquefied petroleum gases (LPG’s), refined petroleum products, bio-fuels or any blend thereof.

“Plan” means any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by any of the Borrowers or any ERISA Affiliate or to which of the Borrowers or any ERISA Affiliate has or may have an obligation to contribute, and each such plan that is subject to Title IV of ERISA for the five-year period immediately following the latest date on which any of the Borrowers or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Plan of Reorganization” has the meaning set forth in Section 9.09(b).

“Platform” has the meaning set forth in Section 5.01.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Principal Properties” has the meaning given to such term in the Existing Indenture.

“Pro Forma Basis” or “Pro Forma” means, with respect to the calculation of the First Lien Net Leverage Ratio, the Guaranteed Net Leverage Ratio, the Fixed Charge Coverage Ratio, Consolidated Adjusted EBITDA, or any other calculation under any applicable provision of the Loan Documents, as of any date, that (a) pro forma effect will be given to Specified Transactions, in each case that have occurred during the four consecutive Fiscal Quarter period of the Company being used to calculate such financial ratio (the “Reference Period”), or, other than with respect to the calculation of Applicable Margin and actual compliance with the Financial Covenant, subsequent to the end of the Reference Period but prior to such date or prior to or simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Restricted Subsidiary after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period, and (b) without duplication with any addback in the definition of “Consolidated Net Income” or “Consolidated Adjusted EBITDA”, pro forma effect may be given to pro forma “run rate” synergies, cost savings, operating expense reductions, restructuring charges, strategic initiatives, purchasing improvements and operational improvements that are reasonably identifiable and factually supported (in the good faith determination of the Company) related to (A) the Transactions, (B) any Asset Sale, Acquisition, Investment, disposition, operating improvement, restructuring, cost saving initiative and/or other initiatives and actions (including the renegotiation of any contract and/or other arrangement) and any specified transaction consummated prior to or on the Closing Date, and (C) any Asset Sale, Acquisition, Investment, disposition, operating improvement, restructuring, cost saving initiative and/or other initiatives or actions (including the renegotiation of any contract and/or other arrangement) and any specified transaction consummated after the Closing Date, in each case, that are projected by the Company in good faith to result from actions taken, committed to be taken or expected to be taken no later than 36 months after the end of such period (which amounts will be determined by the Company in good faith as certified in writing by a Responsible Officer of the Company).

“Pro Rata Share” means with respect to any Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment and, if applicable and without duplication, Loans of such Lender under the applicable Facility or Facilities at such time (provided that, in the case of the Revolving Facility, if the Commitment of such Revolving Lender has been terminated or expired or the Revolving Loans have been declared to be due and payable, the numerator shall be such Revolving Lender’s Revolving Credit Exposure), and the denominator of which shall be the sum of such Commitments of all Lenders and, if applicable and without duplication, the aggregate Loans under the applicable Facility or Facilities at such time (provided that, in the case of the Revolving Facility, if such Commitments have been terminated or expired or the Revolving Loans have been declared to be due and payable, the Denominator shall be all Revolving Credit Exposure of all Revolving Lenders).

“Public Company” means any Person with a class or series of Voting Stock that is traded on the New York Stock Exchange, the NASDAQ or the London Stock Exchange.

“Public Lenders” has the meaning set forth in Section 5.01.

“Purchasing Borrower Party” means a Parent Entity of the Company or any Subsidiary of such Parent Entity that becomes an Assignee or Participant pursuant to Section 10.04(v).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Qualified Counterparty” means any counterparty to any Specified Hedge Agreement designated by the Company to the Administrative Agent in writing as a “Qualified Counterparty” (it being understood that one notice may designate a counterparty as a “Qualified Counterparty” with respect to all transactions under a specified Master Agreement).

“Qualified Equity Interests” means any Equity Interests other than Disqualified Stock.

“Qualified IPO” means an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-4 or Form S-8) of the Equity Interests of the Company or any Parent Entity pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933 (whether alone or in connection with a secondary public offering), or to the equivalent registration documents filed with the equivalent authority in the applicable foreign jurisdiction (whether alone or in connection with a secondary public offering).

“Quarterly Financial Statements” has the meaning set forth in Section 5.01.

“Ratio Debt” has the meaning set forth in Section 7.01.

“Ratio Incremental Amount” has the meaning set forth in Section 2.22.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property (including terminals and related fixtures and facilities) owned in fee or leased by the Company or any Guarantor, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary pursuant to which the Company or any Restricted Subsidiaries may sell, convey or otherwise transfer to any Person, or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and any account to which such proceeds are to be deposited and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Transaction entered into by the Company or any such Restricted Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Received Currency” has the meaning set forth in Section 10.19(a).

“Recipient” means, as applicable, the Administrative Agent, any Lender or any Issuing Bank.

“Refinance” has the meaning set forth in the definition of “Permitted Refinancing Indebtedness” and the terms “Refinanced” and “Refinancing” have correlative meanings.

“Refinanced Debt” has the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing Amendment” means an amendment to this Agreement (and, as necessary, each other Loan Document) executed by each of the applicable Borrowers, the Administrative Agent and each Lender that agrees to provide any portion of the Refinancing Loans in accordance with Section 2.23.

“Refinancing Loans” has the meaning set forth in Section 2.23.

“Refinancing Revolving Commitments” has the meaning set forth in Section 2.23.

“Refinancing Revolving Loans” has the meaning set forth in Section 2.23.

“Refinancing Term Loan Installment Date” has the meaning set forth in Section 2.08.

“Refinancing Term Loans” has the meaning set forth in Section 2.23.

“Register” has the meaning set forth in Section 10.04(e).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System.

“Regulation Y” means Regulation Y of the Board of Governors of the Federal Reserve System.

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate amount of Net Cash Proceeds received by the Company or a Restricted Subsidiary in connection therewith that are not applied to prepay the Term Loans as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale, Casualty Event or Condemnation in respect of which the Company has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer stating that the Company or any Restricted Subsidiary uses, or intends and expects to use any portion of Net Cash Proceeds of an Asset Sale, Casualty Event or Condemnation to (a) acquire, maintain, develop, construct, improve, upgrade or repair assets used or useful in the business of the Company or its Restricted Subsidiaries or to make any Acquisition or Investment not otherwise prohibited by the terms of the Loan Documents, (b) purchase or otherwise acquire (in one transaction or a series of related transactions) (i) Equity Interests of any Person that becomes a Subsidiary, (ii) all or substantially all the assets of a Person or any business unit, division or line of business thereof or (iii) all or substantially all of the customer lists of any Person or any business unit, division or line of business thereof (including, for the avoidance of doubt, “tuck in” acquisitions) or (c) make any subsequent Investment in a Person, business unit, division, line of business (or assets constituting all or substantially all of the assets or customer lists of any Person or any business unit, division or line of business thereof) previously acquired by the Company or its Restricted Subsidiaries.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended by the Company or a Restricted Subsidiary prior to the relevant Reinvestment Prepayment Date in connection with such actions or transactions the subject of the relevant Reinvestment Notice.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the date occurring 18 months after such Reinvestment Event or, if the Company or a Restricted Subsidiary has entered into a legally binding commitment in respect of such actions or transactions the subject of the relevant Reinvestment Notice within such 18-month period, the date falling 12 months from the last day of such 18-month period.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective managers, members, shareholders, administrators, trustees, partners, directors, officers, agents, members, employees, accountants, legal counsel or other advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Relevant Governmental Sponsor” means any central bank, reserve bank, monetary authority or similar institution (including any committee or working group sponsored thereby) which shall have selected, endorsed or recommended a replacement rate, including relevant additional spreads or other adjustments, for LIBOR.

“Repricing Event” means (a) any prepayment of Initial Term Loans with the proceeds of, or any conversion of Initial Term Loans into, any new or replacement tranche of term loan debt financing of any Loan Party bearing interest at “effective” yield that is less than the “effective” yield applicable to Initial Term Loans, the primary purpose of which is to reduce such “effective” yield and (b) any amendment to the Initial Term Loans that, directly or indirectly, reduces the “effective” yield applicable to the Initial Term Loans (in each case, calculating such “effective” yield consistent with the methodology for calculating the “yield” of any Term Loans and any “Incremental Yield” pursuant to the terms of Section 2.22(h)), the primary purpose of which is to reduce such “effective” yield; provided that no Repricing Event will be deemed to occur in connection with a dividend recapitalization, any Change in Control, initial public offering or Transformative Event.

“Required Financial Statements” has the meaning set forth in Section 5.01.

“Required Lenders” means, at any time, Lenders holding more than 50% of the aggregate Revolving Commitments (and after such Revolving Commitments are terminated, Revolving Credit Exposures), Term Commitments and outstanding principal amount of Term Loans at such time; provided, that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments, Revolving Credit Exposure, Term Commitments and the outstanding principal amount of all Term Loans owed to such Defaulting Lender shall be excluded for purposes of determining Required Lenders.

“Required Revolving Lenders” means, at any time, Revolving Lenders (other than Defaulting Lenders) having Revolving Commitments (and after such Revolving Commitments are terminated, Revolving Credit Exposures) representing more than 50% of the aggregate Revolving Commitments (and after such Revolving Commitments are terminated, Revolving Credit Exposures) at such time (calculated, in each case, using the Exchange Rate in effect on the applicable date of determination); provided, that to the extent that any Revolving Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Credit Exposures shall be excluded for purposes of determining Required Revolving Lenders.

“Requirement of Law” for any Person means Governmental Requirements applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Loan Party, the chief executive officer, president, vice president, secretary, assistant secretary or any Financial Officer of such Loan Party or any other individual designated in writing to the Administrative Agent by an existing Responsible Officer of such Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.

“Restricted Payment” means, for any Person, any dividend or distribution on any class of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the Person paying such dividend or distribution), or any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of its Equity Interests, any Subordinated Indebtedness or any options, warrants, or other rights to purchase such Equity Interests or such Indebtedness, whether now or hereafter outstanding (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the Person redeeming, purchasing, retiring or acquiring such shares).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary of the Company.

“Return” means, with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a disposition or otherwise) and any other amount received or realized in respect thereof in cash (or the Fair Market Value of property and assets received as determined by the Company in good faith) thereof.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Lender to make Revolving Loans to the Borrowers pursuant to Section 2.02 and to acquire participations in Letters of Credit in an aggregate principal amount not exceeding the amount set forth with respect to such Revolving Lender on Schedule I under the caption “Letter of Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement and includes an Extended Revolving Commitment, a Refinancing Revolving Commitment and/or any Incremental Revolving Commitment, as the context may require. As of the Closing Date, the aggregate amount of the Revolving Commitments of all Revolving Lenders is $600,000,000.

“Revolving Commitment Termination Date” means, with respect to the Revolving Commitment of any Lender, the earliest of (a) the applicable Maturity Date of such Revolving Commitment and (b) the date on which the Revolving Commitments are terminated in full pursuant to Section 2.06.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of:

(a) the aggregate principal amount of such Lender’s Revolving Loans denominated in Dollars outstanding at such time;

(b) the Dollar Equivalent of the aggregate principal amount of such Lender’s Revolving Loans denominated in Euros, Sterling or any other Alternative Currency outstanding at such time; and

(c) the LC Exposure at such time.

“Revolving Facility” means the Revolving Commitments and the extensions of credit made hereunder by the Revolving Lenders. Following the establishment of any Incremental Revolving Commitments (other than an increase to an existing Revolving Facility), Refinancing Revolving Commitments or Extended Revolving Commitments, such Incremental Revolving Commitments, Refinancing Revolving Commitments or Extended Revolving Commitments will be considered a separate Revolving Facility hereunder.

“Revolving Lender” means each Lender with a Revolving Commitment or outstanding Revolving Credit Exposure.

“Revolving Loan” means a loan made by a Revolving Lender pursuant to Section 2.02, which may either be a Base Rate Loan or a Eurodollar Loan.

“Revolving Pricing Grid” has the meaning set forth in the definition of “Applicable Margin”.

“S&P” means Standard & Poor’s Ratings Services.

“Sale and Lease-Back Transaction” means any arrangement entered into by any Person, directly or indirectly, with any other Person whereby the first mentioned Person sells or transfers any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Territory” has the meaning set forth in Section 4.13.

“Sanctions” means any sanction administered or enforced by the U.S. government (including, without limitation, OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“Scheduled Transaction” means the transaction or series of transactions described on Schedule 1.01.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its principal functions.

“Secured Parties” means the collective reference to the “Secured Parties” as defined in the Collateral Agreement.

“Security Documents” means the collective reference to the Collateral Agreement, the Mortgages and each of the security agreements and other instruments and documents executed and delivered by the Initial Borrower, the Company or any Guarantor pursuant hereto, thereto or pursuant to which the Initial Borrower, the Company or any Guarantor grants a lien on collateral to secure the Obligations.

“Services Company” means Buckeye Pipe Line Services Company or any other Affiliate of the Company which from time to time provides services to the Company and/or its Subsidiaries under the BPSC Services Agreement or other services to the Company and/or its Subsidiaries that are similar, reasonably related, complementary, corollary, incidental or ancillary thereto or a reasonable extension, development or expansion thereof.

“Similar Business” has the meaning set forth in Section 7.05(ii).

“Specified Equity Contribution” has the meaning set forth in Section 8.02.

“Specified Event of Default” means any Event of Default under Section 8.01(a), Section 8.01(b), Section 8.01(g), Section 8.01(h) or Section 8.01(i).

“Specified Hedge Agreement” means any Hedging Transaction entered into or assumed (including any Hedging Transaction in effect on the Closing Date) between or among the Company or any Restricted Subsidiary and any Qualified Counterparty and designated by the Qualified Counterparty and the Company in writing to the Administrative Agent as a “Specified Hedge Agreement” under this Agreement (it being understood that one notice with respect to a specified Master Agreement may designate all transactions thereunder as being a “Specified Hedge Agreement”, without the need for separate notices for each individual transaction thereunder).

“Specified Hedge Obligations” means all Hedge Obligations arising under or pursuant to one or more Specified Hedge Agreements.

“Specified Merger Agreement Representations” means such of the representations and warranties made with respect to the Company and its Subsidiaries by the Company in the Merger Agreement to the extent a breach of such representations and warranties is material to the interests of the Lenders, but only to the extent that the Initial Borrower (or any of its Affiliates) has the right (taking into account any applicable notice or cure provisions), pursuant to the Merger Agreement, to terminate (or decline to consummate the Merger under) the Merger Agreement (after giving effect to any applicable notice and cure provisions) as a result of a breach of such representations and warranties in the Merger Agreement.

“Specified Representations” means the representations and warranties of each of the Initial Borrower, the Company and the other Guarantors set forth in the following sections of this Agreement:

(a) Section 4.01(a) (but solely with respect to its organizational existence and status);

(b) Section 4.02 (but solely with respect to (i) its organizational power and authority as to execution, delivery and performance of this Agreement and the other Loan Documents, (ii) its authorization of this Agreement and the other Loan Documents, and (iii) execution and delivery by it, and enforceability against it, of this Agreement and the other Loan Documents);

(c) Section 4.03 (but solely with respect to the non-conflict of this Agreement and the other Loan Documents with its Organizational Documents);

(d) Section 4.07;

(e) Section 4.09(a);

(f) Section 4.13(a) (but solely with respect to the Patriot Act), Section 4.13(c) and Section 4.13(e);

(g) Section 4.14 (subject to Permitted Liens and subject to the Certain Funds Provisions); and

(h) Section 4.16;

“Specified Terminals” means each terminal listed in Schedule II owned by the Company or a Guarantor that is (a) not a Principal Property and (b) not an Excluded Asset, in each case of clauses (a) and (b), other than the Corpus Christie Terminals.

“Specified Transaction” means any Acquisition or Investment (including any Limited Condition Transaction) not prohibited by the terms of the Loan Documents, any fundamental changes, any issuance, incurrence, assumption or repayment of Indebtedness (including Indebtedness issued, incurred, assumed or repaid as a result of, or to finance, any relevant transaction and for which any such financial ratio or other calculation is being calculated), any designation of Restricted Subsidiary or Unrestricted Subsidiary, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business or division, Restricted Payment, incurrence of Liens, or any conversion of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary and restructuring, strategic and other cost savings initiatives or actions or events or Incremental Facility that, by the terms of this Agreement, is to be calculated on a Pro Forma Basis, provided further that, at the election of the Company, any such Specified Transaction (other than a Restricted Payment) having an aggregate value of less than or equal to the greater of (x) $50,000,000 million and (y) 5.00% of Consolidated Adjusted EBITDA as of the then most recently ended Test Period shall not be calculated on a “Pro Forma Basis”.

“Sponsor” means any of the IFM Global Infrastructure Fund, an exempted trust registered under the laws of the Cayman Islands (acting through Conyers Trust Company (Cayman) Limited, a company incorporated under the laws of Cayman Islands, as its trustee) or any of its Affiliates and investment managers, and any of its or its Affiliates’ Subsidiaries and any feeder funds, parallel funds or other funds, partnerships, co-investment vehicles or other accounts comprising or managed or advised by the IFM Investors Pty Ltd or any of such Affiliate or any entity that manages or advises the IFM Global Infrastructure Fund, in each case, other than the Company and any Subsidiary of the Company and any portfolio company of any of the foregoing.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and Guarantees of performance entered into by the Company or any Subsidiary of the Company that a Responsible Officer of the Company has determined in good faith to be customary in a Receivables Financing including those relating to the servicing of the assets of a Subsidiary, it being understood that any Receivables Repurchase Obligation will be deemed to be a Standard Securitization Undertaking.

“Sterling”, “GBP” or the sign “£” means the lawful currency for the time being of the United Kingdom.

“Sub-Agents” has the meaning set forth in Section 9.01(e).

“Subordinated Indebtedness” means Indebtedness of any Loan Party that is not guaranteed by a non-Loan Party and that is subordinated in right of payment to the Obligations or any Guarantee thereof.

“Subsidiary” means, with respect to any Person:

(a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof);

provided that notwithstanding anything herein to the contrary, Buckeye Pipeline Services Company shall not be considered a Subsidiary of the Company, unless otherwise elected by the Company, so long as (i) it would only be considered a Subsidiary because it consolidates into the financial statements of the Company pursuant to GAAP, (ii) its activities are substantially similar to its activities on the Closing Date and (iii) it does not have material operating assets. Unless otherwise indicated, all references to “Subsidiary” hereunder means a Subsidiary of the Company.

“Subsidiary Loan Parties” means each Restricted Subsidiary which is (a) a Wholly-Owned Domestic Subsidiary of the Company on the Closing Date or (b) a Wholly-Owned Domestic Subsidiary of the Company that becomes a party to this Agreement after the Closing Date as a Guarantor, in each case, excluding any Restricted Subsidiary which is an Excluded Subsidiary.

“Successor Company” has the meaning set forth in Section 7.03.

“Suspended Covenants” has the meaning set forth in Article VII.

“Synthetic Lease” means a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” means, with respect to any Person, the sum of (a) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication and (b) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, withholdings (including backup withholdings) or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to each Term Lender, the commitment of such Lender to make Term Loans to the Company hereunder in an aggregate maximum principal amount of the Term Loans to be made by such Term Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to this Agreement and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) an Incremental Facility Amendment, (iii) a Refinancing Amendment or (iv) an Extension Amendment. The amount of each Lender’s initial Term Commitment is set forth on Schedule I under the caption “Initial Term Commitment” and the amount of each Lender’s other Term Commitments shall be as set forth in the Assignment and Assumption, Extension Amendment, Incremental Facility Amendment or Refinancing Amendment pursuant to which such Term Lender shall have assumed or made its Term Commitment, as the case may be, as such amounts may be adjusted from time to time in accordance with this Agreement. As of the Closing Date, the aggregate amount of the Term Commitments of all Term Lenders is $2,250,000,000.

“Term Facility” means the facility and commitments utilized in making Initial Term Loans hereunder. Following the establishment of any Incremental Term Loans (other than an increase to an existing Term Facility), Refinancing Term Loans or Extended Term Loans, such Incremental Term Loans, Refinancing Term Loans or Extended Term Loans will be considered a separate Term Facility hereunder.

“Term Lender” means any Lender that holds Term Loans and/or Term Commitments at such time.

“Term Loan Installment Date” means, as the context requires, an Original Term Loan Installment Date, an Incremental Term Loan Installment Date, a Refinancing Term Loan Installment Date or an Extended Term Loan Installment Date.

“Term Loans” means, collectively, the Initial Term Loans and, unless the context otherwise requires, any Incremental Term Loans, any Refinancing Term Loans and any Extended Term Loans, which may either be a Base Rate Loan or a Eurodollar Loan.

“Termination Date” means the date the Commitments have been terminated and the Obligations (other than (a) Specified Hedge Obligations and Cash Management Obligations that are not then due and payable or for which other arrangements reasonably satisfactory to the Qualified Counterparty or Cash Management Bank, as applicable, have been made and (b) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) have been indefeasibly paid in full and all Letters of Credit have expired, terminated or been cash-collateralized or back stopped or grandfathered into another facility on terms reasonably satisfactory to the applicable Issuing Bank.

“Test Period” means, at any time, the most recently ended four-Fiscal Quarter period for which, at the option of the Company in its sole discretion, (a) financial statements are internally available or (b) Required Financial Statements have been delivered (or were required to have been delivered) pursuant to Section 5.01(a) or Section 5.01(b), as applicable.

“Total Capitalization” means, at the date of any determination thereof, the sum of (a) all Indebtedness of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP plus (b) the consolidated partners’ equity of the Company and its Restricted Subsidiaries.

“Trade Date” has the meaning set forth in Section 10.04(m).

“Transaction Documents” means the Merger Documents and the Loan Documents.

“Transactions” means collectively, the transactions to occur pursuant to the Transaction Documents, including:

(a) the consummation of the Merger;

(b) the execution and delivery of the Loan Documents, the creation of the Liens pursuant to the Security Documents and the initial Borrowings and other initial extensions of credit hereunder on the Closing Date;

(c) the Equity Contribution;

(d) the Closing Date Refinancing; and

(e) the payment of all fees, costs and expenses in connection with the foregoing.

“Transformative Event” means any Acquisition (including by merger or consolidation), Investment, dissolution, liquidation, consolidation or disposition by the Company, a Restricted Subsidiary or any Parent Entity (other than the Permitted Holders) that is either (a) not permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction, would not provide the Company and its Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by the Company acting in good faith.

“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection, effects of perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, effect of perfection, priority or remedies.

“Unfunded Pension Liability” of any Pension Plan means the amount, if any, by which the value of the accumulated plan benefits under the Pension Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the Fair Market Value of all Pension Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” or “U.S.” means the United States of America, but not including, for the avoidance of doubt, the Commonwealth of Puerto Rico for the purposes of this Agreement and other Loan Documents.

“Unrestricted Cash” means, as of any date, the aggregate of (a) all cash and Cash Equivalents of the Company and its Restricted Subsidiaries as of such date that would not appear as “restricted” on the Required Financial Statements, determined on a consolidated basis in accordance with GAAP, determined based upon the financial statements for the then most recently ended Test Period as of such date, and calculated on a Pro Forma Basis and (b) all cash and Cash Equivalents of the Company and its Restricted Subsidiaries that appear as “restricted” on the Required Financial Statements, determined on a consolidated basis in accordance with GAAP, which are restricted in favor of all or any portion of the Facilities or any other Indebtedness constituting Pari Passu Secured Debt (which may also include cash and Cash Equivalents securing other Indebtedness that is secured by a Lien on the Collateral along with one or more of the Facilities or that is secured by assets on a senior basis to one or more of the Facilities and/or any other Indebtedness constituting Pari Passu Secured Debt or that is secured by assets on a senior basis to all or any portion of the Facilities) whether or not held in a pledged account.

“Unrestricted Subsidiary” means (a) to the extent such Person is a Subsidiary of the Company, any Persons listed on Schedule III, (b) any other Subsidiary of the Company designated in writing by the Company to the Administrative Agent as an Unrestricted Subsidiary in accordance with Section 5.09 and (c) any Subsidiary of an Unrestricted Subsidiary, in the case of clauses (a) and (b) above, until such Subsidiary is redesignated as a Restricted Subsidiary in accordance with Section 5.09.

“Unsecured Debt” means any unsecured Indebtedness of the Company that is not Pari Passu Secured Debt, Junior Secured Debt or Guaranteed Debt, and does not otherwise benefit from guarantee by any Restricted Subsidiary.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.19(e)(iii)(C).

“Voting Stock” means, as of any date, the Capital Stock of any Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness as of any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal (excluding nominal amortization), including payment at final maturity, in respect thereof by (ii) the number of years (calculated to the nearest 1/12) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments or amortization made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly-Owned Domestic Subsidiary” means, with respect to any Person, a Domestic Subsidiary of such Person that is a Wholly-Owned Subsidiary. Unless otherwise indicated in this Agreement, all references to Wholly-Owned Domestic Subsidiaries means Wholly-Owned Domestic Subsidiaries of the Company.

“Wholly-Owned Subsidiary” means, with respect to any Person, a subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or another Wholly-Owned Subsidiary of such Person. Unless otherwise indicated in this Agreement, all references to Wholly-Owned Subsidiaries means Wholly-Owned Subsidiaries of the Company.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any of the Borrowers or the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan”) or by Type (e.g. a “Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing”).

Section 1.03 Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time; provided that if the Company notifies the Administrative Agent that the Company wishes to amend any provision to eliminate the effect of any change in GAAP on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend any provision for such purpose), then the Company’s compliance with such provision shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Company and the Required Lenders; and the Company shall provide to the Administrative Agent such line item reconciliations as the Administrative Agent may reasonably request. It is understood and agreed that, solely with respect to any change in GAAP with respect to the accounting for any obligation as either operating leases or financing or capital leases, any lease that is not (or would not be) a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP as in effect on December 31, 2017 will not be treated as a financing or capital lease hereunder solely as a result of such change in GAAP. At any time after the Closing Date, the Company may elect to apply the international financial reporting standards and interpretations issued by the International Accounting Standards Board (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this Section 1.03 to the Administrative Agent. For the avoidance of doubt, solely making an election (without any other action) referred to in this Section 1.03 will not be treated as an incurrence of Indebtedness. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification Topic 825—Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification) to value any Indebtedness or other liabilities of the Company or any Subsidiary thereof at “fair value”, as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capital Lease Obligations shall be determined in accordance with the definition of “Capital Lease Obligations”.

Section 1.04 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined unless expressly specified herein otherwise. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, amended and restated, supplemented or waived or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated and (vi) references to any Governmental Requirement shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Governmental Requirement.

Section 1.05 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized (and, if applicable, treated as a newly formed or acquired Restricted Subsidiary) on the first date of its existence by the holders of its Equity Interests at such time. Any reference herein and in the Loan Documents to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division or plan of division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.06 Additional Alternative Currencies. (a) The Company may from time to time request that Revolving Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Revolving Loans, such request shall be subject to the approval of the Administrative Agent and each of the Revolving Lenders under the applicable Revolving Facility; and in the case of any such request with respect to the issuance of relevant Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the relevant Issuing Bank.

(b) Any such request shall be made to the Administrative Agent not later than 10:00 a.m. (London time), five Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the relevant Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Revolving Loans, the Administrative Agent shall promptly notify each relevant Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the relevant Issuing Bank thereof. Each Revolving Lender (in the case of any such request pertaining to Revolving Loans) or each relevant Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 10:00 a.m. by (London time), within three Business Days after receipt of such request whether it consents, in its sole discretion, to the making of the Loans or the issuance of the Letters of Credit, as applicable, in such requested currency.

(c) Any failure by a Lender or an Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding clause shall be deemed to be a refusal by such Lender or such Issuing Bank, as the case may be, to permit Revolving Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all Revolving Lenders under the applicable Revolving Facility consent to making Revolving Loans in such requested currency, the Administrative Agent shall so notify the Borrowers and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Revolving Loans; and if the Administrative Agent and such Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrowers and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Borrowers.

Section 1.07 Currency Translation. (a) The Administrative Agent (or the relevant Issuing Bank to the extent otherwise set forth in this Agreement) shall determine the Dollar Equivalent of any Letter of Credit denominated in Euros, Sterling or any other Alternative Currency as of (i) each date (with such date to be reasonably determined by the Administrative Agent or such Issuing Bank, as applicable) that is on or about the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit, (ii) the date of payment of the Letter of Credit Fee due and owing under Section 2.13(c), (iii) each date of determination of the rates applicable to the Letter of Credit Fee in the definition of “Applicable Margin” and (iv) from time to time with notice to the Company in its reasonable discretion.

(b) The Administrative Agent shall determine the Dollar Equivalent of any Borrowing of Revolving Loans denominated in Euros, Sterling or any other Alternative Currency as of (i) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of a Notice of Borrowing or the beginning of each Interest Period with respect to any Borrowing, (ii) the date of payment of the Commitment Fee due and owing under Section 2.13(b), (iii) each date of determination of the rates applicable to the Commitment Fee in the definition of “Applicable Margin” and (iv) from time to time with notice to the Company in its reasonable discretion.

(c) The Dollar Equivalent of any LC Disbursement made by an Issuing Bank in Euros, Sterling or any other Alternative Currency and not reimbursed by the Borrowers shall be determined as set forth in Section 2.21(d).

(d) The Administrative Agent (or the Issuing Bank) shall notify the Borrowers, the applicable Lenders and the relevant Issuing Banks of each calculation of the Dollar Equivalent of each Letter of Credit, Borrowing and LC Disbursement.

(e) For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness under Section 7.01 or any other provisions of this Agreement, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar Equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the aggregate amount of accrued but unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Wherever in this Agreement in connection with a Credit Extension, conversion, continuation, prepayment or assignment of a Loan or Commitment reduction, an amount, such as a required minimum or multiple amount, is expressed only in Dollars, but such Credit Extension or Loan is denominated in Euro, Sterling or any other Alternative Currency, such amount shall be (i) in the case of such Credit Extension, Loan or Commitment denominated in Euros or Sterling, the same numerical amount as expressed in Dollars except expressed in Euros or Sterling, as applicable, and (ii) in the case of such Credit Extension, Loan or Commitment denominated in an Alternative Currency (other than Euros and Sterling), a like amount.

Section 1.08 Required Financial Statements. With respect to the determination of Consolidated Adjusted EBITDA, Consolidated Net Tangible Assets, the First Lien Net Leverage Ratio, the Guaranteed Net Leverage Ratio, the Fixed Charge Coverage Ratio or any determination under any other applicable provision of the Loan Documents (including the definition of “Immaterial Subsidiary”) made on or prior to the date on which Required Financial Statements have been delivered (or were required to have been delivered) or are internally available, as applicable, for the first Fiscal Quarter ending on or after the Closing Date, such calculation will be determined for the period of four consecutive Fiscal Quarters ended June 30, 2019, and calculated on a Pro Forma Basis. Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which any Specified Transaction occurs, Consolidated Adjusted EBITDA, Consolidated Net Tangible Assets, the First Lien Net Leverage Ratio, the Guaranteed Net Leverage Ratio, the Fixed Charge Coverage Ratio or any determination under any other applicable provision of the Loan Documents (including the definition of “Immaterial Subsidiary”) shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

Section 1.09 Certain Calculations and Tests. (a) Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Specified Event of Default, Default or Event of Default has occurred, is continuing or would result therefrom or the accuracy of representations and warranties) in connection with any action (including a Specified Transaction) undertaken in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio and determination of compliance with this Agreement (including whether any Specified Event of Default, Default or Event of Default has occurred, is continuing or would result therefrom or the accuracy of such representations and warranties (in each case, other than in the case of clause (i) below, the Specified Representations or, at the option of the Company, European “certain funds” provisions as reasonably agreed between the Administrative Agent and the Company consistent with European precedent of the Sponsor) or other applicable covenant shall be determined, or any default or event of default blocker shall be tested, in each case, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election” and such date selected, the “LCA Test Date”), (i) in the case of any acquisition or other Investment (including with respect to any Indebtedness contemplated or incurred in connection therewith), either, at the option of the Company, (A) as of the date the definitive acquisition agreement or binding letter of intent for such acquisition or other

Investment is entered into (or prior to the effectiveness of any documentation or agreement with a substantially similar effect as a binding acquisition agreement), (B) at the time that binding commitments to provide any Indebtedness contemplated or incurred in connection therewith are provided or at the time such Indebtedness is incurred or (C) at the time of the consummation of the relevant acquisition or other Investment, (ii) in the case of any Restricted Payment (including with respect to any Indebtedness contemplated or incurred in connection therewith), either, at the option of the Company, (A) at the time of the declaration of such Restricted Payment, (B) at the time that binding commitments to provide any Indebtedness contemplated or incurred in connection therewith are provided or at the time such Indebtedness is incurred or (C) at the time of the making of such Restricted Payment and/or (iii) in the case of any irrevocable Indebtedness repurchase or repayment (including with respect to any Indebtedness contemplated or incurred in connection therewith), either, at the option of the Company, (A) at the time of delivery of notice with respect to such repurchase or repayment, (B) at the time that binding commitments to provide any debt contemplated or incurred in connection therewith are provided or at the time such Indebtedness is incurred or (C) at the time of the making of such repurchase or repayment, in each case, after giving effect to the relevant transaction, any related Indebtedness (including the intended use of proceeds thereof) and all other permitted pro forma adjustments on a Pro Forma Basis and if, after such applicable ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Transaction and such other related and specified actions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCA Test Date, the Company could have taken such action on the relevant LCA Test Date in compliance with such applicable ratios and provisions, such applicable ratios and provisions shall be deemed to have been complied with. For the avoidance of doubt, (1) if any of such ratios or other financial test are not complied with as a result of fluctuations in such ratio or other financial measurement (including due to fluctuations in Consolidated Adjusted EBITDA of the Company) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will nevertheless be deemed to have been complied with solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder; provided that if such ratios or other financial test improve as a result of such fluctuations, such improved ratios and other financial measurements, as the case may be, may be utilized and (2) if such applicable LCA Election is made, such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related and specified actions. If the Company has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Limited Condition Transaction and related and specified actions on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or binding letter of intent, as applicable, for such Limited Condition Transaction is terminated or expires or irrevocable notice is rescinded, as applicable, without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other related and specified actions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

(b) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement under any covenant that does not require compliance with a financial ratio or test (including, without limitation, Pro Forma compliance with any First Lien Net Leverage Ratio test, Guaranteed Net Leverage Ratio test and/or Fixed Charge Coverage Ratio test but excluding any Consolidated Adjusted EBITDA test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement under the same covenant as such Fixed Amount that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts being substantially concurrently incurred (other than, in the case of any Fixed Amounts contained in Section 7.01 or Section 7.02, any refinancing of any Indebtedness that was previously incurred) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence, except that incurrences of Indebtedness and Liens constituting Fixed Amounts shall be taken into account for purposes of any Incurrence Based Amounts under any covenant other than Incurrence Based Amounts contained in Section 7.01 or Section 7.02.

(c) For purposes of determining compliance at any time with Section 2.22, Section 7.01, Section 7.02, Section 7.03, Section 7.04, Section 7.05 and Section 7.06, in the event that any Lien, Indebtedness, Guarantee, Asset Sales and other dispositions, Investments, Acquisitions, Restricted Payments, Affiliate transactions or prepayment of Indebtedness meet the criteria of more than one of the categories of transactions or items (or any combination of one or more thereof) permitted pursuant to any provision of such Section 2.22, Section 7.01, Section 7.02, Section 7.03, Section 7.04, Section 7.05 and Section 7.06, the Company, in its sole discretion, may classify and/or reclassify (as if incurred such later time) such transaction or item (or portion thereof) from time to time and will only be required to include the amount and type of such transaction (or portion thereof) in any one category. In the event that a transaction (or any portion thereof) meets the criteria of an Asset Sale and would also be a Restricted Payment permitted under Section 7.04 or a Permitted Investment, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Sale and/or one or more of the types of permitted Restricted Payments or Permitted Investments and will only be required to include the amount and type of such transaction (or portion thereof) in any one category.

Section 1.10 Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Transactions or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States), in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 1.11 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 1.12 Borrower Representative. Each Additional Borrower (other than the Initial Borrower and, immediately following consummation of the Merger, the Company) hereby designates the Initial Borrower (and, immediately following consummation of the Merger, the Company) as its Borrower Representative. The Borrower Representative will be acting as agent on the behalf of each of the Additional Borrowers for the purposes of issuing Notices of Borrowing and Notices of Conversions/Continuation of any Loans or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the Loan Documents and taking all other actions (including in respect of compliance with covenants and certifications) on behalf of any Borrower or the Borrowers under the Loan Documents. Additionally, the Additional Borrowers hereby appoint the Borrower Representative as their agent to receive and direct all of the proceeds of the Loans, at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Additional Borrower. The Borrower Representative hereby accepts such appointment. Each undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Additional Borrower and shall be binding upon and enforceable against such Additional Borrower to the same extent as if the same had been made directly by such Additional Borrower.

Section 1.13 Additional Borrower.

(a) Addition of Additional Borrowers. From time to time on or after the Closing Date, and with at least 10 Business Days’ notice to the Administrative Agent, the Company may designate one or more of its Restricted Subsidiaries (each, a “Designated Subsidiary”) as a co-borrower in respect of the Revolving Facility on a several but not joint basis with the other Borrowers, provided, that, such Designated Subsidiary shall not become an Additional Borrower hereunder unless and until each of the following has occurred:

(i) such Designated Subsidiary shall either be a Domestic Subsidiary or be organized in the same jurisdiction as an existing Additional Borrower or in an Approved Jurisdiction;

(ii) the Administrative Agent shall have received a fully executed Additional Borrower Joinder, and where otherwise required under other provisions of this Agreement, a joinder to the Collateral Agreement, together with other deliverables reasonably required pursuant to such other provisions as applied to such Additional Borrower (it being understood and agreed that the Administrative Agent and the Company may waive or modify any such requirements to the extent they deem in their mutual discretion such changes are necessary or appropriate under the circumstances taking into account the jurisdiction of organization of such Designated Subsidiary and applicable laws);

(iii) to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received, on behalf of itself and the Lenders, an opinion of counsel (local and/or New York, depending on the circumstances and the relevant market standard), in form and substance reasonably satisfactory to the Administrative Agent with respect to the relevant Additional Borrower Joinder and joinder to the Collateral Agreement (if any);

(iv) the Administrative Agent shall have received certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other Organizational Documents of the Additional Borrower, together with certificates of good standing or existence or the equivalent thereof, as may be available from the Secretary of State of the jurisdiction of organization (or other equivalent Governmental Authority) of the Additional Borrower; and

(v) the Administrative Agent and the Revolving Lenders shall have received all documentation and other information that they reasonably determine to be required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations (including without limitation the Patriot Act and the Beneficial Ownership Regulation) with respect to such Additional Borrower as has been reasonably requested in writing by the Administrative Agent.

(b) Status of Additional Borrowers

(i) Once a Designated Subsidiary has become an Additional Borrower in accordance with clause (a) above, it shall be a Borrower under the Revolving Facility and will have the right to directly request for the Borrowing of Revolving Loans and the issuance of any Letters of Credit (or the amendment or extension of any outstanding Letter of Credit) in accordance with Article II from time to time during the Availability Period.

(ii) For the avoidance of doubt, each Additional Borrower shall be liable solely for its direct Borrowing of Revolving Loans and utilization of Revolving Commitments and its direct request for the issuance of any Letters of Credit (or the amendment or extension of any outstanding Letter of Credit) and any reimbursement obligations to the Administrative Agent, the Revolving Lenders and the Issuing Banks that may arise in respect of the foregoing, and no Additional Borrower in its capacity as such shall have any direct liability whatsoever for any of the Obligations of the Company or any other Additional Borrower. Notwithstanding the term “Additional Borrower” or the inclusion of any Additional Borrower in the term “Borrowers”, which is used for convenience only, under no circumstance shall any Additional Borrower in its capacity as such be deemed to be jointly and severally liable for the Obligations of any other Loan Party under any Loan Document. Notwithstanding anything to the contrary set forth herein, this Section 1.13(b)(ii) shall in no way limit the obligations of such Additional Borrower under the Guarantee to the extent such Additional Borrower is required under any other provisions of this Agreement to, and has since, become a party to the Collateral Agreement as a Guarantor.

(iii) Resignation of Additional Borrowers. An Additional Borrower may elect to terminate its eligibility to request Borrowings of Revolving Loans and utilization of Revolving Commitments and the issuance of any Letters of Credit (or the amendment or extension of any outstanding Letter of Credit) under this Agreement and to cease to be an Additional Borrower, provided that:

(A) no Event of Default is continuing or would result from the resignation of such Additional Borrower (and the Company has confirmed this is the case);

(B) such resigning Additional Borrower has indefeasibly paid in full in cash all of its direct Obligations with respect to Revolving Loans;

(C) such resigning Additional Borrower has delivered to the Administrative Agent an Additional Borrower Termination; and

(D) where the Additional Borrower is required to be a Guarantor, its obligations in its capacity as a Guarantor continue to be legal, valid, binding and enforceable and in full force and effect and the amount guaranteed by it is not decreased (and the Company has confirmed this to be the case).

Upon the satisfaction of the requirements set out in paragraphs (A) through (D) above, the relevant Additional Borrower shall cease to be an Additional Borrower.

Section 1.14 Calculation of Baskets and Ratios. If any of the baskets set forth in Article VI of this Agreement are exceeded solely as a result of fluctuations in Consolidated Adjusted EBITDA for the most recently completed Test Period after the last time such baskets were calculated for any purpose under Article VI, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

Section 1.15 Certifications. All certificates and other statements required to be made by any director, officer, employee or member of management or other Responsible Officer of a Loan Party pursuant to any Loan Document are and will be made on the behalf of such Loan Party and not in such officer’s, director’s, employee’s, or Responsible Officer’s or member of management’s individual capacity.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.01 Term Loans. Subject to and upon the terms and conditions herein, each Term Lender severally agrees to make a Term Loan, ratably in proportion to its Pro Rata Share of the aggregate Term Commitments, to the Initial Borrower on the Closing Date, in Dollars, in an aggregate principal amount equal to such Lender’s initial Term Commitment. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

Section 2.02 Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share of the aggregate Revolving Commitments, to the Borrowers, in Dollars, Euros, Sterling or any other Alternative Currency, on the Closing Date (to the extent required) and from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s

Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the aggregate Revolving Credit Exposures of all Lenders exceeding the aggregate Revolving Commitments. During the Availability Period, the Borrowers shall be entitled to borrow, prepay and reborrow Revolving Loans (without premium or penalty, subject to payments required under Section 2.18) in accordance with the terms and conditions of this Agreement. Revolving Loans denominated in Dollars may be Eurodollar Loans or Base Rate Loans and Revolving Loans denominated in an Alternative Currency may only be Eurodollar Loans.

Section 2.03 Procedure for Borrowings. The applicable Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing which, for the avoidance of doubt, may be delivered by e-mail in accordance with Section 10.01) of each Borrowing substantially in the form of Exhibit 2.03 (or such other form as reasonably satisfactory to the Administrative Agent and the Company) (a “Notice of Borrowing”) (a) prior to 12:00 noon on the requested date of each Base Rate Borrowing and (b) prior to 12:00 noon three Business Days prior to the requested date of each Eurodollar Borrowing; provided that such Notice of Borrowing may be submitted no later than one Business Day prior to the Closing Date with respect to any Borrowings made on the Closing Date. Each Notice of Borrowing shall be irrevocable and shall specify (i) the applicable Borrower, (ii) the aggregate principal amount of such Borrowing and, in the case of Borrowings of Revolving Loans, the currency of such Borrowing, (iii) whether the applicable Borrower is requesting a Borrowing of Term Loans or a Borrowing of Revolving Loans, (iv) the date of such Borrowing (which shall be a Business Day), (v) the Type of such Loan comprising such Borrowing and (vi) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of “Interest Period”). Each Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the applicable Borrower may request. The aggregate principal amount of each Eurodollar Borrowing shall not be less than $3,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000 (and, in the case of a Borrowing of Loans denominated in Euro, Sterling or any other Alternative Currency, each of the foregoing minimum and multiple amounts shall be determined pursuant to Section 1.07); provided that Base Rate Loans made pursuant to Section 2.21(d) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings of Loans outstanding at any time exceed 12. Promptly following the receipt of a Notice of Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Loan to be made as part of the requested Borrowing. The proceeds of the Loans requested under this Section 2.03 will be disbursed by the Administrative Agent in immediately available funds by wire transfer to such bank account or accounts as designated by the applicable Borrower in the Notice of Borrowing. If no currency is specified with respect to any Eurodollar Borrowing, the applicable Borrower shall be deemed to have selected Dollars. If no election as to the Type of Borrowing is specified in the applicable Notice of Borrowing, then the requested Borrowing shall be (A) in the case of a Borrowing denominated in Dollars, a Base Rate Borrowing, and (B) in the case of a Borrowing denominated in Euros, Sterling or any other Alternative Currency, a Eurodollar Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in the applicable Notice of Borrowing, then the applicable Borrower will be deemed to have selected an Interest Period of one-month’s duration.

Section 2.04 Funding of Borrowings. (a) Each Lender will make available each Loan to be made by it hereunder on such proposed date thereof by wire transfer in immediately available funds by 12:00 noon (New York City time) in the case of Loans denominated in Dollars and by 8:00 a.m. (New York City time) in the case of Loans denominated in an Alternative Currency to the Administrative Agent at the Payment Office. The Administrative Agent will make such Loans available to the applicable Borrower promptly on the proposed date (and in any event no later than close of business) by crediting the amounts that it receives, in like funds, to an account maintained by such applicable Borrower with the Administrative Agent or, at such applicable Borrower’s option, by effecting a wire transfer of such amounts to an account designated by such applicable Borrower to the Administrative Agent; provided that Revolving Loans made to finance the reimbursement of an LC Disbursement shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one Business Day prior to the date on which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the applicable Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest (i) (in the case of such Borrowing denominated in Dollars) at the Federal Funds Rate until the second Business Day after such demand or (in the case of such Borrowing denominated in Euro, Sterling or an Alternative Currency) the rate reasonably determined in accordance with customary practices by the Administrative Agent to be the cost to it of funding such amount and (ii) at the Base Rate at all times thereafter. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the applicable Borrower, and such applicable Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this clause (b) shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any default by such Lender hereunder. With respect to any share of a Borrowing not made available by a Lender as contemplated above, if such Lender subsequently pays its share of such Borrowing to the Administrative Agent, then the Administrative Agent shall promptly forward such amount to applicable Borrower.

(c) All Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.05 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing. Thereafter, the Borrowers may elect to convert such Borrowing into a different Type or to continue such Borrowing, and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.05. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.05, the applicable Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing which, for the avoidance of doubt, may be delivered by e-mail in accordance with Section 10.01) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.05 attached hereto (a “Notice of Conversion/Continuation”) (i) prior to 12:00 noon on the requested date of a conversion into a Base Rate Borrowing and (ii) prior to 12:00 noon three Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (A) the Borrowing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to sub-clauses (C) and (D) below shall be specified for each resulting Borrowing), (B) the effective date of the election made pursuant to such Notice of

Conversion/Continuation, which shall be a Business Day, (C) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing, and (D) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the applicable Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.03.

(c) If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the applicable Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, in the case of a Borrowing denominated in Dollars, the applicable Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing, and in the case of a Borrowing denominated in Euros, Sterling or any Alternative Currency, such Borrowing shall continue as a Eurodollar Borrowing with an Interest Period of one month. If an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing, no Borrowing denominated in Dollars may be converted into, or continued as, a Eurodollar Borrowing and no Borrowing denominated in Euros, Sterling or any Alternative Currency may be continued for an Interest Period of more than one month’s duration. No conversion of any Eurodollar Loan shall be permitted except on the last day of the Interest Period in respect thereof.

(d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.06 Optional Reduction and Termination of Commitments. (a) Unless previously terminated, (i) all Revolving Commitments and LC Commitments shall terminate on the applicable Maturity Date of the Facility to which it relates and (ii) each Class of Term Commitments shall terminate on the applicable Maturity Date of the Facility to which it relates (or with respect to the initial Term Commitments, the Closing Date) (after giving effect to any Borrowings on such date).

(b) Upon at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing which, for the avoidance of doubt, may be delivered by e-mail in accordance with Section 10.01) to the Administrative Agent (which notice shall be irrevocable except that a notice of commitment reduction or termination under this Section 2.06(b) may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the incurrence of other Indebtedness or any other event, in which case such notice of commitment reduction or termination may be revoked or postponed by the Borrowers (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied)), the aggregate Revolving Commitments may be reduced in part or terminated in whole by the Company or Additional Borrowers (if any) and the aggregate Term Commitments may be reduced in part or terminated in whole by the Company; provided that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment or the Term Commitment (as the case may be) of the applicable Class of each Lender, (ii) any partial reduction pursuant to this Section 2.06 shall be in an amount of at least $3,000,000 and any larger multiple of $1,000,000, and (iii) with respect to Revolving Commitments, no such reduction shall be permitted which would reduce the aggregate Revolving Commitments to an amount less than the aggregate outstanding Revolving Credit Exposure of all Revolving Lenders. So long as no Event of Default has occurred and is continuing, with the written approval of the Administrative Agent, the Borrowers may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of Section 2.25 will apply to all amounts thereafter paid by the Borrowers for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim that the Borrowers, the Administrative Agent, the Issuing Banks or any other Lender may have against such Defaulting Lender.

Section 2.07 Repayment of Loans. (a) The outstanding principal amount of all Revolving Loans of any Revolving Lender shall be due and payable (together with accrued and unpaid interest thereon) on the applicable Maturity Date applicable to the Revolving Commitment of such Lender.

(b) The outstanding principal amount of the Term Loans of any Term Lender shall be due and payable (together with accrued and unpaid interest thereon) as provided in Section 2.08.

Section 2.08 Repayment of Term Loans. (a) The Company will repay to the Administrative Agent for the ratable account of the applicable Lenders holding Initial Term Loans on the last Business Day of each March, June, September and December, commencing with the second full Fiscal Quarter ending after the Closing Date, an aggregate principal amount equal to 0.25% of the aggregate principal amount of Initial Term Loans outstanding on the Closing Date, which payments for Initial Term Loans will be (i) reduced as a result of the application of prepayments of Initial Term Loans in accordance with the order of priority set forth in Section 2.10 or Section 2.11, as applicable and (ii) subject to adjustments as set forth in any Incremental Facility Amendment that increases the aggregate principal amount of the Initial Term Loans (each such date being referred to as an “Original Term Loan Installment Date”).

(b) (i) In the event that any Incremental Term Loans are made, the Company will repay Borrowings consisting of Incremental Term Loans on the dates (each an “Incremental Term Loan Installment Date”) and in the amounts set forth in the applicable Incremental Facility Amendment, (ii) in the event that any Refinancing Term Loans are made, the Company will repay Borrowings consisting of Refinancing Term Loans on the dates (each an “Refinancing Term Loan Installment Date”) and in the amounts set forth in the applicable Refinancing Amendment and (iii) in the event that any Extended Term Loans are made, the Company will repay Borrowings consisting of Extended Term Loans on the dates (each an “Extended Term Loan Installment Date”) and in the amounts set forth in the applicable Extension Amendment.

(c) To the extent not previously paid, all outstanding Term Loans will be due and payable on the applicable Maturity Date for such applicable Class of Term Loans; together, in each case, with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

Section 2.09 Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Commitments, (ii) the amount of each Loan made hereunder by each Lender, the Class, Type and the currency thereof and, in the case of each Eurodollar Loan, the Interest Period applicable thereto, (iii) the date of any continuation of any Loan pursuant to Section 2.05, (iv) the date of any conversion of all or a portion of any Loan to another Type pursuant to Section 2.05, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder in respect of the Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrowers in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b) This Agreement evidences the obligation of the Borrowers to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender at any time, the applicable Borrowers agree that they will execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10 Optional Prepayments. The applicable Borrowers shall have the right at any time and from time to time to prepay any Borrowing made by them respectively, in whole or in part, without premium or penalty (other than, in the case of the Initial Term Loans, as set forth in Section 2.27), in an aggregate principal amount that is an integral multiple of (in the case of a Base Rate Borrowing) $100,000 or (in the case of a Eurodollar Borrowing) $1,000,000 and not less than (in the case of a Base Rate Borrowing) $1,000,000 or (in the case of a Eurodollar Borrowing) $3,000,000 (or, in each case, if less, the amount outstanding or such other amount as agreed by the Administrative Agent) (and, in the case of a prepayment of any Loans denominated in Euro, Sterling or any other Alternative Currency, each of the foregoing minimum and multiple amounts shall be determined pursuant to Section 1.07), in each case, by giving written notice (or telephonic notice promptly confirmed in writing which, for the avoidance of doubt, may be delivered by e-mail in accordance with Section 10.01) to the Administrative Agent no later than (a) in the case of any prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three Business Days prior to the date of such prepayment, and (b) in the case of any prepayment of any Base Rate Borrowing, prior to 11:00 a.m. on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of optional prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the incurrence of other Indebtedness or any other event, in which case such notice of prepayment may be revoked or postponed by the applicable Borrowers (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid. Any optional prepayment of Term Loans pursuant to this Section 2.10 shall be applied among the Classes of Term Loans as directed by the Company (or, in the case of no such direction, pro rata to each of the Classes of Term Loans) and within each Class of Term Loans subject to such prepayment will be applied to the remaining scheduled amortization payments of such applicable Class of Term Loans as directed by the Company (or in the absence of such direction, in direct order of maturity, to the amortization payments of such applicable Class of Term Loans) and will be applied ratably to the Term Loans of such Class included in the prepaid Borrowing; provided that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Company shall also pay all amounts required pursuant to Section 2.18. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.

Section 2.11 Mandatory Prepayments. (a) If at any time the aggregate Revolving Credit Exposure of all Lenders exceeds the aggregate Revolving Commitments, as reduced pursuant to Section 2.06 or otherwise, the Borrowers shall immediately repay their respective Revolving Loans (if any) in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.18. Each prepayment under this clause (a) shall be applied first to the

Revolving Loans which are Base Rate Loans to the full extent thereof, and second to Revolving Loans which are Eurodollar Loans to the full extent thereof. If after giving effect to prepayment of all Revolving Loans, the aggregate Revolving Credit Exposure of all Lenders exceeds the aggregate Revolving Commitments, the Borrowers shall Cash Collateralize their respective reimbursement obligations (if any) with respect to all Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon.

(b) The Company will apply 100% of the Net Cash Proceeds received in an Asset Sale, Casualty Event or Condemnation to prepay Term Loans within 10 Business Days following receipt of such Net Cash Proceeds, unless the Company has delivered a Reinvestment Notice on or prior to the end of such Business Day; provided that on each Reinvestment Prepayment Date the Company will apply an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event to the prepayment of the Term Loans.

(c) The Company will apply 100% of the Net Cash Proceeds from the incurrence, issuance or sale by the Company or any Restricted Subsidiary of any Indebtedness after the Closing Date (i) that is not permitted to be incurred or issued pursuant to Section 7.01 or (ii) that is intended to constitute Credit Agreement Refinancing Indebtedness in respect of any Class of Term Loans, in each case, to the prepayment of Term Loans, on or prior to the date which is three Business Days after the receipt of such Net Cash Proceeds.

(d) The Company will deliver to the Administrative Agent, at the time of each prepayment of Term Loans required under this Section 2.11 (other than Section 2.11(a)), (i) a certificate signed by a Responsible Officer of the Company setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three Business Days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Term Loan being prepaid and the principal amount of each Term Loan (or portion thereof) to be prepaid. Notwithstanding anything in this Section 2.11 to the contrary, any Lender, at the sole and absolute discretion of such Lender, may elect, by notice to the Administrative Agent in writing by hand delivery, facsimile transmission or e-mail at least two Business Days prior to the required prepayment date, to decline all (but not less than all) of any mandatory prepayment of its Term Loans pursuant to this Section 2.11 (other than clause (b) of this Section 2.11), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans but was so declined will be retained by the Company. Prepayment of the Term Loans pursuant to this Section 2.11 will be made without premium or penalty (subject to payments required under Section 2.18), in the case of Eurodollar Loans, accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment, and applied as directed by the Company or, absent such direction, to reduce scheduled amortization payments of Term Loans under Section 2.08(a) in direct order of maturity; provided that any prepayment of Incremental Term Loans, Refinancing Term Loans or Extended Term Loans will be applied in the order specified in the applicable Permitted Amendment. In the event of any prepayment of Term Loans pursuant to this Section 2.11 at a time when Term Loans of more than one Class remain outstanding, the aggregate amount of such prepayment will be allocated between each Class of Term Loans pro rata based on the aggregate principal amount of outstanding Term Loans of each such Class (except as otherwise provided in the applicable Permitted Amendment, in each case with respect to the applicable Class of Term Loans or, in the case of Section 2.11(c)(ii), where it shall be applied to the Class of Term Loans intended to be repaid with the Credit Agreement Refinancing Indebtedness).

(e) Notwithstanding any provisions of this Section 2.11 to the contrary:

(i) to the extent that any or all of the Net Cash Proceeds giving rise to a prepayment event of Term Loans pursuant to clause (b) of this Section 2.11 is prohibited or delayed by (A) applicable local law (including laws related to financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance and similar legal principles, and in respect of restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the Board of Directors of the applicable Restricted Subsidiaries) or (B) material organizational document or other contractual restrictions as a result of minority ownership or in any material agreements, in each case from being repatriated to the United States, the portion of such Net Cash Proceeds so affected will not be required to be applied to prepay Term Loans at the times provided in clause (b) of this Section 2.11, but may be retained by the Company or the applicable Subsidiary for so long, but only so long, as the applicable local law or restriction will not permit repatriation to the United States. Once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law or restriction, such repatriation will be effected promptly and such repatriated Net Cash Proceeds will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the prepayment of the Term Loans pursuant to clause (b) of this Section 2.11 to the extent provided herein; provided that the Company hereby agrees, and will cause any applicable Subsidiary, to promptly take all commercially reasonable actions required by applicable local law to permit any such repatriation; or

(ii) to the extent that a Responsible Officer of the Company has reasonably determined in good faith that repatriation of any or all of the Net Cash Proceeds giving rise to a prepayment event pursuant to clause (b) of this Section 2.11 would have a material adverse tax cost consequence, the Net Cash Proceeds so affected will not be required to be applied to prepay Term Loans at the times provided in clause (b) of this Section 2.11, but may be retained by the Company or the applicable Subsidiary without being repatriated; provided that, in the case of this sub-clause (ii), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to clause (b) of this Section 2.11: (A) the Company applies an amount equal to such Net Cash Proceeds to such reinvestments or prepayments as if such Net Cash Proceeds had been repatriated, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated, or (B) such Net Cash Proceeds are applied towards the permanent extinguishment (including, in the case of a revolving facility, a permanent reduction of commitments only) of Indebtedness of any Subsidiary.

For purposes of this Section 2.11(e), references to “law” mean, with respect to any Person, (A) the common law and any federal, state, local, foreign, multinational or international statutes, laws, treaties, judicial decisions, standards, rules and regulations, guidance, guidelines, ordinances, rules, judgments, writs, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions (including administrative or judicial precedents or authorities), in each case whether now or hereafter in effect, and (B) the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

(f) Notwithstanding anything in this Section 2.11 to the contrary, if at the time that any mandatory prepayment of Term Loans pursuant to this Section 2.11 would be required or the Company is required to, or is required to offer to, repurchase, redeem, repay or prepay Indebtedness secured on a pari passu basis with any of the Obligations, including, but not limited to, any Incremental Equivalent Term Debt (any such Indebtedness, “Other First Lien Indebtedness”), then the Company may apply the required prepayment amounts to redeem, repurchase, repay or prepay all Classes of Term Loans (subject to Section 2.11(d) above) and Other First Lien Indebtedness required to be prepaid on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of such applicable Term Loans and Other First Lien Indebtedness at such time); provided, that the portion of such Net Cash Proceeds allocated to the Other First Lien Indebtedness will not exceed the amount of such Net Cash Proceeds required to be allocated to the Other First Lien Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds will be allocated to the prepayment of the Term Loans (in accordance with the terms hereof) and to the repurchase or repayment of Other First Lien Indebtedness, and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.11(f) will be reduced accordingly; provided further, that to the extent the holders of Other First Lien Indebtedness decline to have such Indebtedness repurchased, redeemed, repaid or prepaid with such Net Cash Proceeds, the declined amount of such Net Cash Proceeds will promptly (and in any event within 10 Business Days after the date of such rejection) be applied to prepay the Term Loans and Other First Lien Indebtedness in accordance with the terms hereof (to the extent such Net Cash Proceeds would otherwise have been required to be so applied if such series of Other First Lien Indebtedness which declined payment was not then outstanding).

Section 2.12 Interest on Loans. (a) Each of the applicable Borrowers shall pay interest on (i) each Base Rate Loan borrowed by it at the Base Rate plus the Applicable Margin in effect from time to time and (ii) each Eurodollar Loan borrowed by it at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time.

(b) Notwithstanding clause (a) above, at the option of the Required Lenders if a Specified Event of Default has occurred and is continuing, and automatically after acceleration or with respect to any past due amount hereunder, each of the applicable Borrowers shall pay interest (“Default Interest”) with respect to its portion of all overdue Eurodollar Loans at the rate per annum equal to 2.00% above the otherwise applicable interest rate for such Eurodollar Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to its portion of all overdue Base Rate Loans and all other overdue Obligations hereunder (other than Loans), at the rate per annum equal to 2.00% above the otherwise applicable interest rate for Base Rate Loans.

(c) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first full Fiscal Quarter ending after the Closing Date and on the applicable Maturity Date. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the applicable Maturity Date. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrowers and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13 Fees. (a) The Company agrees to pay (or cause to be paid) to the Administrative Agent for its own account fees the agency fees set forth in the Fee Letter at the times and on the terms specified therein (the “Administrative Agent Fee”).

(b) The Company agrees to pay (or cause to be paid) to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) a commitment fee (the “Commitment Fee”), which shall accrue at the applicable Commitment Fee per annum (determined daily in accordance with the Revolving Pricing Grid) on the daily amount of the unused Revolving Commitment of such Revolving Lender during the applicable Availability Period. For purposes of computing the commitment fees, the Revolving Commitment of each Revolving Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender.

(c) Each Borrower agrees to pay (or cause to be paid) (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee (the “Letter of Credit Fee”) with respect to its participation in each Letter of Credit issued of the account of such Borrower, which shall accrue at the applicable Letter of Credit Fee per annum (determined daily in accordance with the Revolving Pricing Grid) on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including, without limitation, any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to each Issuing Banks for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the relevant Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit issued for the account of such Borrower or processing of drawings thereunder.

(d) The Company shall pay (or cause to be paid) on the Closing Date to the Administrative Agent and its affiliates all fees in the Fee Letter that are due and payable on the Closing Date. The Company shall pay (or cause to be paid) on the Closing Date to the Lenders all upfront fees previously agreed in writing.

(e) Accrued fees under clauses (b) and (c) above shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first full Fiscal Quarter ending after the Closing Date, and on the Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

(f) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to Commitment Fees accruing with respect to its Revolving Commitment during such period pursuant to clause (b) above or Letter of Credit Fees accruing during such period pursuant to clause (c) above (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), provided that (i) to the extent that a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.25, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments, and (ii) to the extent any portion of such LC Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the relevant Issuing Bank. The pro rata payment provisions of Section 2.20 shall automatically be deemed adjusted to reflect the provisions of this clause (f).

Section 2.14 Computation of Interest and Fees; Retrospective Adjustments of Applicable Rate.

(a) Interest hereunder (other than on Loans denominated in Sterling) based on the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day) and interest hereunder on Loans denominated in Sterling shall be computed on the basis of a year of

365 days and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Company and its Subsidiaries or for any other reason, the Company or the Administrative Agent determines that (i) the First Lien Net Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the First Lien Net Leverage Ratio would have resulted in higher pricing for such period, the Company shall immediately and retroactively be obligated to pay to the Administrative Agent promptly on demand by the Administrative Agent (or, after the occurrence of an Event of Default under Section 8.01(g), Section 8.01(h) or Section 8.01(i), automatically and without further action by the Administrative Agent), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.

Section 2.15 Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any Eurodollar Borrowing,

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant interbank market (for the avoidance of doubt, other than by reason of a LIBOR Discontinuance Event), adequate means do not exist for ascertaining LIBOR for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrowers and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended, (ii) all such affected Loans denominated in Dollars shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrowers prepay such Loans in accordance with this Agreement and (iii) all such affected Loans denominated in Euros, Sterling or any other Alternative Currency shall be subject to an alternate rate mutually acceptable to the Borrowers and the Administrative Agent. Unless the Borrowers notify the Administrative Agent at least one Business Day before the date of any Eurodollar Borrowing for which a Notice of Borrowing or Notice of Conversion/Continuation has previously been given that it elects not to borrow, continue or convert to a Eurodollar Borrowing on such date, then such Revolving Borrowing in Dollars shall be made as, continued as or converted into a Base Rate Borrowing.

Section 2.16 Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrowers and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Borrowing, such Lender’s Loan shall be made as a

Base Rate Loan as part of the same Borrowing for the same Interest Period and, if the affected Eurodollar Loan is then outstanding, such Loan (if denominated in Dollars) shall be converted to a Base Rate Loan or (if denominated in Euros, Sterling or any other Alternative Currency) shall be converted to a Loan bearing interest at an alternative rate mutually acceptable to the Borrowers and the Administrative Agent, in each case, either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.17 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) impose on any Lender or on any Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein; or

(iii) subject any Recipient to any Taxes (other than Indemnified Taxes, clause (b) of the definition of “Excluded Taxes” and Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or such Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount), then, from time to time, such Lender or such Issuing Bank may provide the Borrowers (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts, and within 10 Business Days after receipt of such notice and demand the relevant Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amounts as will compensate such Lender or such Issuing Bank for any such increased costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or such Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, such Issuing Bank or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies or the policies of such Parent Company with respect to capital adequacy and liquidity), then, from time to time, such Lender or such Issuing Bank may provide the Borrowers (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts, and within 10 Business Days after receipt of such notice and demand the relevant Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amounts as will compensate such Lender, such Issuing Bank or such Parent Company for any such reduction suffered.

(c) A certificate of such Lender or such Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, such Issuing Bank or the Parent Company of such Lender or such Issuing Bank, as the case may be, specified in clause (a) or clause (b) above and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrowers (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.17 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the applicable Issuing Bank pursuant to this Section 2.17 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.18 Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by any of the Borrowers to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the relevant Borrower shall compensate each Lender, within five Business Days after written demand from such Lender, for any loss, cost or expense (excluding loss of anticipated profit) attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan (but not including the Applicable Margin applicable thereto) for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (ii) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the relevant Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.18 and the basis therefor and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be submitted to the Borrowers by any Lender (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.

Section 2.19 Taxes. (a) Any and all payments by or on account of any obligation of any of the Borrowers hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes; provided that if any applicable Requirements of Law requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the relevant Borrower shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.19) the applicable Recipient shall receive an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) In addition, without limiting the provisions of clause (a) above, each relevant Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Without duplication of its responsibilities under Section 2.19(a), each relevant Borrower shall indemnify each Recipient within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by such Recipient or required to be withheld or deducted from a payment to such Recipient (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) and any penalties, interest and reasonable, documented out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except any such penalties, interest or expenses resulting from a Recipient’s gross negligence or willful misconduct. Each Recipient agrees to give written notice to the Borrowers of the assertion of any claim against such Recipient relating to such Indemnified Taxes or Other Taxes no later than 180 days after such Recipient obtains knowledge thereof, and no Borrower shall be required to pay additional amounts, or indemnify the Recipient, under this Section 2.19 for any such Indemnified Taxes or Other Taxes to the extent such Recipient fails to provide such written notice within such 180-day period. A certificate as to the amount of such payment or liability delivered to the Borrowers by the applicable Recipient (with a copy to the Administrative Agent in the case of a Recipient other than the Administrative Agent) shall be conclusive, absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any of the Borrowers to a Governmental Authority, each relevant Borrower shall deliver to the Administrative Agent an original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Tax Forms.

(i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested in writing by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding and as will permit the Administrative Agent and the Borrowers to determine whether or not such Recipient is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of the foregoing, any Recipient that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent, on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), duly executed originals of IRS Form W-9 certifying, to the extent such Recipient is legally entitled to do so, that such Recipient is exempt from U.S. federal backup withholding tax.

(iii) Each Recipient that is a Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, (1) on or prior to the date such Recipient becomes a Recipient under this Agreement, (2) on or prior to the date on which any such form or certification expires or becomes obsolete, (3) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this sub-clause (e)(iii), and (4) from time to time upon the reasonable request by the Borrowers or the Administrative Agent, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the Borrowers or the Administrative Agent), whichever of the following is applicable:

(A) if such Recipient is claiming eligibility for benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, duly executed originals of IRS Form W-8BEN, Form W-8BEN-E, or any successor forms thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty, and (2) with respect to any other applicable payments under any Loan Document, duly executed originals of IRS Form W-8BEN, Form W-8BEN-E, or any successor forms thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) duly executed originals of IRS Form W-8ECI, or any successor form thereto, certifying that the payments received by such Recipient are effectively connected with such Recipient’s conduct of a trade or business in the United States;

(C) if such Recipient is claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, duly executed originals of IRS Form W-8BEN, Form W-8BEN-E, or any successor forms thereto, together with a certificate (a “U.S. Tax Compliance Certificate”) reasonably acceptable to the Administrative Agent and the Borrowers, upon which such Recipient certifies that (1) such Recipient is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) such Recipient is not a “10% shareholder” of any of the Borrowers within the meaning of Section 871(h)(3) or Section 881(c)(3)(B) of the Code, (3) such Recipient is not a “controlled foreign corporation” that is related to either of the Borrowers within the meaning of Section 881(c)(3)(C) of the Code, and (4) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Recipient; or

(D) if such Recipient is not the beneficial owner (for example, a partnership or a participating Recipient granting a typical participation), duly executed originals of IRS Form W-8IMY, or any successor form thereto, accompanied by IRS Form W-9, IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, and/or other certification documents from each beneficial owner, as applicable; provided that if such Recipient is a partnership and one or more direct or indirect partners of such Recipient are claiming the portfolio interest exemption, such Recipient may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.

(iv) Each Recipient agrees that if any form or certification it previously delivered under this Section 2.19 expires or becomes obsolete or inaccurate in any respect and such Recipient is not legally entitled to provide an updated form or certification, it shall promptly notify the Borrowers and the Administrative Agent of its inability to update such form or certification.

(f) If a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 2.19(f), “FATCA” shall be deemed to include any amendment or successor thereto.

(g) If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made or additional amounts paid with respect to the Taxes giving rise to such refund) within 30 days after receipt thereof, net of all out-of-pocket expenses (including Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority). Each relevant Borrower, upon the written request of such Recipient, shall repay to such Recipient the amount paid over pursuant to this Section 2.19(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.19(g), in no event will the Recipient be required to pay any amount to a relevant Borrower pursuant to this Section 2.19(g) the payment of which would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.19(g) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

(h) Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.20 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each of the Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.17, 2.18 or 2.19, or otherwise) prior to 2:00 p.m. (New York City time) in the case of any payments denominated in Dollars and prior to 9:00 a.m. (New York City time) in the case of any payment denominated in an

Alternative Currency, in each case, on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans, fees and LC Disbursements denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made in Dollars and in immediately available funds on the dates specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal of and interest on Loans, fees and LC Disbursements denominated in an Alternative Currency shall be made in such Alternative Currency and in immediately available funds on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to any Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.17, 2.18 and 2.19 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. If, for any reason, any of the Borrowers is prohibited by any applicable law from making any required payment hereunder in an Alternative Currency, it shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied: first, to all fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Banks then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Banks based on their respective pro rata shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to the payment of principal of the Loans and unreimbursed LC Disbursements then due and payable hereunder, ratably among the parties entitled thereto based on their respective pro rata share so such principal and unreimbursed LC Disbursements.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Class of Loans or participations in LC Disbursements that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Class of Loans and participations in LC Disbursements and accrued interest and fees thereon than the proportion received by any other Lender in such Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in LC Disbursements and the Loans of such Class of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders in such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.20(c) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any of the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.20(c) shall apply). Each of the Borrowers consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each of the Borrowers in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that a Borrower will not make such payment, the Administrative Agent may assume that each Borrower has made all relevant payments on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the relevant Issuing Bank, as the case may be, the amount or amounts due. In such event, if a Borrower has not in fact made such payment, then each of the Lenders or the relevant Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.21 Letters of Credit. (a) During the Availability Period, each Issuing Bank, in reliance upon the agreements of the other Revolving Lenders pursuant to Section 2.21(d) and Section 2.21(e) shall issue, at the request of any of the Borrowers, Letters of Credit for the account of any Account Party on the terms and conditions hereinafter set forth; provided that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five Business Days prior to the Revolving Commitment Termination Date; provided that any Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to in Section 2.21(a)(i)(B) above unless other provisions or arrangements reasonably satisfactory to the Issuing Bank thereof shall have been made); (ii) each Letter of Credit shall be for the account of the Account Party named therein; (iii) none of the Borrowers may request any Letter of Credit if, after giving effect to such issuance, the aggregate Revolving Credit Exposure of all Revolving Lenders would exceed the aggregate Revolving Commitments; provided, further, that unless an Issuing Bank agrees otherwise, no Issuing Bank shall be required under this Section 2.21 to issue commercial or trade letters of credit. Notwithstanding anything to the contrary in this Agreement, any Lead Arranger that is an Issuing Bank shall only be required to issue standby Letters of Credit, unless otherwise agreed by such Issuing Bank. Each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant Issuing Bank without recourse a participation in each Letter of Credit equal to such Revolving Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit (1) on the Closing Date with respect to all Existing Letters of Credit and (2) on the date of issuance with respect to all other Letters of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Revolving Lender by an amount equal to the amount of such participation. Each Letter of Credit shall be in form and substance reasonably satisfactory to the applicable Issuing Bank and issued in accordance with such Issuing Bank’s standard operating procedures and policies.

(b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall give the Issuing Bank and the Administrative Agent an irrevocable Notice of Borrowing at least three Business Days (or such shorter period as is acceptable to the Issuing Bank) prior to the requested date of such issuance, amendment, renewal or extension specifying the Account Party. Such Notice of Borrowing shall specify the date

(which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated (which shall be Dollars, Euros, Sterling or any other Alternative Currency), the name and address of the beneficiary thereof and such other information as shall be reasonably necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the applicable Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the relevant Issuing Bank shall reasonably require; provided that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c) At least two Business Days prior to the issuance of any Letter of Credit, the relevant Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the relevant Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the relevant Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date such Issuing Bank is to issue the requested Letter of Credit directing such Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.21(a) above or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the relevant Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the relevant Issuing Bank’s usual and customary business practices. Promptly, upon request by the applicable Borrower or the Administrative Agent, the applicable Issuing Bank will deliver to the applicable Borrower or the Administrative Agent a true and complete copy of any Letter of Credit or any amendment to a Letter of Credit.

(d) Each Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. Each Issuing Bank shall notify the applicable Borrower and the Administrative Agent of such demand for payment and whether such Issuing Bank has made or will make a LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to such LC Disbursement. The applicable Borrower shall be irrevocably and unconditionally obligated to reimburse the relevant Issuing Bank for any LC Disbursements paid by such Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the applicable Borrower shall have notified the relevant Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the second Business Day immediately after the date of its receipt of such demand for payment from the relevant Issuing Bank that it or Account Party intends to reimburse such Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the applicable Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting the Revolving Lenders to make a Revolving Borrowing of the currency of such LC Disbursement or the Dollar Equivalent (calculated using the Exchange Rate when such payment is due) of such LC Disbursement if it is made in Euros, Sterling or any other Alternative Currency on the date falling two Business Days after the receipt by the applicable Borrower of such demand for payment from the relevant Issuing Bank; provided that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.02 hereof shall not be applicable. The Administrative Agent shall notify the Revolving Lenders of such Borrowing in accordance with Section 2.03, and each Revolving Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of such Issuing Bank in accordance with Section 2.04. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse such Issuing Bank for such LC Disbursement.

(e) If for any reason a Revolving Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Revolving Lender (other than the relevant Issuing Bank) shall be obligated to fund the participation that such Revolving Lender purchased pursuant to Section 2.21(a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Revolving Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Revolving Lender or any other Person may have against the relevant Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrowers or any of their Subsidiaries, (iv) any breach of this Agreement by any of the Borrowers or any other Revolving Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Revolving Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the relevant Issuing Bank. Whenever, at any time after any Issuing Bank has received from any such Revolving Lender the funds for its participation in a LC Disbursement, such Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or such Issuing Bank, as the case may be, will distribute to such Revolving Lender its Pro Rata Share of such payment; provided that if such payment is required to be returned for any reason to any of the Borrowers or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Revolving Lender will return to the Administrative Agent or such Issuing Bank any portion thereof previously distributed by the Administrative Agent or such Issuing Bank to it.

(f) To the extent that any Revolving Lender shall fail to pay any amount required to be paid pursuant to Section 2.21(d) or Section 2.21(e) above on the due date therefor, such Revolving Lender shall pay interest to the relevant Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided that if such Lender shall fail to make such payment to the relevant Issuing Bank within three Business Days of such due date, then, retroactively to the due date, such Revolving Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.12(c).

(g) If any Event of Default shall occur and be continuing, on the second Business Day (or such later date as agreed by the Administrative Agent) after the Borrowers receive notice from the Administrative Agent or the Required Lenders demanding that their reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this Section 2.21(g), the applicable Borrowers in respect of such Letter of Credit or the applicable Account Parties shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and the Lenders, an amount in cash equal to its share of the aggregate LC Exposure of all Lenders as of such date plus any accrued and unpaid interest and fees thereon; provided that such obligation to Cash Collateralize the reimbursement obligations of the Borrowers with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in Section 8.01(g) or Section 8.01(h). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Borrowers agree to execute any documents and/or certificates to effectuate the intent of this Section 2.21(g). Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it had not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrowers under this Agreement and the other Loan Documents. If the Borrowers are required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the applicable Borrowers within three Business Days after all Events of Default have been cured or waived.

(h) Upon the request of any Lender, but no more frequently than quarterly, each Issuing Bank shall deliver (through the Administrative Agent) to each Lender and each of the Borrowers a report describing the aggregate Letters of Credit then outstanding. Upon the request of any Lender from time to time, each Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(i) The Borrowers’ obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii) the existence of any claim, set-off, defense or other right which any Borrowers, any Account Party or any Subsidiary or Affiliate of any of the Borrowers or any Account Party may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the relevant Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document to such Issuing Bank that does not comply with the terms of such Letter of Credit;

(v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.21, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder; or

(vi) the existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Banks, any Lender nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any

Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrowers to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, any Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j) Notwithstanding any other provision of this Agreement to the contrary, in the event that a Letter of Credit is issued on account of an Account Party other than a Borrower, the Borrowers agree that the Company shall be the primary obligor with respect to any reimbursement obligations arising under such Letter of Credit, and that any payments made by the Company to the Administrative Agent in respect of such reimbursement obligations shall be deemed to be a contribution of the amount of such payment to the capital of the applicable Account Party by the Company of a like amount, followed by a payment of such reimbursement obligations in a like amount, and will be paid by the Company directly to the Administrative Agent solely to avoid the inefficiency of multiple transfers of funds.

(k) Unless otherwise expressly agreed by the relevant Issuing Bank and the applicable Borrower when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the applicable Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.

(l) An Issuing Bank may be replaced at any time by written agreement between the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent will notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement becomes effective, the Borrowers will pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13. From and after the effective date of any such replacement, (i) the successor Issuing Bank will have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” will be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context will require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank will remain a party hereto and will continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but will not be required to issue additional Letters of Credit.

(m) From time to time, the Borrowers may, by notice to the Administrative Agent, designate any Revolving Lender to act as an Issuing Bank; provided that such Lender agrees in its sole discretion to act as such and such Lender is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank will execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval will not be unreasonably withheld) and will thereafter be an Issuing Bank hereunder for all purposes. The Borrowers may, in their respective sole discretion, request a Letter of Credit issuance from any Issuing Bank.

(n) If the applicable Maturity Date in respect of any class of Revolving Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other classes of Revolving Commitments in respect of which the applicable Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.21(d)) under (and ratably participated in by Lenders pursuant to) the Revolving Commitments in respect of such non-terminating classes up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be reallocated); provided, in no event shall such reallocation cause a Lender’s share of the Revolving Commitment to exceed such Lender’s Revolving Commitment, and (ii) to the extent not reallocated pursuant to sub-clause (n)(i) above, the applicable Borrower shall Cash Collateralize any such Letter of Credit in a manner reasonably acceptable to the applicable Issuing Bank. If, for any reason, such cash collateral is not provided or reallocation does not occur, the Revolving Lenders under the maturing tranche shall continue to be responsible for their participating interests in the Letters of Credit. Except to the extent of reallocations of participations pursuant to sub-clause (n)(i) above, the occurrence of a Maturity Date with respect to a given tranche of Revolving Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such applicable Maturity Date. Unless otherwise previously agreed, commencing with the Maturity Date of any tranche of Revolving Commitments, the sublimit for Letters of Credit (if any) shall be agreed with the Revolving Lenders under the extended tranches.

Section 2.22 Incremental Facilities. (a) Notice. At any time and from time to time, on one or more occasions, subject to the terms and conditions set forth herein, the Company (and, in the case of any Incremental Revolving Commitments, the Borrowers) may, by notice to the Administrative Agent, (i) increase the aggregate principal amount of any outstanding Class of Term Loans or add one or more additional Classes of Term Loans under the Loan Documents (any such new Class or increase of Term Loans, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and/or (ii) add one or more new Classes of revolving commitments and/or increase the Revolving Commitments or any other existing Revolving Facility (any such new Classes or increase, an “Incremental Revolving Commitment” and, together with any Incremental Term Facility, “Incremental Facilities”, or either thereof, an “Incremental Facility”; and the loans thereunder, “Incremental Revolving Loans” and, together with any Incremental Term Loans, “Incremental Loans”).

(b) Ranking. Incremental Facilities may, at the discretion of the Company, be secured or unsecured in the form of Pari Passu Secured Debt, Junior Lien Debt, Guaranteed Debt or Unsecured Debt. If Incremental Facilities are Pari Passu Secured Debt or Junior Secured Debt, a Debt Representative, acting on behalf of the holders of such Incremental Facilities, will become party or otherwise subject to the provisions of an Acceptable Intercreditor Agreement.

(c) Size. The principal amount of Incremental Facilities incurred pursuant to this Section 2.22 and Incremental Equivalent Term Debt incurred pursuant to Section 7.01(a) (other than amounts incurred (including through reclassification) pursuant to the Available Incremental Facility Amount) will not exceed at the time of such incurrence, in the aggregate, an amount (of which not more than $400,000,000 can be for Incremental Revolving Commitments) equal to the sum of (i) (A) the greater of (1) $881,000,000 and (2) 100% of Consolidated Adjusted EBITDA for the most recently ended Test Period on the date of such incurrence, calculated on a Pro Forma Basis, plus (ii) the amount of all voluntary prepayments of any Class of Term Loans, Incremental Equivalent Term Debt, Other First Lien Indebtedness (including, in each case, purchases, redemptions and other retirements of loans by the Loan Parties in the amount of cash spent on such Indebtedness subject to such purchases, redemptions and other retirements of loans) and voluntary permanent commitment reductions of the Revolving Commitments, any Incremental Revolving Commitments and Refinancing Revolving Commitments, in each case, so long as such prepayment or commitment reduction is effected on or prior to the date of any such incurrence (including all loan buy-backs (whether or not offered to all Lenders) and yank-a-bank payments, with credit given to the cash amount spent) and such prepayment, repurchase or reduction is not funded with the proceeds of long-term indebtedness (other than revolving indebtedness) (collectively, the “Fixed Incremental Amount”); provided that the Company and (in the case of Incremental Revolving Commitments) the Additional Borrowers may incur additional Incremental Facilities and Incremental Equivalent Term Debt without regard to the Fixed Incremental Amount so long as:

(i) with respect to any such Incremental Facility or Incremental Equivalent Term Debt which is Pari Passu Secured Debt, the First Lien Net Leverage Ratio (determined on a Pro Forma Basis) is equal to or less than 2.75:1.00 as of the most recent Test Period;

(ii) with respect to any such Incremental Facility or Incremental Equivalent Term Debt which is Junior Secured Debt or Guaranteed Debt, the Guaranteed Net Leverage Ratio (determined on a Pro Forma Basis) is equal to or less than 4.50:1.00as of the most recent Test Period; and

(iii) with respect to any such Incremental Facility or Incremental Equivalent Term Debt which is Unsecured Debt, the Fixed Charge Coverage Ratio (determined on a Pro Forma Basis) is equal to or greater than 2.00:1.00 as of the most recent Test Period (the Indebtedness permitted to be incurred pursuant to clauses (i) through (iii) of this proviso, the “Ratio Incremental Amount”, and together with the Fixed Incremental Amount, the “Available Incremental Facility Amount”),

provided that, in the case of Incremental Facilities that are Incremental Revolving Commitments, the foregoing ratio calculations shall be tested as if such Incremental Revolving Commitments are fully drawn.

If any Borrower incurs indebtedness under the Fixed Incremental Amount (and any fixed debt basket) on the same date that it incurs indebtedness under the Ratio Incremental Amount (or any other ratio debt incurrence basket), then the First Lien Net Leverage Ratio, the Guaranteed Net Leverage Ratio or the Fixed Charge Coverage Ratio (or any other applicable ratio), as applicable, with respect to the amounts incurred under the Ratio Incremental Amount will be calculated without including any incurrence under the Fixed Incremental Amount (and any fixed debt basket). Unless the Company elects otherwise, each Incremental Facility shall be deemed incurred first under the Ratio Incremental Amount to the extent permitted, with the balance incurred under the Fixed Incremental Amount.

(d) Incremental Lenders. Incremental Facilities may be provided by any existing Lender (it being understood that no existing Lender will have an obligation to provide Incremental Facilities) or any Additional Lender; provided that the Administrative Agent shall have consented, and in the case of Incremental Revolving Commitments structured as an increase to the existing Revolving Commitments, the Issuing Bank should have consented, (in each case, such consent not to be unreasonably withheld, delayed or conditioned) to any Additional Lender’s providing such Incremental Facilities if such consent by the Administrative Agent or the Issuing Bank would be required under Section 10.04 for an assignment of Term Loans or Revolving Commitments, as applicable, to such Additional Lender.

(e) Incremental Facility Amendments. Each Incremental Facility that is Pari Passu Secured Debt hereunder will become effective pursuant to an amendment (each, an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the applicable Borrower(s), each Lender or Additional Lender providing such Incremental Facility (the “Incremental Lenders”) and the Administrative Agent. Each Incremental Facility that is Junior Secured Debt shall be subject to an Acceptable Intercreditor Agreement. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Incremental Facility Amendment. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary, advisable or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to reflect the provisions of this Section 2.22 and the existence and terms of the Incremental Facility and the Loans evidenced thereby. This Section 2.22 supersedes any provision in Section 10.02 to the contrary.

(f) Conditions. The availability of Incremental Term Loans will be subject solely to the following conditions:

(i) no Event of Default shall have occurred and be continuing on the date such Incremental Facility is incurred or would exist immediately after giving effect thereto; provided, that if the Incremental Facility is being incurred in connection with a Limited Condition Transaction and an LCA Election is made, the date of determination of whether this condition is satisfied shall be the LCA Test Date; and

(ii) such other conditions (if any) as may be required by the Incremental Lenders providing such Incremental Loans, unless such other conditions are waived by such Incremental Lenders.

(g) Terms. Each notice delivered pursuant to this Section 2.22 will set forth the amount and proposed terms of the relevant Incremental Facility. The terms of each Incremental Facility will be as agreed between the applicable Borrower(s) and the Incremental Lenders providing such Incremental Facility; provided that:

(i) other than in connection with (A) Customary Bridge Loans or (B) Incremental Loans the principal amount of which does not exceed the Inside Maturity Basket, the final maturity date of such Incremental Loans will be no earlier than the Latest Maturity Date of the Term Loans;

(ii) other than in connection with (A) Customary Bridge Loans or (B) Incremental Loans the principal amount of which does not exceed the Inside Maturity Basket, the Weighted Average Life to Maturity of such Incremental Loans will be no shorter than the longest remaining Weighted Average Life to Maturity of the Term Loans at the time of incurrence thereof; provided that, notwithstanding the foregoing, Incremental Term Loans may amortize at a rate of 1.00% per annum of the aggregate principal amount of such Incremental Term Loans;

(iii) subject to sub-clauses (g)(i) and (g)(ii) above, the amortization schedules applicable to such Incremental Term Loans will be determined by the Company and the Incremental Lenders providing such Incremental Term Loans;

(iv) such Incremental Term Loans may provide for the ability to participate on (A) a pro rata basis or less than pro rata basis in any mandatory prepayments of the Term Loans and (B) a pro rata basis, or greater or less than pro rata basis in any voluntary prepayments of the Term Loans;

(v) any Incremental Revolving Commitment may participate on a pro rata basis or a less than pro rata basis with the other outstanding Revolving Facilities in any reduction or prepayment of the Revolving Commitments or Revolving Loans;

(vi) the proceeds of such Incremental Loans may be used to finance the working capital needs and other general corporate purposes of the Company and its Subsidiaries (including for capital expenditures, Acquisitions, Investments, working capital, earn-out payments, deferred purchase price payments and/or purchase price adjustments, the payment of transaction fees and expenses (in each case, including in connection with the Transactions), other Investments, Restricted Payments, refinancing of indebtedness and any other transactions or purpose not prohibited by the terms of the Loan Documents; and

(vii) any Incremental Revolving Commitment shall mature no earlier than, and require no scheduled mandatory commitment reduction prior to, the Maturity Date applicable to the Revolving Commitments.

(h) Pricing.

(i) Subject to Section 2.22(h)(ii) below, (A) the interest rate, fees and original issue discount for any Incremental Facility will be as determined by the Company and the Incremental Lenders providing such Incremental Term Loan and (B) the interest rate, fees and original issue discount for any Incremental Equivalent Term Debt will be as determined by the Company and the providers of such Incremental Equivalent Term Debt.

(ii) If the yield (as determined below) on any Incremental Term Loan or Incremental Equivalent Term Debt (in each case, in the form of broadly syndicated term loans secured on a pari passu basis with, and denominated in the same currency as, the Initial Term Loans, and excluding any Incremental Term Loan or Incremental Equivalent Term Debt that constitutes a Customary Bridge Loan) (such yield, the “Incremental Term Yield”) exceeds the yield (as determined below) on the Initial Term Loans denominated in the same currency as such Indebtedness by more than 0.50%, then the interest margins for such Initial Term Loans will automatically be increased to a level such that the yield on such Initial Term Loans will be 0.50% below the Incremental Yield on such Incremental Term Loan or Incremental Equivalent Term Debt, as applicable. Any increase in yield on the Initial Term Loans required pursuant to this Section 2.22(h) and resulting from the application of an Adjusted LIBO Rate or Base Rate “floor” on any Incremental Term Loans, Incremental Equivalent Term Debt in the form of term loans secured on a pari passu basis with the Initial Term Loans in the form of term loans will be effected solely through an increase in such “floor” (or an implementation thereof, as applicable) in respect of the Initial Term Loans. In determining whether the Incremental Yield on Incremental Term Loan or Incremental Equivalent Term Debt in the form of term loans secured on a pari passu basis with the Initial Term Loans exceeds the yield on the Initial Term Loans by more than 0.50%, (A) such determination will take into account interest margins (and any coupon payable, if applicable), minimum Adjusted LIBO Rate, minimum Base Rate, upfront fees and original issue discount on the Term Loans or such other Indebtedness, with upfront fees and original issue discount being equated to interest margins or coupon based on an assumed four-year life to maturity, but will exclude any arrangement, syndication, structuring, commitment, placement, underwriting, amendment consent or other fees payable in connection therewith that is not shared among the applicable lenders or holders of such Indebtedness on a pro rata basis and (B)(1) with respect to the Initial Term Loans, to the extent the Adjusted LIBO Rate on the closing date of the Incremental Facility is less than any Adjusted LIBO Rate floor then applicable to the Initial Term Loans, the amount of such difference shall be deemed added to the applicable rate for such Initial Term Loans solely for the purposes of determining whether an increase in the interest margins for such Initial Term Loans shall be required and (2) with respect to any Incremental Loan or Incremental Equivalent Term Debt in the form of term loans (in each case if the interest rate with respect to such Incremental Equivalent Term Debt is determined on a floating rate basis by reference to the Adjusted LIBO Rate or any equivalent definition thereof), to the extent that the Adjusted LIBO Rate or any equivalent definition thereof on the closing date of the Incremental Facility is less than any interest rate floor, if any, applicable to the Incremental Loans, the amount of such difference shall be deemed added to the applicable rate for such Incremental Loans solely for the purposes of determining the Incremental Yield; provided, that for purposes of calculating the Adjusted LIBO Rate or any such equivalent definition for this sub-clause (B), such rate shall be for the same interest period, which shall be determined by the Company from the interest periods available to it under this Agreement and such Indebtedness, respectively. In addition to the foregoing, for purposes of calculating the Incremental Yield for any Incremental Equivalent Term Debt that constitutes fixed-rate Indebtedness, the fixed rate coupon of such Indebtedness shall be swapped to a floating rate on a customary matched-maturity basis, and the Incremental Yield of such fixed-rate Indebtedness on a floating rate basis shall be reasonably determined in a customary manner by the Administrative Agent based on customary financial methodology in consultation with the Company (or, if the Administrative Agent declines (or is unable) to determine such Incremental Yield or the appropriate floating rate swap on a matched maturity basis, as reasonably determined in a customary manner based on customary financial methodology by a financial institution reasonably acceptable to the Administrative Agent and the Company).

(i) Incremental Revolving Commitment. Upon each increase in the revolving commitments under any Revolving Facility pursuant to this Section 2.22, each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Additional Lender providing a portion of the Incremental Revolving Commitment (each, an “Incremental Revolving Lender”) in respect of such increase, and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit under such Revolving Facility such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in such Letters of Credit under such Revolving Facility held by each Revolving Lender (including each such Incremental Revolving Lender), as applicable, will equal the percentage of the aggregate revolving commitments of all Revolving Lenders under such Revolving Facility. Additionally, if any revolving loans are outstanding under a Revolving Facility at the time any Incremental Revolving Commitments are established as an increase to such Revolving Facility, the applicable Revolving Lenders immediately after effectiveness of such Incremental Revolving Commitments shall purchase and assign at par such amounts of the revolving loans outstanding under such Revolving Facility at such time as the Administrative Agent may require such that each Revolving Lender holds its pro rata percentage of all revolving loans outstanding under such Revolving Facility immediately after giving effect to all such assignments. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(j) Fungible Tranches. Notwithstanding anything herein to the contrary, the Company and the Administrative Agent may effectuate changes to the amortization schedule of any class of existing Loans to the extent (but only to the extent) necessary to allow for the Incremental Loans to be treated as “fungible” with such class of existing Loans including by having such Incremental Loans have modestly higher amortization payments.

Section 2.23 Refinancing Facilities. (a) Credit Agreement Refinancing Indebtedness may, at the election of the Company, take the form of new Term Loans under an additional Term Facility hereunder (“Refinancing Term Loans”) and/or new revolving commitments under an additional Revolving Facility hereunder (“Refinancing Revolving Commitments” and the loans thereunder, “Refinancing Revolving Loans”; and together with the Refinancing Term Loans, the “Refinancing Loans”) pursuant to a Refinancing Amendment.

(b) The effectiveness of any Refinancing Amendment will be subject only to the satisfaction on the date thereof of such of the conditions set forth in Section 3.01 and Section 3.02 as may be requested by the providers of Refinancing Loans. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Refinancing Amendment.

(c) Any Refinancing Amendment may, without the consent of any Person other than the Administrative Agent, the Borrowers and the Lenders or Additional Lenders providing Refinancing Loans, effect such amendments to this Agreement and the other Loan Documents as may be necessary, advisable or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of this Section 2.23. This Section 2.23 supersedes any provisions in Section 10.02 to the contrary.

(d) Any Lender approached to provide all or a portion of Refinancing Loans may elect or decline, in its sole discretion, to provide such Refinancing Loans (it being understood that there is no obligation to approach any existing Lenders to provide Refinancing Loans). The consent of the Administrative Agent, and in the case of Refinancing Revolving Commitments, the Issuing Bank (in each case, such consent not to be unreasonably withheld, delayed or conditioned) will be required in respect of any Person providing Refinancing Loans if such consent would be required under Section 10.04 for an assignment of such Loans to such Person.

(e) Notwithstanding anything to the contrary in this Section 2.23 or otherwise, the borrowing and repayment (except for (i) payments of interest and fees at different rates on Revolving Commitments (and related outstandings), (ii) repayments required upon the maturity date of the Refinancing Revolving Commitments and (iii) repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Refinancing Revolving Commitments after the date of obtaining any Refinancing Revolving Commitments shall be made on at least a pro rata basis with all other Revolving Facilities.

(f) There is no requirement that any Refinancing Amendment be subject to any “most favored nation” pricing provisions.

Section 2.24 Mitigation of Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.17, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, or if any Lender determines it can no longer make or maintain any Eurodollar Loans pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgement of such Lender, such designation or assignment would eliminate or reduce amounts payable under Section 2.16, Section 2.17 or Section 2.19, as the case may be, in the future; provided that such efforts would not subject such Lender to any material unreimbursed cost or expenses and would not otherwise be disadvantageous to such Lender in any material respects.The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.17, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, (ii) any Lender is a Defaulting Lender or a Disqualified Institution, or (iii) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.02(b), the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate (and such Lender agrees to assign and delegate), without recourse (in accordance with and subject to the restrictions set forth in Section 10.04(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.17 or 2.19) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender) (a “Replacement Lender”); provided that (A) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld (unless such assignment would not require such consent under Section 10.04), (B) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it and all funded participations in LC Disbursements, accrued interest thereon, accrued fees, any breakage costs required under Section 2.18 and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest and fees) and from each relevant Borrower (in the case of all other amounts), (C) in the case of a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments, and (D) in the case of a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such terminated Lender was a Non-Consenting Lender. A Lender (other than a Defaulting Lender or a Disqualified Institution) shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Nothing in this Section 2.24 shall be deemed to prejudice any rights that the Borrowers or any Lender that is not a Defaulting Lender may have against any Lender that is a Defaulting Lender.

Section 2.25 Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement is restricted as set forth in the definition of Required Lenders and Required Revolving Lenders.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IV or otherwise), will be applied at such time or times as may be determined by the Administrative Agent as follows:

(A) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

(B) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank hereunder;

(C) third, if so determined by the Administrative Agent or requested by the Issuing Bank, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit;

(D) fourth, as the Company or applicable Additional Borrowers may request, to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement;

(E) fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement;

(F) sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(G) seventh, to the payment of any amounts owing to the Company or applicable Additional Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Company or the applicable Additional Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(H) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.25(a)(ii) will be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. Such Defaulting Lender (A) will not be entitled to receive any Commitment Fee pursuant to Section 2.13(b) for any period during which that Lender is a Defaulting Lender and (B) will not be entitled to receive any Letter of Credit Fee pursuant to Section 2.13(c) for any period during which that Lender is a Defaulting Lender (although the applicable Additional Borrower will be required to pay any such Letter of Credit Fee that otherwise would have been required to have been paid to such Defaulting Lender to the non-Defaulting Lenders or Issuing Bank, in accordance with any reallocation of the Fronting Exposure to non-Defaulting Lenders or as may be retained by the Issuing Bank, as the case may be).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.21, the Pro Rata Share of each non-Defaulting Lender will be computed without giving effect to the Revolving Commitment of such Defaulting Lender, and such obligation to so acquire, refinance or fund participations in such Letters of Credit shall automatically be reallocated among the non-Defaulting Lenders with Revolving Commitments upon such Defaulting Lender becoming a Defaulting Lender; provided that, each such reallocation will be given effect only to the extent such that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit will not exceed the positive difference, if any, of (A) the Revolving Commitment of such non-Defaulting Lender minus (B) the aggregate outstanding amount of the Revolving Loans of such non-Defaulting Lender.

(v) Elimination of Remaining Fronting Exposure. At any time that there exists a Defaulting Lender, promptly upon the reasonable request of the Administrative Agent or the Issuing Bank, the Company or the applicable Additional Borrowers will deliver to the Administrative Agent cash collateral in an amount sufficient to cover all Fronting Exposure of the LC Exposure (after giving effect to Section 2.25(a)(iv)) which will be held as security for the reimbursement obligations of the Company or the applicable Additional Borrowers with respect to the LC Exposure.

(b) Defaulting Lender Cure. If the Company, the Administrative Agent and the Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 2.25(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company or any Additional Borrower while such Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.26 Extension of Term Loans and Revolving Commitments. (a) From time to time after the Closing Date, the relevant Borrower(s) may, by written notice to the Administrative Agent, request that the scheduled Maturity Date applicable to the relevant Class of Term Loans or Revolving Commitments as selected by the relevant Borrower then in effect be extended, effective as of a date selected by the relevant Borrower(s) (the “Extension Effective Date”; and such extension, an “Extension”, and each of Term Loans or Revolving Commitments, as applicable, in each case as so extended, being a separate Class; any Extended Term Loans shall constitute a separate Class of Term Loans from the Class of Term Loans from which they were converted, and any Extended Revolving Commitments shall constitute a separate Class of Revolving Commitments from the Class of Revolving Commitments from which they were converted). Upon receipt of the extension request, the Administrative Agent shall promptly notify each Lender of such request. If a Lender agrees, in its sole discretion, to so extend the applicable Maturity Date of the relevant Term Loan or Revolving Commitment (an “Extending Lender”), it shall deliver to the Administrative Agent a written notice of its agreement to do so no later than five days after the date on which the relevant extension request is received by the Administrative Agent (the “Extension Request Date”) (or such later date to which the Borrowers and the Administrative Agent shall agree), and the Administrative Agent shall promptly thereafter notify the Borrowers of such Extending Lender’s agreement to extend the relevant Maturity Date applicable to such Lender’s Term Loans or Revolving Commitment (as applicable) (and such agreement shall be irrevocable until the Extension Effective Date). The Term Loans or Revolving Commitment (as applicable) in the relevant Class of any Lender that fails to accept or respond to the Borrowers’ request for extension of the Maturity Date (a “Declining Lender”) shall be terminated on the relevant Maturity Date then in effect for such Lender (without regard to any extension by other Lenders) and on such Maturity Date the relevant Borrower(s) shall pay in full the unpaid principal amount of all such Term Loans or Revolving Loans (as applicable) owing to such Declining Lender, together with all accrued and unpaid interest thereon and all accrued and unpaid fees owing to such Declining Lender under this Agreement to the date of such payment of principal and all other amounts due to such Declining Lender under this Agreement. There is no requirement that any Extension Request or Extension Amendment be subject to any “most favored nation” pricing provisions or any minimum extension condition.

(b) The Administrative Agent shall promptly notify each Extending Lender of the aggregate Revolving Commitments or Term Loans (as applicable) of the Declining Lenders. Each Extending Lender may offer to increase its respective Revolving Commitment or Term Loans (as applicable) by an amount not to exceed the aggregate amount of the Declining Lenders’ Revolving Commitments or Term Loans (as applicable), and such Extending Lender shall deliver to the Administrative Agent a notice of its offer to so increase its Revolving Commitment or Term Loans (as applicable), and such offer shall be irrevocable until the Extension Effective Date. To the extent the aggregate amount of additional Revolving Commitments or Term Loans (as applicable) that the Extending Lenders offer pursuant to the preceding sentence exceeds the aggregate amount of the Declining Lenders’ Revolving Commitments or Term Loans (as applicable), such additional Revolving Commitments or Term Loans (as applicable) shall be reduced on a pro rata basis. To the extent the aggregate amount of Revolving Commitments or Term Loans (as applicable) that the Extending Lenders have so offered to extend is less than the aggregate amount of Revolving Commitments or Term Loans (as applicable) that the Borrowers have so requested to be extended, the Borrowers shall have the right to seek additional Commitments from other Persons. Once the Borrowers have obtained offers to provide the full amount of any Declining Lender’s Commitments (whether from Extending Lenders or other Persons), the Borrowers shall have the right but not the obligation to require any Declining Lender to (and any such Declining Lender shall) assign in full its rights and obligations under this Agreement in respect of such Term Loans or Revolving Commitments (as applicable) to one or more banks or other financial institutions (which may be, but need not be, one or more of the Extending Lenders) which at the time agree to, in the case of any such Person that is an Extending Lender, increase its Revolving Commitment or Term Loans (as applicable) and in the case of any other such Person (a “New Lender”) become a party to this Agreement; provided that (i) such assignment is otherwise in compliance with Section 10.04, (ii) such Declining Lender receives payment in full of the unpaid principal amount of all Revolving Loans or Term Loans (as applicable) in such applicable Class owing to such Declining Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Declining Lender under this Agreement and (iii) any such assignment shall be effective on the date on or before such Extension Effective Date as may be specified by the Borrowers and agreed to by the respective New Lenders and Extending Lenders, as the case may be, and the Administrative Agent.

(c) The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and any other Loan Document (an “Extension Amendment”) with the Borrowers as may be necessary in order to establish new classes in respect of the Extended Revolving Commitments or Extended Term Loans, as applicable, pursuant to clause (a) above. Any Extension

Amendment may, without the consent of any Person other than the Administrative Agent, the applicable Borrowers and the applicable Extending Lenders and New Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, advisable or appropriate, in the reasonable opinion of the Company, to effect the provisions of this Section 2.26 and the transactions contemplated thereby (including, for the avoidance of doubt, payment of any fees or premium in respect of an Extension). The requirements of any provision of this Agreement (including Section 2.11 and Section 2.20) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.26 will not apply to any of the transactions effected pursuant to this Section 2.26; provided that the LC Commitment of any Issuing Bank shall not be extended in connection with any Extension of Revolving Commitments unless such Issuing Bank shall have consented thereto. This Section 2.26 supersedes any provisions in Section 10.02 to the contrary. Except as otherwise set forth in the request for an Extension, there will be no conditions to the effectiveness of an Extension Amendment. Extensions will not constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

Section 2.27 Repricing Event. In the event that, prior to the date that is six months after the Closing Date, the Company refinances or makes any prepayment of, or amends the terms of, Initial Term Loans in connection with any Repricing Event, the Company will pay to the Administrative Agent, for the ratable account of each applicable Lender, a payment of 1.00% of the aggregate principal amount of any such Initial Term Loans so refinanced, prepaid or amended (or subject to mandatory assignment), as the case may be, in connection with such Repricing Event.

Section 2.28 No Joint and Several Liability. Notwithstanding anything herein to the contrary, in no event shall any Merchant Service Company or Additional Borrower that is a Foreign Subsidiary and is not required to be Guarantor be jointly and severally liable for any obligations of the Company or any other Borrower or Guarantor under this Agreement, the Notes or the other Loan Documents.

ARTICLE III

CONDITIONS PRECEDENT TO CREDIT EXTENSION

Section 3.01 Conditions Precedent to Credit Extensions on the Closing Date. The obligations of the Lenders to make Credit Extensions on the Closing Date is subject solely to the satisfaction or waiver by the Original Lead Arrangers (other than the conditions precedent described in Section 3.01(e) and Section 3.01(f), which can only be waived by each of the Lead Arrangers), prior to or concurrently with the making of the Credit Extensions on the Closing Date, of the following conditions precedent (the making of such initial Credit Extensions by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent):

(a) The Merger shall have been consummated, or will be consummated substantially concurrently with the initial borrowing under one or more Facilities, in each case, in all material respects in accordance with the terms of the Merger Agreement, after giving effect to any modifications, amendments or waivers thereto, other than those modifications, amendments or waivers by the Initial Borrower that are materially adverse to the Lenders, in their capacity as such, unless consented to by the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned), provided that in each case each Lead Arranger shall be deemed to have consented to such amendment, waiver or modification unless it shall object in writing thereto within two business days of receipt of written notice of such amendment, waiver or modification, and provided, further, that (i) any reduction in the purchase price under the Merger Agreement (or amendment, waiver or modification to the Merger Agreement related thereto) of up to 15% of the total purchase price will be deemed not to be materially adverse to the Lenders so long as such reduction is allocated (A) first, to reduce the amount of the Equity Contribution to the extent it exceeds the minimum amount set forth in the definition thereof and (B)

second, unless the Lead Arrangers otherwise consent, to reduce (1) the amount of funded debt on the Closing Date under the Term Facility and (2) the Equity Contribution on a pro rata basis, (ii) any increase in the purchase price will be deemed to be not materially adverse to the Lenders so long as such increase is funded by an increase in the Equity Contribution, amounts available to be drawn under the Facilities or cash on hand at the Company or any of its subsidiaries, (iii) the granting of any consent under the Merger Agreement that is not materially adverse to the interests of the Lenders will not otherwise constitute an amendment, modification or waiver and (iv) any amendment, modification or waiver to the definition of “Material Adverse Effect” in the Merger Agreement will be deemed materially adverse to the interests of the Lenders.

(b) The Equity Contribution shall have been consummated or will be consummated substantially simultaneously with the initial borrowings under one or more Facilities, and the Sponsor shall control and own at least a majority of the outstanding Equity Interests in the Initial Borrower.

(c) The Closing Date Refinancing shall have been consummated, or will be consummated substantially simultaneously with, or prior to, the initial borrowing under one or more Facilities.

(d) The Administrative Agent (or its counsel) shall have received (i) to the extent received by the Initial Borrower pursuant to the Merger Agreement (A) the audited consolidated balance sheet and the related audited statements of income and cash flows of the Company for the three most recently completed Fiscal Years ended at least 90 days prior to the Closing Date, (B) the unaudited consolidated balance sheet and the related unaudited statements of income and cash flows of the Company for each subsequent Fiscal Quarter, if any (other than the fourth Fiscal Quarter of any Fiscal Year of the Company) ended at least 45 days prior to the Closing Date (provided, that, to the extent received by the Initial Borrower pursuant to the Merger Agreement, the filing of the financial statements on Form 10-K and Form 10-Q within such time periods by the Company shall satisfy the requirements set forth in sub-clauses (d)(i)(A) and (d)(i)(B) above), and (ii) a pro forma consolidated balance sheet of the Company as of the last day of the most recent Fiscal Quarter of the Company for which financial statements have been delivered to satisfy the conditions set forth in the preceding sub-clause (d)(i)(A) or (d)(i)(B), as applicable, and income statement for the four-Fiscal Quarter period then ended, in each case, giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income).

(e) All documentation and other information about the Loan Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including without limitation the Patriot Act and the Beneficial Ownership Regulation), as has been reasonably requested in writing by the Administrative Agent and the Lead Arrangers at least 10 Business Days prior to the Closing Date will be provided not later than the date that is three Business Days prior to the Closing Date.

(f) Payment of (i) all fees required to be paid pursuant to the Fee Letter and (ii) reasonable (and reasonably documented) out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, in each case, to the extent invoiced in reasonable detail at least three Business Days prior to the Closing Date.

(g) The Administrative Agent (or its counsel) shall have received a counterpart of this Agreement and the Collateral Agreement, in each case, dated as of the Closing Date, signed by or on behalf of (in the case of this Agreement and the Collateral Agreement) each of the Loan Parties thereto (which may include telecopy or e-mail of a signed signature page of this Agreement), provided that neither the Company nor any of its Subsidiaries shall be required to execute any Loan Document prior to, or that becomes effective prior to, the consummation of the Merger and the funding of the Facilities on the Closing Date.

(h) In the case of any pledge of Equity Interests of any Loan Party whose Equity Interests constitute Collateral, to the extent received by the Initial Borrower prior to the Closing Date, the Administrative Agent (or its counsel) shall have received any applicable stock certificates with customary stock powers executed in blank (with delivery of any such certificates on or prior to the Closing Date to be required in accordance with the Certain Funds Provisions), in each case, provided that neither the Company nor any of its Subsidiaries shall be required to execute any such document prior to, or that becomes effective prior to, the consummation of the Merger and the funding of the Facilities on the Closing Date.

(i) The Administrative Agent shall have received a solvency certificate substantially in the form attached hereto as Exhibit 3.01(i), delivered by the Initial Borrower.

(j) The Administrative Agent shall have received:

(i) a certificate of a Responsible Officer of each Borrower and each Guarantor dated the Closing Date in the form of Exhibit 3.01(j)(i) and attaching and certifying copies of its Organizational Documents, and of the resolutions of its Board of Directors, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each of its officers executing the Loan Documents to which it is a party; and

(ii) certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other Organizational Documents of each Borrower and each Guarantor, together with certificates of good standing or existence or the equivalent thereof, as may be available from the Secretary of State of the jurisdiction of organization (or other equivalent Governmental Authority) of each Borrower or Guarantor, as applicable.

(k) The Administrative Agent shall have received (i) a customary legal opinion of White & Case LLP, New York counsel to the Loan Parties, (ii) a customary capacity legal opinion of Pietrantoni Mendez & Alvarez LLC, Puerto Rico counsel to Buckeye Caribbean Terminals LLC and (iii) a customary capacity legal opinion of Higgs & Johnson, Cayman Islands counsel to Buckeye West Indies Holdings LP.

(l) The Administrative Agent shall have received, on or prior to the Closing Date, a duly executed Notice of Borrowing.

(m) The Administrative Agent shall have received a good standing certificate (to the extent such concept is known in the relevant jurisdiction) from the applicable Governmental Authority of each Borrower’s and each Guarantor’s respective jurisdiction of organization dated a recent date prior to the Closing Date.

(n) Subject to the Certain Funds Provisions, the Specified Merger Agreement Representations and the Specified Representations will be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date).

(o) Since May 10, 2019, there has not occurred and is continuing any change, event, fact, condition, development, effect or occurrence that, individually or in the aggregate with all other changes, events, facts, conditions, developments, effect or occurrences, has had or would reasonably be expected to have a “Material Adverse Effect” as defined in the Merger Agreement (it being understood that capitalized terms used in such definition and defined in the Merger Agreement shall have the meanings ascribed to such terms in the Merger Agreement as in effect on May 10, 2019).

(p) The Collateral Agent shall have received with respect to each of the Initial Borrower, the Company and the Guarantors, UCC-1 financing statements in a form appropriate for filing in their respective states of organization.

Without limiting the generality of the provisions of this Section 3.01, for purposes of determining compliance with the conditions specified in this Section 3.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved of, or accepted or been satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Notwithstanding the foregoing, to the extent any Collateral (other than Collateral (i) on which a lien may be perfected by the filing of a financing statement under the applicable Uniform Commercial Code and (ii) consisting of any Equity Interests owned by a Loan Party evidenced by certificates (other than any such certificate that has not been received by the Initial Borrower prior to the Closing Date, to the extent the Initial Borrower has used commercially reasonable efforts to procure delivery thereof, in each case, that have been timely provided on or prior to the initial funding on the Closing Date) securing the Facilities does not attach or become perfected on the Closing Date after the Initial Borrower’s use of its commercially reasonable efforts to do so, such creation, validity or perfection will not constitute a condition precedent to the initial availability of the Facilities and will not affect the size of any Facility and will not result in a default under any Facility, but will instead be required within 90 days after the Closing Date pursuant to arrangements to be mutually agreed (subject to extensions mutually agreed by the Administrative Agent and the Initial Borrower or, after the Closing Date, the Company).

Section 3.02 Conditions to Additional Credit Extensions. The obligation of each Lender to make a Credit Extension after the Closing Date (other than, for the avoidance of doubt, requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Loans or selection of Interest Period and other than in connection with an Incremental Facility Amendment which shall be governed by Section 2.22 or a Refinancing Amendment which shall be governed by Section 2.23) is subject to the satisfaction or waiver by the Administrative Agent of the following conditions:

(a) at the time of and immediately after making such Credit Extension, no Default or Event of Default shall exist;

(b) at the time of and immediately after making such Credit Extension, all representations and warranties of each Borrower set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date); and

(c) the applicable Borrower shall have delivered the required Notice of Borrowing.

Each such Credit Extension shall be deemed to constitute a representation and warranty by each Borrower on the date thereof as to the matters specified in Section 3.02(a) and Section 3.02(b).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each of the Borrowers and the Restricted Subsidiaries represents and warrants to the Administrative Agent, each Issuing Bank and each Lender, with respect to Credit Extensions made on the Closing Date, that on the Closing Date the Specified Acquisition Agreement Representations and the Specified Representations are true and correct in all material respects.

With respect to any Credit Extensions made after the Closing Date to the extent required by Section 3.02, each of the Borrowers, with respect to itself and each of the Restricted Subsidiaries, will represent and warrant to Administrative Agent, each Issuing Bank and each Lender as follows:

Section 4.01 Existence; Power. Each of the Borrowers, the General Partner and each of the Restricted Subsidiaries:

(a) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization;

(b) has all requisite power and authority to carry on its business in all material respects as now conducted except where the absence of such power and authority would not reasonably be expected to result in a Material Adverse Effect, and

(c) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required except where a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

Section 4.02 Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of such Loan Party, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, by implied covenants of good faith and fair dealing, and by general principles of equity.

Section 4.03 Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any Requirement of Law or any judgment, order or ruling of any Governmental Authority, in each case, applicable to such Loan Party, (c) will not violate the terms of such Loan Party’s Organizational Documents, (d) will not violate or result in a default under any Contractual Obligation of such Loan Party or any of its assets or give rise to a right thereunder to require any payment to be made by Loan Party, and (e) will not result in the creation or imposition of any Lien on any asset of Loan Party, except Liens (if any) created under the Loan Documents and Permitted Liens, except, with respect to clauses (a) through (d) above, as would not reasonably be expected to result in a Material Adverse Effect.

Section 4.04 No Material Adverse Effect. Since December 31, 2018, there has been no event, development or circumstance with respect to the Borrowers and their Restricted Subsidiaries which have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.05 Litigation and Environmental Matters. (a) No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of any Borrowers, threatened against or affecting any Borrower, the General Partner or any Restricted Subsidiary (i) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b) Since January 1, 2017, neither any Borrower nor any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, in each case with respect to Environmental Liabilities that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.06 Compliance with Laws and Agreements. Each of the Borrowers and each Restricted Subsidiary is in compliance with (a) all Organizational Documents of such Person, all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except, in each case, where non-compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.07 Investment Company Act. Neither the Borrowers nor any Restricted Subsidiary is an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time.

Section 4.08 Taxes. The Borrowers and the Restricted Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same (i) would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) are currently being contested in good faith by appropriate proceedings and for which such Borrowers or such Restricted Subsidiaries, as the case may be, shall have set aside on its books adequate reserves in accordance with GAAP.

Section 4.09 Margin Regulations. (a) None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X.

(b) Neither the Borrowers nor any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.

Section 4.10 ERISA. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect; (i) each Pension Plan is in compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations; (ii) no ERISA Event has occurred or is reasonably expected to occur; (iii) there are no actions, suits or claims pending against or involving a Pension Plan (other than routine claims for benefits) or, to the knowledge of the any of the Borrowers, any of its Restricted Subsidiaries or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any

Pension Plan; and (iv) each of the Borrowers, each of its Restricted Subsidiaries and each ERISA Affiliate have made all contributions to or under each Pension Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Pension Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Pension Plan or Multiemployer Plan.

Section 4.11 Ownership of Property. (a) Except as would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, each of the Company and each Restricted Subsidiary has good title to, or valid leasehold interests in, or valid easement rights in, all of its real and personal property material to the operation of its business. All leases that individually or in the aggregate are material to the business or operations of the Company and its Restricted Subsidiaries are valid and subsisting and are in full force, except as would not reasonably be expected to have a Material Adverse Effect.

(b) Except as would not have a Material Adverse Effect, (i) each of the Company and each Restricted Subsidiary owns, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property used in its business as currently conducted, and (ii) each of the businesses of the Company and its Restricted Subsidiaries does not infringe in any material respect on the rights of any other Person.

Section 4.12 Disclosure. (a) All written information and written data (other than (i) any projected financial information (including financial estimates, financial models, forecasts and other forward-looking information) (the “Projections”), (ii) information of a general economic or industry specific nature, (iii) third-party memos or reports furnished to any Lender or the Administrative Agent (“Third Party Material”; it being understood that Third Party Materials shall not be deemed to include written information (other than the Projections and information of a general economic or industry specific nature) on which such Third Party Materials are based to the extent such written information has been otherwise made available to the Lenders); and (iv) publicly available information (such written information and data other than that set forth in the immediately preceding clauses (i) through (iv), the “Information”) that have been made available to any Lender or the Administrative Agent by or on behalf of the Company, when taken as a whole after giving effect to all supplements and updates provided thereto and in light of the circumstances under which they were made, was, when furnished, supplemented or updated, correct in all material respects and did not, when furnished, supplemented or updated, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto).

(b) All Projections that have been made available to any Lender or the Administrative Agent by or on behalf of the Company, when taken as a whole, has been prepared in good faith based upon assumptions that are believed by the Company to be reasonable at the time made and at the time furnished to the Lenders, it being understood by that (i) the Projections are merely a prediction as to future events and are not to be viewed as facts, (ii) the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company and/or its Affiliates, (iii) no assurance can be given that any particular Projections will be realized and (iv) actual results may differ and such differences may be material.

Section 4.13 Patriot Act; Anti-Corruption Laws; Sanctions; Anti-Terrorism. (a) To the extent applicable, the Borrowers and the Restricted Subsidiaries are in compliance, in all material respects, with the Patriot Act, the Anti-Corruption Laws and Sanctions.

(b) None of the Borrowers or Restricted Subsidiaries, nor, to the knowledge of the Borrowers, any of the officers, employees, or agents of the Borrowers or Restricted Subsidiaries, has, directly or indirectly, offered or promised or paid any money or thing of value to any governmental official or employee, political party, official of a political party, or candidate for political office to cause the recipient to act or refrain from acting in the course of his official duties, to use his influence with other government officials, or to obtain an undue advantage to assist in obtaining or retaining business in violation of applicable Anti-Corruption Laws.

(c) No part of the proceeds of the Loans or any Letter of Credit will be used by the Borrowers or any of their respective Subsidiaries, directly or, to the knowledge of the Borrowers or any of their respective Restricted Subsidiaries, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) or other applicable Anti-Corruption Laws to the extent applicable to such Borrowers or Restricted Subsidiaries.

(d) None of the Borrowers or any Restricted Subsidiaries, nor, to the knowledge of the Borrowers or any Restricted Subsidiaries, any director, officer, or employee of the Borrowers or any Restricted Subsidiary, nor any agent or other person acting on behalf of the Company or any Restricted Subsidiary is any of the following:

(i) currently the subject or target of any Sanctions;

(ii) a Person 50% or more owned in the aggregate by or Controlled by, or acting for or on behalf of, one or more Person that is the subject or target of any Sanctions;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any laws with respect to Sanctions; or

(iv) located, organized, or resident in a country or territory that is, or whose government is, the subject or the target of Sanctions that broadly prohibit dealings with that country or territory, including, without limitation, Cuba, Iran, North Korea, Syria, Crimea, and Venezuela (each a “Sanctioned Territory”).

(e) None of the proceeds of the Loans or any Letter of Credit will be, directly or, to the knowledge of the Borrowers or any Restricted Subsidiaries, indirectly, in violation of applicable Sanctions, offered, lent, contributed or otherwise made available to any Restricted Subsidiary, joint venture partner or other Person for the purpose of financing or facilitating the activities of any Person that is the subject of Sanctions; to finance or facilitate any activities or business in any Sanctioned Territory; or in any other manner that will result in a violation by any Person (including any Person participating in the transaction) of Sanctions or could result in the imposition of Sanctions.

(f) Each of the Borrowers and Restricted Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by each of the Borrowers and Restricted Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions and Anti-Corruption Laws.

Section 4.14 Security Documents. The Security Documents, upon execution and delivery thereof by the parties thereto, is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) legal and valid Liens on the Collateral described therein; and when financing statements in appropriate form are filed in the offices specified on Schedule III to the Collateral Agreement or, if applicable, the relevant provisions in any other Security Document, and the “Pledged Collateral” described in the Collateral Agreement or, as the case may be, the relevant Collateral subject to any other Security Document, is delivered to the Collateral Agent, the Liens on the Collateral granted pursuant to the Collateral Agreement or any other Security Document (as applicable) will constitute fully perfected Liens on all right, title and interest of the grantors in such Collateral in which (and to the extent) a security interest can be perfected under Article 9 of the UCC, in each case prior to and superior in right of the Lien of any other Person (except for Permitted Liens).

Section 4.15 Beneficial Ownership Certification. As of the Closing Date and each other date on which a Beneficial Ownership Certification is provided, the information included in such applicable Beneficial Ownership Certification, if applicable, is true and correct in all respects.

Section 4.16 Solvency. On the Closing Date, after giving effect to the consummation of the Transactions, including the making of the Loans hereunder, and after giving effect to the application of the proceeds thereof:

(a) the fair value of the assets of the Company and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

(b) the present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c) the Company and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

(d) the Company and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Section 4.16, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

ARTICLE V

AFFIRMATIVE COVENANTS

The Company covenants and agrees that from the date hereof until the Termination Date, the Company will, and where applicable, will cause the Restricted Subsidiaries to, comply with each of the following affirmative covenants:

Section 5.01 Financial Statements and Other Information. The Company will deliver by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or by email in accordance with Section 10.01 to the Administrative Agent (for prompt delivery to each Lender):

(a) within 150 days after the end of the first Fiscal Year ending after the Closing Date, and within 120 days following the end of each Fiscal Year thereafter, a consolidated balance sheet and the related audited statements of income and cash flows of the Company and its Restricted Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, partners’ equity and cash flows (together with all footnotes thereto) of the Company and its Restricted Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (or, in the case of such balance sheet as of the end of the previous Fiscal Year), all in reasonable detail and reported on by independent public accountants of nationally recognized standing (without a “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date occurring within one year from the time such opinion is delivered or anticipated (but not actual) covenant non-compliance)) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Company and its Restricted Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards (the applicable financial statements delivered pursuant to this clause (a) being the “Annual Financial Statements”).

(b) within 75 days of the end of each of the first three Fiscal Quarters ending after the Closing Date (except for a Fiscal Quarter which is the fourth Fiscal Quarter of a Fiscal Year), and, thereafter, within 60 days following the end of each of the first three Fiscal Quarter of each Fiscal Year, an unaudited consolidated and consolidating balance sheet and the related unaudited consolidated and consolidating statements of income and cash flows of the Company and its Restricted Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the Company’s previous Fiscal Year (the applicable financial statements delivered pursuant to this clause (b) being the “Quarterly Financial Statements” and, together with the Annual Financial Statements, the “Required Financial Statements”).

(c) concurrently with the delivery of each set of Required Financial Statements, a Compliance Certificate signed by a Responsible Officer of the Company:

(i) certifying as to whether there exists a Default or an Event of Default on the date of such certificate and, if a Default or an Event of Default then exists, specifying the details thereof and the action taken or proposed to be taken with respect thereto;

(ii) in the case of a Compliance Certificate delivered for a FC Compliance Period or for purposes of determining the Applicable Margin with respect to any Revolving Loans, Commitment Fee or Letter of Credit Fee, setting forth in reasonable detail calculation of the First Lien Net Leverage Ratio for the period of four consecutive Fiscal Quarters ending as of the close of such Fiscal Year or such Fiscal Quarter, as applicable; and

(iii) certifying a list of all Unrestricted Subsidiaries at such time;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Restricted Subsidiary with the SEC or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be; provided that the Company shall be deemed to have furnished the information specified in this clause (d) on the date that such information is posted at the Company’s website on the Internet or at such other website as notified to the Lenders:

(e) promptly following any reasonable request therefor by the Administrative Agent (on behalf of any Lender), such other information regarding the results of operations, business affairs and financial condition of the Company or any Restricted Subsidiary as the Administrative Agent (on behalf of any Lender) may reasonably request; and

(f) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

Anything to the contrary notwithstanding, the obligations in clauses (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Company and the Restricted Subsidiaries by furnishing (i) the applicable financial statements of any Parent Entity or (ii) the Company’s or such Parent Entity’s, as applicable, Form 10 K or 10 Q, as applicable, filed with the SEC; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) to the extent such information relates to a Parent Entity, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to the Company and the Restricted Subsidiaries on a standalone basis, on the other hand, and (B) to the extent such information is in lieu of information required to be provided under clause (a) of this Section 5.01, such materials are accompanied by a report and opinion of independent public accountants of recognized national standing, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date of Indebtedness occurring within one year from the time such opinion is delivered or anticipated or actual covenant non-compliance)) (it being understood and agreed that if, in compliance with this paragraph, (1) the Company provides audited financial statements of any Parent Entity and related report and opinion of accountants with respect thereto in lieu of information required to be provided under clause (a) of this Section 5.01, no such audited financial information, opinion or report shall be required with respect to the Company, (2) the Company provides unaudited financial statements of any Parent Entity in lieu of information required to be provided under clause (b) of this Section 5.01, no such unaudited financial information shall be required with respect to the Company; provided that for the avoidance of doubt, with respect to the foregoing clauses (1) and (2), (x) to the extent such information relates to a Parent Entity, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to the Company and the Restricted Subsidiaries on a standalone basis, on the other hand, and (y) to the extent such information is in lieu of information required to be provided under clause (a) of this Section 5.01, such materials are accompanied by a report and opinion of independent public accountants of recognized national standing, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date of Indebtedness occurring within one year from the time such opinion is delivered or anticipated or actual covenant non-compliance). The obligations in clauses (a) and (b) of this Section 5.01 may be satisfied by delivery of financial information of the Company and its Subsidiaries or, as provided above, any Parent Entity and its Subsidiaries so long as such financial statements include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and the Restricted Subsidiaries or, as provided above, any Parent Entity and its Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

The Company and the other Borrowers hereby acknowledge that (a) the Administrative Agent will make available to the Lenders and the Issuing Banks (other than Disqualified Institutions) on a confidential basis materials and/or information provided by or on behalf of the Company or any Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), in each case, subject to a market standard “click through” or similar confidentiality agreement reasonably approved by the Company or other Borrowers; and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available or (ii) is not material with respect to the Borrowers and their respective subsidiaries or their respective securities for purposes of United States federal and state securities laws (collectively, “Public Side Information” and each Lender who wishes to receive only Public Side Information, a “Public Lender”). At the request of the Administrative Agent, the Company and the other Borrowers hereby agree to use commercially reasonable efforts to identify information to the distributed to Public Lenders by clearly and conspicuously marking the same as “PUBLIC” and the Administrative Agent shall be entitled to treat any Borrower Materials that are not specifically identified as “PUBLIC” as being suitable for posting only on a portion of the Platform not available to or accessible by Public Lenders. Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC”, unless the Company notifies the Administrative Agent promptly that any such document contains material non-public information: (A) the Loan Documents, (B) any notification from the Company or other Loan Parties of changes in the terms of the Facilities and (C) financial statements and the corresponding Compliance Certificate delivered to the Administrative Agent pursuant to Section 5.01(a) or Section 5.01(b), as applicable, and Section 5.01(c).

Section 5.02 Notices of Material Events. The Company will furnish by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or by email in accordance with Section 10.01 to the Administrative Agent (for prompt delivery to each Lender) written notice of the following, promptly after any Responsible Officer of the Company has actual knowledge thereof:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Company, affecting the Company or any Restricted Subsidiary as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c) promptly after a Responsible Officer of the Company obtains knowledge that Moody’s or S&P (or any other replacement rating agency) has changed any credit rating relevant for determining the Investment Grade Effective Period, written notice of such change; and

(d) any change in the information provided in the Beneficial Ownership Certification most recently delivered to the Administrative Agent and the Lenders that would result in a change to the list of beneficial owners identified in such certification.

Section 5.03 Existence; Conduct of Business. The Company will, and will cause each Restricted Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except as such would otherwise reasonably expire or be abandoned or permitted to lapse in the ordinary course of business or where the failure to do so (individually or collectively with all such failures other than maintenance of the existence of any of the Borrowers) would not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section 5.03 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03.

Section 5.04 Compliance with Laws. The Company will, and will cause each Restricted Subsidiary to, comply with all Organizational Documents of such Person and all Requirements of Law applicable to its business and properties, except where the failure to do so, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.05 Books and Records. The Company will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Company in conformity with GAAP.

Section 5.06 Visitation and Inspection. The Company will, and will cause each Restricted Subsidiary to, permit any representative of the Administrative Agent to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers, all at such reasonable times during normal business hours and as often as the Administrative Agent may reasonably request after reasonable prior notice to the Company; provided that the Administrative Agent may not exercise such rights more often than two times during any year unless an Event of Default is continuing and only one such time will be at the Company’s expense; and provided, further, that when an Event of Default is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and upon reasonable advance notice. Notwithstanding anything to the contrary in this Agreement (including this Section 5.06 and any other Section in Article V) or any other Loan Documents, none of the Loan Parties or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter with any competitor to the Company or any of its Subsidiaries or that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure is prohibited by any Requirement of Law or any Contractual Obligations (to the extent not created in contemplation of the Company’s or any Restricted Subsidiary’s obligations under this Section 5.06), (c) is subject to attorney-client or similar privilege or constitutes attorney work product or (d) creates an unreasonably excessive expense or burden on the Company or any of its Subsidiaries.

Section 5.07 Maintenance of Properties; Insurance. (a) The Company will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted) where a failure to do so, individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect.

(b) The Company will, and will cause each Restricted Subsidiary to, maintain with financially sound and reputable insurance companies, which are not Affiliates of the Company, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other business, and, in the case of any such insurance maintained in the United States, will use commercially reasonable efforts to cause the Collateral Agent to be listed as a lender loss payee on property policies covering Collateral and as an additional insured on liability and casualty policies. Such insurance may include self-insurance or be subject to co-insurance, deductibility or similar clauses which, in effect, result in self-insurance of certain losses, provided that such self-insurance is in accord with the approved practices of business enterprises of established reputation similarly situated and adequate insurance reserves are maintained in connection with such self-insurance, and, notwithstanding the foregoing provisions of this Section 5.07, the Company or any Subsidiary may effect workers’ compensation or similar insurance in respect of operations in any state or other jurisdiction any through an insurance fund operated by such state or other jurisdiction or by causing to be maintained a system or systems of self-insurance in accord with applicable laws. Notwithstanding the foregoing, it is understood and agreed that no Loan Party will be required to obtain or maintain flood insurance for Real Property except only to the extent required by Flood Insurance Laws applicable to it.

Section 5.08 Use of Proceeds and Letters of Credit. (a) The proceeds of the Initial Term Loans will be used, directly or indirectly, by the Initial Borrower (and, following completion of the Merger, the Company) to finance a portion of the Transactions, as additional cash on the balance sheet of and for working capital or other general corporate purposes of the Company and its Restricted Subsidiaries (including for capital expenditures, Acquisitions, Investments, working capital, earn-out payments, deferred purchase price payments and/or purchase price adjustments, the payment of transaction fees and expenses (in each case, including in connection with the Transactions), other Investments, Restricted Payments, refinancing of indebtedness and any other transactions or purposes not prohibited by the terms of the Loan Documents).

(b) The proceeds of the Initial Revolving Loan Borrowing will be used on the Closing Date to the extent permitted in accordance with the definition of “Permitted Initial Revolving Borrowing”.

(c) The proceeds of the Revolving Loans (other than the Initial Revolving Loan Borrowing) and Letters of Credit will be used after the Closing Date to finance the working capital needs and other general corporate purposes of the Borrowers and their respective Subsidiaries (including for capital expenditures, Acquisitions, Investments, working capital, earn-out payments, deferred purchase price payments and/or purchase price adjustments, the payment of transaction fees and expenses (in each case, including in connection with the Transactions), other Investments, Restricted Payments, refinancing of Indebtedness and any other transactions or purposes not prohibited by the terms of the Loan Documents).

(d) No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X.

Section 5.09 Unrestricted Subsidiaries. (a) Each of the Subsidiaries listed on Schedule III is designated as an Unrestricted Subsidiary as of the Closing Date. The Company may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary, and may subsequently re-designate any Unrestricted Subsidiary that has been designated as a Restricted Subsidiary as a Restricted Subsidiary by written notice to the Administrative Agent so long as, subject to an LCA Election made by the Company, immediately before and after such designation or re-designation (as applicable), no Default or Event of Default shall have occurred and be continuing or would result therefrom.

(b) The designation or re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation or re-designation (as applicable) of Indebtedness and Liens on the assets of such Subsidiary, in each case, outstanding on the date of such designation or re-designation (as applicable).

(c) The designation of any Restricted Subsidiary as an Unrestricted Subsidiary will constitute an Investment for purposes of Section 7.05 made on the date of such designation.

(d) No Unrestricted Subsidiary shall be subject to or included within the scope of any provision herein or in any other Loan Document, including, without limitation, any representation, warranty, covenant or Event of Default herein or in any other Loan Document, except as set forth in this Section 5.09.

Section 5.10 Further Assurance; Additional Security. (a) If (i) a Restricted Subsidiary (other than an Excluded Subsidiary) is formed or acquired (including, without limitation, upon the formation of any Subsidiary (other than an Excluded Subsidiary) that is a Delaware Divided LLC)) after the Closing Date, (ii) an Unrestricted Subsidiary is re-designated as a Restricted Subsidiary that does not constitute an Excluded Subsidiary, (iii) an Excluded Subsidiary ceases to be an Excluded Subsidiary (including as a result of notice by the Company pursuant to the definition of “Excluded Subsidiary” or ceasing to be an Immaterial Subsidiary as of the date the latest financial statements available pursuant to the definition of “Immaterial Subsidiary”), in each case, within 60 Business Days after the delivery of the financial statements for the Fiscal Quarter in which the applicable event described in clause (i), (ii) or (iii) above has occurred (or such longer period as the Administrative Agent may agree in its reasonable discretion), the Company will or will cause such Restricted Subsidiary to:

(A) deliver a joinder to the Collateral Agreement, substantially in the form specified therein, duly executed on behalf of such Restricted Subsidiary;

(B) to the extent required by and subject to the exceptions set forth in the Security Documents, pledge the outstanding Equity Interests (other than Excluded Equity Interests) owned by such Restricted Subsidiary, and cause each such Restricted Subsidiary owning any Equity Interests issued by such Restricted Subsidiary to pledge such outstanding Equity Interests (other than Excluded Equity Interests), and deliver all certificates (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, to the Collateral Agent (or a designated bailee thereof);

(C) to the extent required by and subject to the exceptions set forth in this Section 5.10 or the Security Documents, deliver to the Collateral Agent (or a designated bailee thereof) Uniform Commercial Code financing statements with respect to such Restricted Subsidiary and such other documents reasonably requested by the Collateral Agent to create the Liens intended to be created under the Security Documents and perfect such Liens to the extent required by or in a manner consistent with the Security Documents;

(D) except as otherwise contemplated by this Section 5.10 or any Security Document, obtain all consents and approvals required to be obtained by it in connection with (A) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (B) the performance of its obligations thereunder; and

(E) deliver to the Administrative Agent all documentation and other information that the Administrative Agent reasonably determines to be required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations (including without limitation the Patriot Act and the Beneficial Ownership Regulation) with respect to such Restricted Subsidiary as has been reasonably requested in writing by the Administrative Agent.

(b) If the Company or any Guarantor (i) acquires Real Property after the Closing Date that constitutes Material Real Property at the time of the acquisition thereof or (ii) enters into a joinder pursuant to Section 5.10(a)(iii)(A) and owns Material Real Property as at the date of such joinder, then, in each case, within 180 days (as such period may be extended in accordance with the final paragraph of this Section 5.10(b) or, in any case, such longer period as the Administrative Agent may agree in its reasonable discretion) after such acquisition or entry of a joinder (as applicable), in each case other than with respect to any Material Real Property that constitutes an Excluded Asset, the Company or such Guarantor, as the case may be, will:

(A) notify the Administrative Agent thereof of such acquired or owned Real Property;

(B) cause any such acquired or owned Material Real Property (as applicable) to be subjected to a Mortgage securing the Obligations unless such Real Property shall be subject to a Sale and Lease-Back Transaction;

(C) for each Mortgage delivered pursuant to clause (B) above, obtain customary security interest, perfection and enforceability opinions of local counsel for the Company or the Guarantors in the states in which such acquired or owned Real Property in fee simple is located, and customary due authorization, execution and delivery opinions of local counsel to the Company or the applicable Guarantor granting the Mortgage on such Mortgaged Property is organized;

(D) if any Building (as defined in the Flood Insurance Laws) located on any Material Real Property (other than any Excluded Asset) is at any time located in Flood Zone, (1) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable Flood Insurance Laws and (2) deliver to the Administrative Agent evidence of such flood insurance, if any, naming the Collateral Agent as mortgagee and loss payee and otherwise in form and substance reasonably acceptable to the Administrative Agent; and

(E) take, or cause the applicable Guarantor to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to perfect such Liens, in each case, at the expense of the Company or the Guarantors, subject to Section 5.10(e),

Notwithstanding the foregoing, prior to causing any Material Real Property to be subject to a Mortgage (x) the Administrative Agent or the Collateral Agent shall give at least 45 days’ prior written notice to the Lenders holding Obligations intended to be secured by such Mortgage and (y) each such Lender shall have confirmed that its flood insurance due diligence and flood insurance compliance has been completed; provided that such confirmation shall be deemed to have been given by each relevant Lender if such Lender has not responded within 15 Business Days after delivery of the notice referred to in the foregoing clause (x) by the Administrative Agent or the Collateral Agent; and provided, further, that, in the case of sub-clauses (b)(B) to (b)(E) above, the 180-day time period (or such longer period as the Administrative Agent may agree in its reasonable discretion) applicable to such sub-clauses as stipulated in the first paragraph of Section 5.10(b) shall be extended automatically to the extent necessary to ensure that it does not expire prior to the end of the fifth Business Day following satisfaction of clauses (x) and (y) above.

(c) Within 30 days (or such longer period as the Administrative Agent may agree in its reasonable discretion) of the applicable change, the Company will or will cause such Guarantor to furnish notice to the Administrative Agent of any change in any Guarantor’s:

(i) corporate or organization name;

(ii) organizational structure;

(iii) location (determined as provided in UCC Section 9-307); or

(iv) organizational identification number (or equivalent) or, solely if required for perfecting a security interest in the applicable jurisdiction, Federal Taxpayer Identification Number.

The Company will, subject to Section 5.10(e), cause all filings to be made within any statutory period, under the Uniform Commercial Code that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest, for the benefit of the applicable Secured Parties, in all Collateral held by the Company or a Guarantor that can be perfected by such filing in the state of organization of the Company or such Guarantor (as applicable) and additional financing statements, if any, required in the District of Columbia for any Guarantors constituting Foreign Subsidiaries and fixture filings in connection with Mortgages (if any).

(d) Subject to Section 5.10(e), the Company will or will cause the relevant Guarantor to execute any and all other documents, financing statements, agreements and instruments, and take all such other actions (including the filing and recording of financing statements and other documents), not described in the preceding clauses (a) through (c) and that the Collateral Agent may reasonably request to satisfy the requirements set forth in this Section 5.10 and in the Security Documents with respect to the creation and perfection of the Liens on the relevant Collateral in favor of the Collateral Agent, for the benefit of the applicable Secured Parties, contemplated herein and in the Security Documents and to cause such requirement to be and remain satisfied, all at the expense of the Company, and provide to the Collateral Agent, from time to time upon reasonable request, evidence as to the perfection and priority of the Liens created by the Security Documents to the extent required hereby.

(e) Notwithstanding anything to the contrary in this Agreement or any other Loan Document:

(i) the other provisions of this Section 5.10 need not be satisfied with respect to any Excluded Assets or Excluded Equity Interests or any exclusions and carve-outs from the perfection requirements expressly set forth in the Collateral Agreement or any other Security Document;

(ii) neither the Company nor the other Loan Parties will be required to grant a security interest in any asset or perfect a security interest in any Collateral to the extent the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Company in its reasonable judgment in consultation with the Administrative Agent;

(iii) neither the Company nor the other Loan Parties will be required to grant a security interest in any asset or perfect a security interest in any Collateral to the extent the granting of a security interest in such asset would be prohibited by enforceable anti-assignment provisions of contracts or applicable law or, in the case of assets consisting of licenses, agreements or similar contracts, to the extent the grant of security therein would violate the terms of such license, agreement or similar contract relating to such asset or would trigger termination of any contract pursuant to any “change in control” or similar provision, in each case, after giving effect to any applicable provisions of the Uniform Commercial Code or other applicable law;

(iv) the Loan Parties will not be required to seek or obtain any landlord lien waiver, landlord or tenant estoppel, warehouseman or mechanic’s lien waiver or other collateral access or similar letter or agreement;

(v) the Loan Parties will not be required to seek or obtain any title insurance policies, any endorsements to any title policy, any affirmative insurance and reinsurance in any title policy, any title report (other than the Corpus Christie Terminals Title Report), copies or originals of any recorded documents listed as exceptions to title or otherwise referred to in any title report (other than in any Corpus Christie Terminals Title Report), any survey, any previously obtained surveys or affidavits of “no-change” with respect to any such previously obtained surveys, any life of loan “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function or any flood certificate of similar function, or any flood insurance (except to the extent required by Flood Insurance Laws), in each case, with respect to any Real Property (including terminals and related fixtures and facilities) or pipelines or pipeline assets, or mortgages or other Liens granted with respect thereto;

(vi) any liens on the following Collateral will not be required to be perfected other than by filing of a UCC financing statement in the jurisdiction of organization of the Loan Party owning such Collateral or in the case of pipelines or pipeline assets, transmitting utility UCC filing in the applicable U.S. State:

(A) assets requiring perfection through control agreements or other control arrangements (other than control of pledged capital stock and material promissory notes to the extent otherwise required pursuant to the Security Documents (it being understood and agreed that perfection by control will not be required with respect to cash and Cash Equivalents, other deposit accounts and securities and commodities accounts (including securities entitlements and related assets)));

(B) vehicles and any other assets subject to certificates of title;

(C) commercial tort claims;

(D) letter of credit rights to the extent not perfected as supporting obligations by the filing of a UCC financing statement on the primary collateral; and

(E) any pipelines or pipeline assets, including any related real property rights;

(vii) no actions will be required outside of the United States in order to create or perfect any security interest in any assets and no foreign law security or pledge agreements, foreign law mortgages or deeds or foreign intellectual property filings or searches will be required; and

(viii) each of the Administrative Agent and Collateral Agent may grant extensions of time in respect of any time period for the delivery of any item of notification of any event under this Agreement or any other Loan Document related to the guarantee and security interests in respect of any applicable Loan Parties (including for the perfection of Liens in particular assets) (including extensions beyond the Closing Date for the perfection of Liens in the assets of such Loan Parties on such date) in its reasonable discretion.

Section 5.11 Post Closing Matters. The Company will deliver, or cause to be delivered, to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the items described on Schedule 5.11 on or before the dates specified with respect to such items on Schedule 5.11 (or, in each case, such later date as may be agreed to by Administrative Agent in its reasonable discretion). All representations and warranties contained in this Agreement and the other Loan Documents will be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 5.11 within the time periods specified thereon, rather than as elsewhere provided in the Loan Documents).

ARTICLE VI

FINANCIAL COVENANTS

Section 6.01 Financial Covenants. The Company agrees and covenants that the Company will not, except with the written consent of the Required Revolving Lenders, permit the First Lien Net Leverage Ratio, as of the last day of any Test Period which is a FC Compliance Period, to exceed 4.50:1.00 (the “Financial Covenant”). The Company shall only be required to test and comply with the Financial Covenant for a Test Period (each such Test Period for which compliance is so required being referenced to herein as a “FC Compliance Period”) if as of the last day of such Test Period, commencing with the Test Period ending on the last day of the second full Fiscal Quarter ending after the Closing Date, the aggregate Revolving Credit Exposure (excluding (without duplication): (a) any Existing Letters of Credit (including Letters of Credit issued in replacement thereof), (b) any drawn or undrawn Letters of Credit that have been back-stopped by any other letters of credit or cash collateralized, (c) undrawn Letters of Credit with an aggregate face amount not exceeding $50,000,000, (d) the lesser of (i) the principal amount of any Revolving Loans borrowed by or for the benefit of any MSC Restricted Subsidiaries and (ii) the sum of (A) 100% of Hedged Eligible Inventory of any MSC Restricted Subsidiaries and (B) 75% of outstanding Eligible Accounts Receivable of any MSC Restricted Subsidiaries, (e) undrawn Letters of Credit issued for the benefit of any MSC Restricted Subsidiaries with respect to fuel tax liabilities of such MSC Restricted Subsidiaries and obligations of such MSC Restricted Subsidiaries under product purchase and/or supply agreements with an aggregate face amount not exceeding $100,000,000) exceeds 35% of the outstanding Revolving Commitments (it being understood that in all cases calculation of compliance with this Section 6.01 shall be determined as of the last day of such Test Period).

ARTICLE VII

NEGATIVE COVENANTS

The Company covenants and agrees that from the date hereof until the Termination Date the Company will, and where applicable, will cause the Restricted Subsidiaries to, comply with each of the following negative covenants; provided that notwithstanding anything to the contrary in any Loan Document, (a) all the covenants, restrictions and any other provisions contained in Section 7.01, Section 7.04, Section 7.05 or Section 7.06 (the “Suspended Covenants”) shall, at all times during the Investment Grade Effective Period, cease to apply to the Company, any other Loan Parties and any Restricted Subsidiaries; (b) notwithstanding that the Suspended Covenants may be reinstated upon the expiry of an Investment Grade Effective Period, no Default, Event of Default or breach of any kind will be deemed to exist under this Agreement or any other Loan Document with respect to the Suspended Covenants, and none of the Loan Parties or any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the Investment Grade Effective Period, in each case as a result of a failure to comply with the Suspended Covenants during the Investment Grade Effective Period (or, upon termination of the Investment Grade Effective Period or after that time based solely on any action taken or event that occurred during the Investment Grade Effective Period); (c) following the expiry of an Investment Grade Effective Period, the Company and each Restricted Subsidiary will be permitted, without causing a Default or Event of Default, to honor, comply with or otherwise perform any Contractual Obligations arising during any Investment Grade Effective Period and to consummate the transactions contemplated thereby; and (d) to the extent any of the following negative covenants that is not a Suspended Covenant includes a carve-out or exception that references a provision of a Suspended Covenant, such carve-out or exception in such covenant that is not a Suspended Covenant shall be read as if the Suspended Covenant was in effect at all times after the Closing Date for purposes of determining compliance with such covenant that is not a Suspended Covenant (the provisos (a) through (d) above, the “Carve-out Suspension Provision”):

Section 7.01 Indebtedness. The Company will not, and will not permit any Restricted Subsidiaries to issue, incur or assume any Indebtedness; provided that the Company and the Restricted Subsidiaries may issue, incur or assume Pari Passu Secured Debt, Junior Secured Debt, Guaranteed Debt, Unsecured Debt or Subordinated Indebtedness so long as immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, in each case determined on a Pro Forma Basis as of the most recent Test Period: (a) with respect to any such Indebtedness which is Pari Passu Secured Debt, the First Lien Net Leverage Ratio is equal to or less than 2.75:1.00; (b) with respect to any such Indebtedness which is Junior Secured Debt or Guaranteed Debt, the Guaranteed Net Leverage Ratio is equal to or less than 4.50:1.00; and (c) with respect to any such Indebtedness which is Unsecured Debt or Subordinated Indebtedness, the Fixed Charge Coverage Ratio is equal to or greater than 2.00:1.00; and provided, further, that if any Pari Passu Secured Debt incurred hereunder is in the form of broadly syndicated term loans, the terms and pricing of such Pari Passu Secured Debt shall comply with the requirements set forth in the proviso to the definition of “Incremental Equivalent Term Debt” (the Indebtedness permitted to be incurred under this paragraph, the “Ratio Debt”).

The limitation in the immediately preceding paragraph will not apply to the following (collectively, “Permitted Indebtedness”):

(a) Indebtedness created under the Loan Documents (including Incremental Loans, Refinancing Loans, Extended Revolving Commitments, Extended Revolving Loans and Extended Term Loans), Incremental Equivalent Term Debt and Credit Agreement Refinancing Indebtedness;

(b) the Existing Notes;

(c) Indebtedness existing on the Closing Date (other than Indebtedness described in clauses (a) and (b) above) and, for such Indebtedness the outstanding principal amount as of the Closing Date of which exceeds the greater of (i) $50,000,000 and (ii) 5.0% of the Consolidated Adjusted EBITDA, listed on Schedule 7.01(c);

(d) Capital Lease Obligations, Indebtedness with respect to mortgage financings, purchase money Indebtedness to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets (whether through the direct purchase of assets or Equity Interest of any Person owning such assets) and Indebtedness arising from the conversion of the obligations of the Company or any Restricted Subsidiary under or pursuant to any Synthetic Lease transactions to on-balance sheet Indebtedness of the Company or such Restricted Subsidiary, in an aggregate outstanding principal amount, including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (d) (and any successive Permitted Refinancing Indebtedness), not to exceed, as of any date of incurrence, the greater of (i) $150,000,000 and (ii) 15% of Consolidated Adjusted EBITDA as of the then most recently ended Test Period; provided that such Indebtedness is incurred concurrently or within 270 days after the acquisition or the completion of the construction, repair, renovation, replacement or improvement (as applicable) of the property that is the subject of such Indebtedness;

(e) Indebtedness owed to (including obligations in respect of letters of credit or bank Guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits (whether to current or former employees) or property, casualty or liability insurance or self-insurance in respect of such items, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance;

(f) Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, earn-outs, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the Transactions, any Acquisition or Investment not prohibited by the terms of the Loan Documents, the disposition of any business, assets or Subsidiaries not prohibited by the terms of the Loan Documents, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiaries for the purpose of financing any such Acquisition;

(g) intercompany Indebtedness between or among the Company and the Restricted Subsidiaries;

(h) Indebtedness pursuant to Hedging Transactions not entered into for speculative purposes;

(i) Indebtedness of Restricted Subsidiaries that are not Loan Parties, together with any Permitted Refinancing Indebtedness incurred by such Restricted Subsidiaries to Refinance any Indebtedness originally incurred pursuant to this clause (i) (and any successive Permitted Refinancing Indebtedness), in an aggregate principal amount not to exceed on any date of incurrence the greater of (A) $75,000,000 and (B) 7.5% of Consolidated Adjusted EBITDA for the most recently ended Test Period as of the date such Indebtedness is incurred;

(j) Indebtedness constituting reimbursement obligations with respect to letters of credit, bank guarantees or bankers’ acceptances or similar instruments issued in the ordinary course of business or in respect of performance bonds, bid bonds, custom bonds, stay bonds, appeal bonds, surety bonds and completion Guarantees and similar obligations, in each case, provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(k) Guarantees of Indebtedness or other obligations of the Company or the Restricted Subsidiaries permitted to be incurred under this Agreement (other than the Existing Notes and any Permitted Refinancing Indebtedness incurred to Refinance the Existing Notes) to the extent such Guarantees are not prohibited by other provisions of Article VII;

(l) (i) Indebtedness or Disqualified Stock incurred or assumed in connection with any Acquisition or Investment not prohibited by the terms of the Loan Documents and Indebtedness of any Person that becomes a Restricted Subsidiary (in each case other than pursuant to the Transactions) if such Indebtedness was not created in anticipation or contemplation of such Acquisition or Investment or such Person becoming a Restricted Subsidiary, and (ii) any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (l) (and any successive Permitted Refinancing Indebtedness in respect thereof); provided that, in each case of the foregoing sub-clauses (i) and (ii):

(A) no Specified Event of Default is continuing immediately prior to the execution of the binding agreement governing such Acquisition or Investment or would result from the making of such Acquisition or Investment;

(B) the aggregate principal amount of any such Indebtedness or Disqualified Stock incurred or assumed pursuant to clause (l) above by Restricted Subsidiaries that are not Guarantors and not immediately upon such incurrence or assumption designated as Unrestricted Subsidiary pursuant to Section 5.09, together with any Permitted Refinancing Indebtedness incurred by Restricted Subsidiaries that are not Guarantors to Refinance any such Indebtedness or Disqualified Stock originally incurred pursuant to clause (l) (and any successive Permitted Refinancing Indebtedness), does not exceed an aggregate outstanding principal amount or liquidation preference as of any date of incurrence or assumption equal to the greater of (1) $75,000,000 and (2) 7.5% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(m) Indebtedness incurred in connection with any Sale and Lease-Back Transaction, together with any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (m) (and any successive Permitted Refinancing Indebtedness in respect thereof), in an aggregate principal amount not to exceed on any date of incurrence the greater of (i) $250,000,000 and (ii) 25% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(n) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness (other than credit or purchase cards) is extinguished within 30 Business Days after notification received by the Company of its incurrence;

(o) Indebtedness supported by a letter of credit, bank guarantee or similar instrument issued under any credit facility permitted under this Section 7.01, in a principal amount not in excess of the stated amount of such letter of credit, bank guarantee or similar instrument, as applicable;

(p) Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries in an aggregate outstanding principal amount or liquidation preference up to 100% of the net proceeds received by the Company since immediately after the Closing Date from the issue or sale of Equity Interests of the Company or as a contribution to the capital of the Company after the Closing Date (in each case, other than proceeds from the issuance or sale of the Company’s Disqualified Stock or Excluded Contributions);

(q) Indebtedness consisting of (i) the financing of insurance premiums, (ii) take or pay obligations contained in supply arrangements or (iii) customs, value-added tax and other tax guarantee, in each case, in the ordinary course of business;

(r) Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case with respect to any Acquisition (by merger, consolidation or amalgamation or otherwise) permitted under this Agreement;

(s) Cash Management Obligations and other Indebtedness in respect of Cash Management Services;

(t) Indebtedness issued to future, current or former officers, directors, managers, employees, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Member_ of the Company, any Restricted Subsidiary, any Services Company or any Parent Entity, in each case to finance the repurchase, redemption, retirement or other acquisition of the Company or any Parent Entity to the extent permitted by Section 7.04;

(u) Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures; provided that the aggregate outstanding principal amount of such Indebtedness (or Guarantee, as applicable), together with any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (u) (and any successive Permitted Refinancing Indebtedness) may not exceed on any date of incurrence the greater of (i) $50,000,000 and (ii) 5.00% of Consolidated Adjusted EBITDA for the most recently ended Test Period as of the date such Indebtedness is incurred;

(v) unsecured Indebtedness in respect of short-term obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are incurred in the ordinary course of business and not in connection with the borrowing of money;

(w) Indebtedness representing deferred compensation or other similar arrangements incurred by the Company or any Restricted Subsidiary (i) in the ordinary course of business or (ii) in connection with the Transactions, any Investment or any Acquisition (by merger, consolidation or amalgamation or otherwise) not prohibited by the terms of the Loan Documents;

(x) any Permitted Refinancing Indebtedness incurred to Refinance Incremental Equivalent Term Debt, Credit Agreement Refinancing Indebtedness, Incremental Loans or Indebtedness incurred under clause (b), (c), (d), (i), (l), (p), (u), (ee), (gg) or (hh) of this Section 7.01 or this clause (x), in each case subject to the limit set forth in any such clause with respect to the permitted amount thereof;

(y) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business and guarantees of Indebtedness incurred by customers in connection with the purchase or other acquisition of equipment or supplies in the ordinary course of business;

(z) Indebtedness incurred by the Company or any Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business;

(aa) Indebtedness incurred by the Company or any Restricted Subsidiary and which on application of the proceeds thereof would constitute Permitted Refinancing Indebtedness to the extent that the net proceeds thereof are promptly deposited with a trustee to satisfy and discharge Indebtedness in connection with the indenture or other debt agreement therefor in accordance with the terms thereof;

(bb) Guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners;

(cc) unfunded pension fund and other employee benefit plan obligations and liabilities (including any ESOPs) to the extent that they are permitted to remain unfunded under applicable Requirement of Law;

(dd) Guarantees of Indebtedness by the Company or any of its Restricted Subsidiaries secured by Liens permitted by Section 7.02(i); provided that such Guarantee of Indebtedness is non-recourse to the Company or such Restricted Subsidiary other than in respect of the assets secured by such Liens;

(ee) Indebtedness incurred in an Intermediation Facility in an aggregate outstanding principal amount not to exceed as of any date of incurrence thereof the greater of (i) $300,000,000 and (ii) 30% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(ff) Guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness or other obligations of one or more Unrestricted Subsidiaries in an aggregate outstanding principal amount not to exceed, as of the date as such Guarantee is incurred or issued, the greater of (i) $25,000,000 and (ii) 2.50% of Consolidated Adjusted EBITDA as of the then most recently ended Test Period;

(gg) Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness or Disqualified Stock then outstanding and incurred or issued pursuant to this clause (gg) (and any successive Permitted Refinancing Indebtedness), does not at any time exceed the greater of (i) $150,000,000 and (ii) 15% of Consolidated Adjusted EBITDA for the most recently ended Test Period as of the date such Indebtedness is incurred; and

(hh) all premium (if any, including tender premiums) expenses, defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (gg) above or refinancings thereof.

For purposes of determining compliance with this Section 7.01:

(A) in the event that an item of Indebtedness or Disqualified Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Indebtedness or is entitled to be incurred as Ratio Debt, the Company may, in its sole discretion, at the time of incurrence, divide, classify or reclassify (as if incurred at such later time), or at any later time divide, classify or reclassify, such item of Indebtedness or Disqualified Stock (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Indebtedness or Disqualified Stock (or any portion thereof) in one of the above clauses or sub-clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance on the exception in clause (a) of the definition of “Permitted Indebtedness” and shall not be permitted to be reclassified pursuant to this paragraph;

(B) all unsecured Permitted Indebtedness of a Loan Party originally incurred under clause (i), (u) or (gg) of the definition of “Permitted Indebtedness” will be automatically reclassified as Ratio Debt on the first date on which such Indebtedness would have been permitted to be incurred as Ratio Debt.

(C) at the time of incurrence, the Company will be entitled to divide and classify an item of Indebtedness or Disqualified Stock (or any portion thereof) in more than one of the types of Indebtedness or Disqualified Stock described in sub-clause (A) or (B) above without giving pro forma effect to the Indebtedness (or any portion thereof) incurred pursuant to any other clause or sub-clause of this Section 7.01 when calculating the amount of Indebtedness or Disqualified Stock (or any portion thereof) that may be incurred pursuant to any such clause or sub-clause;

(D) in connection with the incurrence (including with respect to any incurrence on a revolving basis pursuant to a revolving loan commitment) of any Indebtedness as Ratio Debt, the Company or the applicable Restricted Subsidiary may, by written notice to the Administrative Agent at any time prior to the actual incurrence of such Indebtedness designate such incurrence as having occurred on the date of such prior notice, and any related subsequent actual incurrence will be deemed for all purposes under this Agreement to have been incurred on the date of such prior notice; and

(E) the principal amount of Indebtedness outstanding under any clause of this Section 7.01 shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness.

For purposes of determining compliance with this Section 7.01, accrual of interest, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock, the accretion of liquidation preference and increases in the amount of Indebtedness or Disqualified Stock outstanding solely as a result of fluctuations in the exchange rate of currencies, will not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.01. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such Guarantee or letter of credit, as the case may be, was in compliance with this Section 7.01.

Section 7.02 Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien securing Indebtedness on any of their assets or property now owned or hereafter acquired except the following (collectively, “Permitted Liens”):

(a) Liens securing Indebtedness incurred in accordance with Section 7.01(a) (which Liens may (i) if required as a condition to the granting or acceptance thereof, also secure, on a pari passu basis, any Hedging Obligations and/or Cash Management Obligations with Lenders or their Affiliates; and (ii) rank pari passu with or junior to the Liens securing any of the Obligations at that time) or securing any Permitted Refinancing Indebtedness thereof;

(b) Liens securing Indebtedness incurred in accordance with Section 7.01(c); provided that such Liens only secure the obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 7.01) and do not apply to any other property or assets of the Company or any Restricted Subsidiary other than replacements, additions, accessions and improvements thereto and any income or profits thereof or proceeds thereof or of the foregoing;

(c) Liens securing (i) any Ratio Debt which is Pari Passu Secured Debt or Junior Secured Debt or (ii) Specified Hedge Obligations and Cash Management Obligations, which amounts are secured under the Loan Documents, provided, in the case of clause (i), the applicable Liens are subject to the applicable Acceptable Intercreditor Agreement(s);

(d) Liens securing Indebtedness incurred in accordance with Section 7.01(d); provided that (i) any such Lien attaches to such asset concurrently or within 270 days after the acquisition or the completion of the construction, repair, renovation, replacement or improvement (as applicable) thereof; (ii) any such Lien extends only to the assets financed with such Indebtedness (and any replacements, additions, accessions and improvements thereto and any income or profits thereof or proceeds thereof or of the foregoing); and (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, repairing, renovating, replacing or improving such fixed or capital assets; provided, further, that individual financings provided by a lender may be cross-collateralized to other financings provided by such lender or its affiliates;

(e) Liens in connection with any Receivables Financing factoring arrangement permitted hereunder to the extent such Lien only extends to the receivables and related assets subject to such arrangement and proceeds thereof;

(f) Liens on property or assets of any Restricted Subsidiary that is not, or is not required to be, a Loan Party securing Indebtedness or other obligations of any Restricted Subsidiary that is not, or is not required to be, a Loan Party;

(g) Liens in favor of the Company or any Restricted Subsidiary;

(h) Liens on property or assets (other than Equity Interests of an Unrestricted Subsidiary) of any Restricted Subsidiary securing Indebtedness or other obligations of any Unrestricted Subsidiary or any Guarantee thereof; provided that the aggregate principal amount of such Indebtedness or other obligations secured or guaranteed thereby does not, at any time, exceed the greater of (i) $25,000,000 and (ii) 2.50% of Consolidated Adjusted EBITDA as of the then most recently ended Test Period;

(i) Liens on Equity Interests in Unrestricted Subsidiaries, joint ventures or minority interests in any Person (together with assets related thereto and the proceeds or products of any of the foregoing) (i) securing Indebtedness or other obligations of such Unrestricted Subsidiary, joint venture or Person or any Guarantee thereof or (ii) pursuant to the relevant joint venture or equityholder agreement or arrangement or any other similar binding arrangements entered into in the ordinary course of business;

(j) Liens securing Permitted Refinancing Indebtedness incurred in accordance with Section 7.01(x); provided that the Liens securing such Permitted Refinancing Indebtedness are limited to all or part of the same property that secured (or, under the written arrangements under which the original Lien arose, could secure) the original Lien (plus any replacements, additions, accessions and improvements thereto and any income or profits thereof or proceeds thereof or of the foregoing); provided, further, that individual financings provided by a lender may be cross-collateralized to other financings provided by such lender or its affiliates;

(k) Liens (i) solely on any cash earnest money deposits made by the Company or any Restricted Subsidiary in connection with any letter of intent or other agreement in respect of any Investment or other Investment and Liens (in each case, not prohibited by the terms of the Loan Documents) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in any Acquisition or Investment not prohibited by the terms of the Loan Documents to be applied against the purchase price for such Investment or (ii) consisting of an agreement to sell, transfer or otherwise dispose of any property to the extent such sale, transfer or disposition is not prohibited by Section 7.03;

(l) (i) Liens on property or assets or Equity Interests of a Person at the time such Person becomes a Restricted Subsidiary (together with the proceeds or products thereof and other after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition (and together with any replacements, additions, accessions and improvements thereto and any income or profits thereof or proceeds thereof or of the foregoing)) if such Liens were not created in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary and (ii) Liens on property at the time the Company or a Restricted Subsidiary acquired such property, including any acquisition by means of a merger or consolidation with or into the Company or any of the Restricted Subsidiaries, if such Liens were not created in connection with, or in contemplation of, such acquisition;

(m) Liens on cash and Cash Equivalents under or with respect to accounts with brokers or counterparties with respect to Hedging Transactions not entered into for speculative purposes consisting of cash, commodities or futures contracts, options, securities, instruments and other like assets securing only Hedging Transactions not entered into for speculative purposes;

(n) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(o) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Company or any Restricted Subsidiary maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business, including Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection; (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; or (iii) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(p) Liens that are contractual rights of set-off (i) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Restricted Subsidiary or (ii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business;

(q) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(r) pledges and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including letters of credit or bankers acceptances in lieu of any such bonds or to support the issuance thereof), in each case in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(s) withdrawal and access rights held by oil companies with respect to any Intermediate Investment Account;

(t) Liens on vehicles or equipment of the Company or any of the Restricted Subsidiaries granted in the ordinary course of business;

(u) any interest or title of a lessor or sublessor, or a licensor or sublicensor or a grantor of an easement under any leases or subleases or operating agreement (including with respect to intellectual property and software) or easement agreement entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(v) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(w) Liens securing obligations under inventory financing agreements entered into in the ordinary course of business and Liens securing inventory financing agreements encumbering the applicable manufacturer’s or vendor’s identified goods which are the subject of such inventory financing arrangement, proceeds thereof (including any accounts receivable proceeds) and customary collateral ancillary thereto; provided that the agent, lender or other financing source in respect of such Indebtedness has entered into an Acceptable Intercreditor Agreement;

(x) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(y) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(z) Liens securing Indebtedness incurred in accordance with Section 7.01(m) or Section 7.01(ee) encumbering the assets that are subject of such Indebtedness;

(aa) Liens arising from (i) precautionary Uniform Commercial Code financing statements (or other similar filings in non-U.S. jurisdictions) or (ii) Uniform Commercial Code financing statements (or other similar filings in non-U.S. jurisdictions) regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(bb) survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases, ground leases, licenses, special assessments, zoning restrictions, rights-of-way, covenants, building codes, restrictions, encroachments, protrusions and declarations on or with respect to the use of real property, servicing agreements, development agreements, site plan agreements and other similar encumbrances on real property that do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company and the Restricted Subsidiaries taken as a whole;

(cc) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations or similar laws and regulations and Liens securing insurance premium financing arrangements and deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations; (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Restricted Subsidiary and (iii) pledges and deposits and other Liens for the payment of rent;

(dd) Liens imposed by law for Taxes that are not yet delinquent or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves, if any, are being maintained in accordance with GAAP;

(ee) “first-purchaser” Liens, as defined in Texas Bus. & Com. Code Section 9.343, comparable laws of the states of Oklahoma, Kansas, Wyoming, Mississippi, Wyoming or New Mexico, or any other comparable Law of any such jurisdiction or any other applicable jurisdiction;

(ff) statutory Liens of landlords, sub-landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law (including Liens on property of the Company or any Restricted Subsidiary in the possession of storage facilities, pipelines or barges) arising in the ordinary course of business (and consensual Liens granted in the ordinary course of business that are substantially similar thereto) for amounts not yet due or not overdue by more than 60 days, or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(gg) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(hh) the right reserved to or vested in any Governmental Authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit of the Person, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(ii) judgment and attachment Liens not giving rise to an Event of Default or inchoate Liens created by or existing from any pending litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(jj) Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by the terms of this Agreement;

(kk) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (d) of the definition of “Cash Equivalents”; and

(ll) Liens that secure Indebtedness in an aggregate principal amount not to exceed at any time outstanding the greater of $150,000,000 and (ii) 15.00% of Consolidated Adjusted EBITDA as of the last day of the then most recently ended Test Period.

For purposes of this Section 7.02, Indebtedness will not be considered incurred under a sub-clause or clause of Section 7.01 if it is later reclassified as outstanding under another sub-clause or clause of Section 7.01 (in which event, and at which time, such Indebtedness will be deemed incurred under the sub-clause or clause to which it is reclassified).

Section 7.03 Mergers, Consolidations and Asset Sales. (a) The Company will not merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that the limitation in the immediately preceding sentence will not apply to the Transactions; and provided further that if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, any Person may merge or consolidate with or into the Company in a transaction in which the surviving Person is (i) the Company or (ii) another Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia (such Person, the “Successor Company”) and such Successor Company expressly assumes all the obligations of the Company under the Loan Documents pursuant to an assumption agreement reasonably acceptable to the Administrative Agent, in which event such Successor Company will succeed to, and be substituted for, the Company.

(b) No Borrower (other than the Company) will merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that, if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, any Person may merge or consolidate with or into any such Borrower in a transaction in which the surviving Person is (i) any of the Borrowers or (ii) another Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia or any Approved Jurisdiction (such Person, the “Successor Borrower”) and such Successor Borrower expressly assumes all the obligations of such Borrower under the Loan Documents pursuant to an assumption agreement reasonably acceptable to the Administrative Agent, in which event such Successor Borrower will succeed to, and be substituted for, such Borrower.

(c) Notwithstanding the foregoing clauses (a) and (b), and without limiting the ability of any of the Borrowers to enter into a transaction in accordance with the proviso above, the foregoing limitations shall not apply to any Merchant Service Company if it shall cease to be a Borrower hereunder prior to or substantially contemporaneously with any such transaction. To the extent any Collateral is sold, transferred or otherwise disposed of in a transaction not prohibited by Section 7.03, Section 7.04 or Section 7.05 to any Person other than the Company or any of the Guarantors, such Collateral will be free and clear of the Liens created by the Loan Documents, and the Administrative Agent will take, and each Lender hereby authorizes the Administrative Agent to take, any actions reasonably requested by the Company in order to evidence the foregoing, in each case, in accordance with Section 10.14.

Section 7.04 Restricted Payments. The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Restricted Payment, other than:

(a) Restricted Payments in the form of cash or Cash Equivalents in an amount not to exceed the Available Amount so long as no Specified Event of Default has occurred and is continuing;

(b) Restricted Payments in any form and at any time in an unlimited amount if the First Lien Net Leverage Ratio (determined on a Pro Forma Basis) as of the last day of the most recently ended Test Period is equal to or less than 3.50:1.00;

(c) the distribution, as a return of capital, dividend or otherwise, of shares of Capital Stock of, Indebtedness issued by, or assets of, one or more Unrestricted Subsidiaries;

(d) Restricted Payments by the Company payable solely in common Equity Interests (but not Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests;

(e) Restricted Payments in the form of non-cash assets, including Equity Interests of or Indebtedness issued by one or more Subsidiaries, to the extent such assets were (i) held by the Initial Borrower prior to the Closing Date and were not acquired in connection with the Transactions or (ii) contributed to the Company or a Restricted Subsidiary (other than by the Company or a Restricted Subsidiary) after the Closing Date;

(f) a Restricted Payment to directly or indirectly pay for the repurchase, redemption, retirement or other acquisition of Equity Interests (other than Disqualified Stock) of the Company or any Parent Entity held by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferee thereof) of the Company, any of its Subsidiaries, any Services Company or any Parent Entity pursuant to any management equity plan or equity option plan or any other management or employee benefit plan or agreement or any equity subscription or equityholder agreement or partnership agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by the Company or any Parent Entity in connection with such repurchase, redemption, retirement or other acquisition), including any Equity Interests rolled over or otherwise purchased by management, directors or employees of the Company, any of its Subsidiaries, any Services Company or any Parent Entity in connection with the Merger; provided, however, that, except with respect to non-discretionary purchases, repurchases, redemptions, retirements or acquisitions, the aggregate Restricted Payments made under this clause (f) do not exceed in any Fiscal Year commencing from the Fiscal Year in which the Closing Date occurred, $25,000,000 (with unused amounts in any Fiscal Year being carried over to succeeding Fiscal Years); provided, further, that such amount in any Fiscal Year may be increased by an amount not to exceed (without duplication):

(i) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, the cash proceeds from the sale of Equity Interests of any Parent Entity, in each case to any future, present or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries, any Services Company or any Parent Entity that occurs after the Closing Date; provided that the amount of such cash proceeds utilized for any such repurchase, retirement or other acquisition for value will not increase the amount available for Restricted Payments under Section 7.04(c); plus

(ii) the cash proceeds of key man life insurance policies received by the Company or the Restricted Subsidiaries (or any Parent Entity to the extent contributed to the Company) after the Closing Date;

provided, further, that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any future, present or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members, or any permitted transferee thereof) of the Company, any Services Company, any Parent Entity or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Company or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 7.04 or any other provision of this Agreement

(g) Restricted Payments by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary so long as such Restricted Payments are made to the Company or a Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Company or such Restricted Subsidiary) based on their relative ownership interests;

(h) Restricted Payments to consummate the Transactions or to pay any amounts pursuant to the Merger Agreement;

(i) Restricted Payments in the form of cash distributions to the Company, its Subsidiaries or any Parent Entity of the Company so long as the Company or such distributing entity, as applicable, is treated as a partnership or a “disregarded entity” for U.S. federal income tax purposes, in each case, in an amount not to exceed the product of (i) the aggregate cumulative net taxable income for all taxable periods of any Parent Entity in respect of its ownership of equity interests in the Company (determined in good faith of the Company and without regard to any adjustments or allocations under

Sections 704(c), 734 and 743 of the Code) and (ii) the highest cumulative U.S. federal, state and local tax rate applicable to an individual or corporation, as applicable to each Parent Entity receiving a cash distribution, residing in New York, New York, net of any such taxes paid directly or withheld by such Parent Entity;

(j) the declaration and payment of dividends or distributions by the Company to, or the making of loans to, any Parent Entity to permit any Parent Entity to pay or cause to be paid, in each case without duplication:

(i) operating, overhead, legal, accounting and other professional fees and expenses (including directors’ fees and expenses and administrative, legal, accounting, filing and similar expenses), in each case to the extent related to its separate existence as a holding company or to its ownership of the Company and the Subsidiaries; and, following the first public offering of the Company’s common equity or the common equity of any Parent Entity after the Closing Date, listing fees and other costs and expenses attributable to being a Public Company, of any Parent Entity;

(ii) fees and expenses related to (A) any public offering or private placement of debt or equity securities of, or incurrence of any Indebtedness by, the Company or any Parent Entity or any disposition or acquisition or any investment transaction by the Company or any of its Restricted Subsidiaries (or any acquisition of or investment in any business, assets or property that will be contributed to the Company or any of its Restricted Subsidiaries as part of the same or a related transaction) permitted hereunder, in each case, whether or not consummated and (B) performance of obligations under this Agreement;

(iii) franchise taxes and other similar Taxes and expenses, in each case, in connection with the maintenance of its legal existence;

(iv) payments under transactions permitted under Section 7.06 (other than Section 7.06(c)), in each case to the extent such payments are due at the time of such Restricted Payment;

(v) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, employees, directors, managers, consultants or independent contractors of any Parent Entity to the extent related to its ownership of the Company and the Restricted Subsidiaries; or

(vi) amounts due or expected to be due with respect to payroll, Social Security, withholding tax or other Taxes in connection with any management equity plan or stock option plan or any ESOP, or the payment of customary salary, bonus and other management or employee benefits payable to, and indemnities provided on behalf of, officers, employees, directors, managers, consultants or independent contractors of any Services Company or of any Parent Entity to the extent related to its ownership of the Company and its Subsidiaries;

(k) non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(l) Restricted Payments to allow the Company or any Parent Entity to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of the Company or any Parent Entity, in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split or reverse split of Equity Interests;

(m) so long as no Event of Default is continuing, Restricted Payments to any Parent Entity for the purpose of paying indemnities, reimbursements and reasonable and documented out-of-pocket fees and expenses of the Sponsor or any Affiliate of the Sponsor;

(n) Restricted Payments to any Parent Entity to finance, or to any Parent Entity for the purposes of paying to any other Parent Entity to finance, any Investment not otherwise prohibited by Section 7.05; provided that (i) such Restricted Payment is made substantially concurrently with the closing of such Investment and (ii) promptly following the closing thereof, such Parent Entity causes (A) all property acquired (whether assets or Equity Interests) to be contributed to the Company or any Restricted Subsidiary of the Company or (B) the merger, consolidation or amalgamation (to the extent not prohibited by Section 7.03) of the Person formed or acquired into the Company or any Restricted Subsidiary of the Company in order to consummate such Investment, in each case, in accordance with the requirements of Section 5.10;

(o) the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement;

(p) purchases of minority interests in non-Wholly-Owned Subsidiaries by the Company and the Guarantors;

(q) Restricted Payments in an amount that does not exceed the aggregate amount of Excluded Contributions; provided, however, that, to the extent any Excluded Contribution is comprised of the Freeport Contribution, any Restricted Payments thereafter made pursuant to this clause (q) based solely on the amount of the Freeport Contribution may only be made using the Freeport Assets or any cash or non-cash proceeds of any Disposition of the Freeport Assets;

(r) Restricted Payments for (i) payments made or expected to be made by any Parent Entity, the Company or any Restricted Subsidiary in respect of withholding or similar Taxes payable or expected to be payable by any future, present or former director, officer, employee, manager, consultant or independent contractor of any Parent Entity, the Company or any Subsidiary or any Services Company (or their respective Affiliates, estates or Immediate Family Members or permitted transferees) in connection with the exercise of stock options or the grant, vesting or delivery of Equity Interests and (ii) loans or advances to officers, directors, employees, managers, consultants and independent contractors of any Parent Entity, the Company or any Subsidiary of the Company in connection with such Person’s purchase of Equity Interests of the Company or any Parent Entity; provided that no cash is actually advanced pursuant to this sub-clause (ii) other than to pay taxes due in connection with such purchase, unless immediately repaid;

(s) purchases of receivables or Petroleum Product inventory pursuant to a Receivables Repurchase Obligation in connection with a Receivables Financing or Intermediation Facility and the payment or distribution of related fees;

(t) payments or distributions to dissenting equityholders pursuant to applicable law or pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, that complies with Section 7.03; provided that if as a result of such consolidation, merger or transfer of assets, a Change in Control has occurred, such Change in Control has been consented to or waived by the Required Lenders;

(u) (i) the conversion or exchange of any Subordinated Indebtedness into or for Equity Interests of any Parent Entity or other Subordinated Indebtedness and (ii) any payment that is intended to prevent any Subordinated Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;

(v) the incurrence of Permitted Refinancing Indebtedness in respect of Subordinated Indebtedness;

(w) (i) payments of regularly scheduled principal and interest; (ii) mandatory offers to repay, repurchase or redeem (including in connection with the Net Cash Proceeds of Asset Sales); (iii) mandatory prepayments of principal, premium and interest; and (iv) payments of fees, expenses and indemnification obligations, in each case, with respect to Subordinated Indebtedness;

(x) the payment, redemption, defeasance, purchase, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company or any Subsidiary Loan Party in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment, redemption, defeasance, purchase, repurchase or acquisition or retirement;

(y) (i) the redemption, repurchase, defeasance, discharge, retirement or other acquisition of any Equity Interests, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”), or Subordinated Indebtedness of the Company or any Restricted Subsidiary or any Equity Interests of any Parent Entity, in exchange for Equity Interests of the Company or any Parent Entity (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), or out of the proceeds of a sale or issuance (other than to a Restricted Subsidiary) of, to the extent contributed to the Company, Refunding Capital Stock made within 120 days of such sale or issuance of Refunding Capital Stock and (ii) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (g) of this Section 7.04, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(z) the declaration and payment of dividends on the Company’s common equity (or the payment of dividends to any Parent Entity to fund a payment of dividends on such entity’s common equity), following consummation of the first public offering of the Company’s common equity or the common equity of any Parent Entity after the Closing Date, in an amount not to exceed a sum of (i) up to 6.0% per annum of the net cash proceeds received by or contributed to the Company in or from any such public offering, other than public offerings with respect to the Company’s common equity registered on Form S-8 and other than any public sale constituting an Excluded Contribution and (ii) an aggregate amount per annum not to exceed 5.0% of Market Capitalization;

(aa) any “AHYDO catch up payment” with respect to, and required by the terms of, any Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Agreement; and

(bb) one or more Restricted Payments in an amount not to exceed the aggregate net cash proceeds of the Scheduled Transaction.

For purposes of determining compliance with this Section 7.04, in the event that an item of any Restricted Payment (or any portion thereof) meets the criteria in both Section 7.04(b) and any other clause or clauses of Section 7.04, the Company may, in its sole discretion, at the time of incurrence, divide, classify or reclassify (as if incurred at such later time), or at any later time divide, classify or reclassify, such item of Restricted Payment (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Restricted Payment (or any portion thereof) in one of the above clauses or sub-clauses.

Section 7.05 Investments. The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Investment except the following (each, a “Permitted Investment”):

(a) Investments made for Fair Market Value or otherwise for value obtained in a comparable arm’s length transaction (as determined in good faith by a Responsible Officer of the Company) in exchange for consideration other than additional Equity Interests of or Indebtedness issued by an Unrestricted Subsidiary or a Restricted Subsidiary that is not, or is not required to be, a Guarantor;

(b) Investments in the form of cash or any other asset (including Equity Interests of or Indebtedness issued by one or more Subsidiaries) which was contributed to the equity capital of the Company or any of its Restricted Subsidiaries (other than by the Company to any Restricted Subsidiary) after the Closing Date or (other than in the case of cash) which was held by the Initial Borrower on the Closing Date and was not acquired in connection with the Transactions (other than transactions undertaken in accordance with Section 7.04(n));

(c) Investments in the form of non-cash assets to the extent such assets are held by the Initial Borrower prior to the Closing Date and are not acquired in connection with the Transactions;

(d) Investments made in joint ventures or minority interests in any Person as required by, or made pursuant to, the relevant joint venture or equityholder agreement or arrangement or other similar binding arrangements entered into in the ordinary course of business;

(e) Investments in any form and at any time in an unlimited amount if the First Lien Net Leverage Ratio (determined on a Pro Forma Basis) is equal to or less than 3.50:1.00;

(f) Investments (other than in the form of cash) in the Company or any Restricted Subsidiary (including guarantees of obligations of its Restricted Subsidiaries); provided that the amount of such Investments made by the Company and its Restricted Subsidiaries which are Loan Parties in Restricted Subsidiaries which are not Loan Parties under this clause (f) shall not exceed at the time of making each such Investment the greater of (A) $200,000,000 and (B) 20% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(g) intercompany Investments in the form of cash or Cash Equivalents between or among the Company and the Restricted Subsidiaries (including intercompany Indebtedness);

(h) Permitted Business Acquisitions and pre-existing Investments (not made in contemplation of such Acquisition) held by Persons acquired in Permitted Business Acquisitions or acquired in connection with Permitted Business Acquisitions;

(i) Investments, including loans and advances, to any Parent Entity so long as the Company or any Restricted Subsidiary would otherwise be permitted to make a Restricted Payment in such amount; provided that the amount of any such Investment will be deemed to be a Restricted Payment under the appropriate clause of Section 7.04 for all purposes of this Agreement;

(j) the Transactions (including payment of the merger consideration under the Merger Agreement);

(k) Cash Equivalents and, to the extent not made for speculative purposes, Investment Grade Securities or Investments that were Cash Equivalents or Investment Grade Securities when made;

(l) Investments in securities or other assets (including earn-outs) not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with any Asset Sale made pursuant to Section 2.11(b) or any other Disposition not prohibited by Section 7.03;

(m) accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case in the ordinary course of business;

(n) Investments acquired as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(o) Hedging Transactions and Cash Management Services;

(p) Investments existing on, or contractually committed as of, the Closing Date or an Investment consisting of any extension, modification, replacement, reinvestment or renewal of any such Investment existing on the Closing Date or binding commitment in effect on the Closing Date; and, for such Investment the amount of which as of the Closing Date exceeds the greater of (i) $50,000,000 and (ii) 5.0% of the Consolidated Adjusted EBITDA, listed on Schedule 7.05(p); provided that the amount of any such Investment may be increased in such extension, modification, replacement, reinvestment or renewal only (A) as required by the terms of such Investment or binding commitment as in existence on the Closing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (B) as otherwise permitted under this Agreement;

(q) Investments resulting from pledges and deposits that are Permitted Liens;

(r) Guarantees of operating leases (for the avoidance of doubt, excluding Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(s) Investments to the extent that payment for such Investments is made with Equity Interests (other than Disqualified Stock) of the Company or any Parent Entity;

(t) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 7.04;

(u) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(v) loans and advances to officers, directors, employees, managers, consultants or independent contractors of any Parent Entity, the Company, any Restricted Subsidiary or any Services Company (i) for business-related travel and entertainment expenses, moving and relocation expenses and other similar expenses, in each case incurred in the ordinary course of business, (ii) relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or (iii) otherwise not to exceed as of the date such Investment is made the greater of (A) $20,000,000 and (B) 3.00% of Consolidated Adjusted EBITDA for the most recently ended Test Period, in an aggregate principal amount outstanding as of the date such Investment is made (calculated without regard to write-downs or write-offs thereof after the date made);

(w) acquisitions of obligations of one or more officers or other employees of any Parent Entity, the Company, any Subsidiary of the Company or, any Services Company in connection with such officer’s or employee’s acquisition of Equity Interests of any Parent Entity, so long as no cash is actually advanced by the Company or any Restricted Subsidiary to such officers or employees in connection with the acquisition of any such obligations;

(x) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Company or any Restricted Subsidiary;

(y) Investments consisting of the leasing or licensing of intellectual property in the ordinary course of business and, if such leasing or licensing is other than on a non-exclusive basis, that do not materially interfere with the business of the Company and the Restricted Subsidiaries (taken as a whole) or the contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(z) purchases or acquisitions of inventory, supplies, materials and equipment or purchases or acquisitions of contract rights or intellectual property;

(aa) Investments in assets useful in the business of the Company or any Restricted Subsidiary made with (or in an amount equal to) any Reinvestment Deferred Amount; provided that if the underlying Asset Sale was with respect to assets (other than Equity Interests) of the Company or a Restricted Subsidiary, then such Investment shall be in the form of assets (other than Equity Interests) owned by the Company or a Restricted Subsidiary;

(bb) any Investment in a Subsidiary or any Investment by a Restricted Subsidiary in any other Person, in each case in connection with a Receivables Financing or Intermediation Facility, including Investments of funds held in accounts permitted or required by the arrangements governing such Receivables Financing or Intermediation Facility or any related Indebtedness;

(cc) intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business in connection with the cash management operations of the Company and its Subsidiaries;

(dd) Investments that are made with Excluded Contributions; provided, however, that, to the extent any Excluded Contribution is comprised of the Freeport Contribution, any Investment thereafter made pursuant to this clause (dd) based solely the Freeport Contribution may only be made using the Freeport Assets or any cash or non-cash proceeds of any Disposition of the Freeport Assets;

(ee) performance guarantees and contingent obligations incurred in the ordinary course of business or consistent with past practice and the creation of Liens on the assets of the Company or any Restricted Subsidiary in compliance with Section 7.02;

(ff) Guarantees or Investments in Indebtedness of the Company or any of its Restricted Subsidiaries permitted under Section 7.01;

(gg) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business;

(hh) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice;

(ii) advances, loans or extensions of trade credit in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(jj) Investments in any Person whose business or business activity falls within the business or business activity conducted by the Company and the Restricted Subsidiaries on the Closing Date (after giving effect to the Transactions) or any similar, corollary, related, ancillary, incidental, related to or complementary business or business activities or a reasonable extension, development or expansion thereof or ancillary thereto (a “Similar Business”); provided that at the time of such Investment the aggregate fair market value of such Investments, taken together with all other Investments made pursuant to this clause (jj) that are at that time outstanding, shall not exceed the greater of (i) $250,000,000 and (ii) 25% of Consolidated Adjusted EBITDA of the Company for the most recently ended Test Period (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(kk) Investments in the nature of pledges and deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(ll) Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by the Company or any of its Restricted Subsidiaries that were issued in connection with the financing of such assets, so long as the Company or any such Restricted Subsidiary may obtain title to such assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

(mm) advances of payroll payments to employees or any payments under ESOPs in the ordinary course of business;

(nn) Investments in deposit accounts, securities accounts and commodities accounts maintained by the Company or any Restricted Subsidiary;

(oo) guarantees by any Loan Party or any Restricted Subsidiary of leases or of obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(pp) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(i) in satisfaction of judgments against other Persons;

(ii) received in compromise or resolution of (A) obligations of trade creditors, suppliers or customers that were incurred in the ordinary course of business of the Company or any Restricted Subsidiary or consistent with past practice, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, supplier or customer, or (B) litigation, arbitration or other disputes;

(qq) Investments made with the Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(rr) repurchases of the Indebtedness;

(ss) Investments of assets relating to non-qualified deferred payment plans in the ordinary course of business;

(tt) contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company;

(uu) Investments of a Restricted Subsidiary of the Company acquired after the Closing Date or of an entity merged into or amalgamated or consolidated with a Restricted Subsidiary of the Company in a transaction that is not prohibited by Section 7.03 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(vv) additional Investments having an aggregate fair market value at the time of such Investment, taken together with all other Investments made pursuant to this clause (vv) that are at that time outstanding, not to exceed the greater of (i) $250,000,000 and (ii) 25% of Consolidated Adjusted EBITDA of the Company for the most recently ended Test Period (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(ww) Investments in the form of cash or Cash Equivalents in an amount not to exceed the Available Amount so long as no Specified Event of Default has occurred and is continuing.

For purposes of determining compliance with this Section 7.05, in the event that an item of Investment (or any portion thereof) meets the criteria in both Section 7.05(e) and any other clause or clauses of Section 7.05, the Company may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify (as if incurred at such later time), such item of Investment (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Investment (or any portion thereof) in one of the above clauses or sub-clauses.

Section 7.06 Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their Affiliates, except for:

(a) transactions, or a series of transactions, taken as a whole, that are at prices and on terms and conditions not less favorable to the Company or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b) transactions between or among the Company and a Restricted Subsidiary or between or among Restricted Subsidiaries or, in any case, any entity that becomes a Restricted Subsidiary as a result of such transaction, not involving any other Affiliates;

(c) Restricted Payments or any other transaction permitted by Section 7.04 or Section 7.05 or by transactions specifically excluded from the definition of “Restricted Payment” or “Permitted Investment”;

(d) any Indebtedness (incurred among the Company and its Subsidiaries), Investments or any other transaction pursuant to, or complying with, Section 7.01, Section 7.03 or Section 7.05;

(e) the Transactions and transactions pursuant to or contemplated under the Transaction Documents;

(f) the issuance, sale or transfer of Equity Interests in any Restricted Subsidiary to the Company and capital contributions by the Company to any Restricted Subsidiary;

(g) the issuance, sale or transfer of Equity Interests in the Company to any Parent Entity and capital contributions by any Parent Entity to the Company (and payment of reasonable out-of-pocket expenses incurred by the Sponsor in connection therewith);

(h) investments by the Sponsor or any of its Affiliates in securities or Indebtedness permitted hereunder of the Company or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by the Sponsor or a Parent Entity in connection therewith);

(i) (i) Investments in Unrestricted Subsidiaries or joint ventures and (ii) payments to and from, and transactions with, any joint ventures entered into in the ordinary course of business or consistent with past practice (including, without limitation, any cash management activities related thereto);

(j) [reserved]

(k) payments of reasonable fees to members of the Board of Directors of the Company or any Restricted Subsidiary who are not employees of the direct parent of the Company, the Company or any such Restricted Subsidiary;

(l) payments to the Sponsor for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, and other payment of indemnification and other similar amounts to the Sponsor and reimbursement of expenses of the Sponsor, in each case, which payments are approved by the majority of the Board of Directors of the Company in good faith; payment of indemnification and other similar amounts to the Sponsor and reimbursement of expenses of the Sponsor;

(m) compensation and employee benefit arrangements paid to, and any payments or indemnities under any ESOPs or for the benefit of, directors, officers or employees of the Company, its Subsidiaries or any Services Company in the ordinary course of business;

(n) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, ESOPs, employment agreements, stock options and stock ownership plans approved by the board of directors (or similar governing body) of the Company or any Subsidiary;

(o) transactions with Restricted Subsidiaries or joint ventures for the purchase or sale of goods, products, parts, equipment and services entered into in the ordinary course of business or that are consistent with past practice;

(p) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement or that are consistent with past practice;

(q) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or principal investors agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it (or any Parent Entity) is a party as of the Closing Date and any similar agreements which it (or any Parent Entity) may enter into thereafter;

(r) transactions pursuant to or in connection with (i) the BPSC Services Agreement or (ii) any other similar agreement providing services that are similar, reasonably related, complementary, corollary, incidental or ancillary to, or a reasonable extension, development or expansion of, the services provided under the BPSC Services Agreement as of the date hereof;

(s) transactions that, in the aggregate, involve consideration of less than the greater of (i) $10,000,000 and (ii) 1.00% of Consolidated Adjusted EBITDA as of the then most recently ended Test Period;

(t) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, current or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries, any Services Company or any Parent Entity and employment agreements, stock option plans, ESOPs and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or similar arrangements with any such employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) in the ordinary course of business or that are consistent with past practice;

(u) the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary; provided that such transaction was not entered into in contemplation of such designation or redesignation, as applicable;

(v) intellectual property licenses entered into in the ordinary course of business;

(w) pledges of Equity Interests of Unrestricted Subsidiaries;

(x) any agreement or arrangement as in effect as of the Closing Date or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect, in the good faith judgment of the Board of Directors or the senior management of the Company or the direct parent of the Company, to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date) or any transactions or payments contemplated thereby;

(y) any lease entered into between the Company or any Restricted Subsidiary, as lessee and any Affiliate of the Company, as lessor, which is approved by the Board of Directors or the senior management of the Company or General Partner in good faith; and

(z) (i) investments by Permitted Holders in securities or loans of the Company or any of its Restricted Subsidiaries (and any payment of reasonable out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as the investment is being offered generally to other investors on the same or more favorable terms, and (ii) payments to Permitted Holders in respect of securities or loans of the Company or any of its Restricted Subsidiaries contemplated in the foregoing sub-clause (z)(i) or that were acquired from Persons other than the Company and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans.

Section 7.07 Accounting Changes. The Company will not, and will not permit any of its Restricted Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as permitted or required by GAAP, or change the fiscal year of the Company or of any of its Restricted Subsidiaries, except to change the fiscal year of a Restricted Subsidiary to conform its fiscal year to that of the Company.

Section 7.08 Sanctions. (a) No part of the proceeds of the Loans or any Letter of Credit will be used by the Company or any of its Restricted Subsidiaries, directly or, to the knowledge of the Company or any of its Restricted Subsidiaries, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws or any Sanctions.

(b) None of the proceeds of the Loans or any Letter of Credit will be, directly or, to the knowledge of the Company or any of the Restricted Subsidiaries, indirectly, offered, lent, contributed or otherwise made available to any Restricted Subsidiary, joint venture partner or other Person for the purpose of financing the activities of any person that is the subject of Sanctions in violation of applicable Sanctions.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b) the Borrowers shall fail to pay any interest on any Loan or any reimbursement obligation in respect of any LC Disbursement or any fee or any other amount (other than an amount payable under clause (a) above) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days; or

(c) any representation or warranty made or deemed made by or on behalf of any Borrower or any Restricted Subsidiary in or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall prove to be incorrect in any respect) when made or deemed made or submitted; provided that, to the extent such representation or warranty is capable of being cured, such default shall continue unremedied for a period of 30 days’ notice thereof from the Administrative Agent to the Company; or

(d) any of the Borrowers or any Restricted Subsidiary shall fail to observe or perform any covenant or agreement contained in Section 5.02(a), Section 5.03 (solely with respect to any Borrower’s legal existence), Article VI or Article VII (in each case solely to the extent applicable to such Person), provided that an Event of Default under Section 6.01 is subject to cure pursuant to Section 8.02 and an Event of Default under any of Section 7.01, Section 7.04, Section 7.05 or Section 7.06 is subject to the Carve-out Suspension Provision; provided, further, that an Event of Default under Section 6.01 shall not constitute an Event of Default for purposes of any Term Loan unless and until the Required Revolving Lenders have actually declared all outstanding Obligations under the Revolving Facility to be immediately due and payable and terminated the Revolving Commitments as a result of the Company’s failure to perform or observe any term, covenant or agreement contained in Section 6.01 in accordance with this Agreement and such declaration has not been rescinded on or before such date; or

(e) any of the Borrowers or any Restricted Subsidiary shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) of this Section 8.01) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of the Company becomes aware of such failure, or (ii) notice thereof shall have been given to the Company by the Administrative Agent or any Lender; or

(f) any of the Borrowers or any other Restricted Subsidiary (other than an Immaterial Subsidiary) (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate of the maturity of such Material Indebtedness; or any such Material Indebtedness shall be declared to be due and payable (or become capable of being declared to be due and payable), or required to be prepaid or redeemed (or become capable of being required to be prepaid or redeemed) (other than by a regularly scheduled required prepayment or redemption or by customary mandatory prepayment provisions for asset sales, receipt of insurance or condemnation proceeds, or the raising of debt or equity), purchased or defeased, or any offer to prepay, redeem (other than by a regularly scheduled required prepayment or redemption or by customary mandatory prepayment provisions for asset sales, receipt of insurance or condemnation proceeds, or the raising of debt or equity), purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; provided that this clause (f) will not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(g) any of the Borrowers or any Restricted Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in sub-clause (g)(i) above, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for any of the Borrowers or any such Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any of the Borrowers or any Restricted Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for any of the Borrowers or any Restricted Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i) any of the Borrowers or any Restricted Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts generally as they become due; or

(j) an ERISA Event shall have occurred that, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(k) any judgment or order for the payment of money in excess of the greater of (a) $200,000,000 and (b) 20% of Consolidated Adjusted EBITDA for the most recently ended Test Period at such time of determination (to the extent not covered by insurance) in the aggregate shall be rendered against any of the Borrowers or any Restricted Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 60 consecutive days during which either a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect or such judgment or order shall not be satisfied in full; or

(l) a Change in Control shall occur; or

(m) (i) any material provision of any Loan Document is asserted in writing by any Loan Party not to be a legal, valid and binding obligation of such party thereto, (ii) any Lien or security interest purported to be created by any Security Document and to extend to assets that are not immaterial to the Company and the Restricted Subsidiaries on a consolidated basis ceases to be, or is asserted in writing by the Company or any other Loan Party not to be, a valid and perfected Lien or security interest in the Collateral covered thereby, except to the extent that any such loss of validity, perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under a Security Document or to file Uniform Commercial Code continuation statements or (iii) the Guarantees pursuant to the Collateral Agreement by any Guarantor of any of the Obligations cease to be in full force and effect (other than in accordance with the terms thereof) or are asserted in writing by any Guarantor not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof), except in the cases of sub-clauses (i) and (ii) above, in connection with a Disposition permitted by this Agreement with respect to the assets sold;

then, and in every such Event of Default (other than an Event of Default with respect to any of the Borrowers described in Section 8.01(g) or Section 8.01(h)) and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and upon the written request of the Required Lenders (or, solely with respect to Loans and Commitments under the Revolving Facility and solely with respect to the action set forth in sub-clauses (l)(i) and (l)(ii) below, the Required Revolving Lenders, in the case of an Event of Default in respect of Article VI (subject to the provisos of Section 8.01(d) and Section 8.02)) shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, (iii) exercise all remedies contained in any other Loan Document; provided that in the case of an Event of Default under Section 8.01(d) in respect of a failure to observe or perform the covenant under Article VI, the actions set forth above may not be taken until the ability to exercise the Cure Right under Section 8.02 has expired, and (iv) exercise any other remedies available at law or in equity; and provided, further that, if an Event of Default specified in either Section 8.01(g) or Section 8.01(h) with respect to any of the Borrowers shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees and other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

Section 8.02 Right to Cure. (a) Notwithstanding anything to the contrary contained in Section 8.01, for purposes of determining whether any Default or Event of Default resulting from the failure to perform or observe any covenant set forth in Article VI has occurred, as of any date, and at any time during the applicable Fiscal Quarter or on or after the last day of the applicable Fiscal Quarter and on or prior to the day that is the 15th Business Day after the date on which financial statements are required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable, with respect to the applicable Fiscal Quarter hereunder (the “Cure Expiration Date”), the Permitted Holders (or any other Person) may make a sale or issuance of Qualified Equity Interests of the Company or any cash contribution to the Company, in each case, after the Closing Date and which are contributed directly, or indirectly, to the Company (each, “Specified Equity Contribution”), and the Company may apply the amount of the net cash proceeds thereof to increase Consolidated Adjusted EBITDA of the Company and its Restricted Subsidiaries with respect to such Fiscal Quarter (the “Cure Right”); provided that such net cash proceeds are actually received by the Company as cash, common equity or any other Qualified Equity Interests (including through capital contribution of such net cash proceeds to the Company) no later than the Cure Expiration Date.

(b) The right to make a Specified Equity Contribution is subject to the following conditions: (i) no more than two Specified Equity Contributions may be made in any period of four consecutive Fiscal Quarters, (ii) no more than five Specified Equity Contributions will be made in the aggregate during the term of the Revolving Facility, (iii) the net cash proceeds of any Specified Equity Contribution shall be no more than the amount required to cause the Company to be in Pro Forma compliance with Section 6.01 for any applicable period, (iv) there shall be no Pro Forma reduction in Indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with Section 6.01 for the four Fiscal Quarter period ending with the Fiscal Quarter ended immediately prior to the exercise of the Cure Right and (v) all Specified Equity Contributions shall be disregarded for purposes of determining pricing, financial ratio-based conditions, Excluded Contributions or certain expressly identified baskets with respect to covenants contained in the Loan Documents.

(c) Notwithstanding anything to the contrary contained in Section 8.01, (i) upon receipt of a Specified Equity Contribution by the Company or any other Loan Party, the covenant set forth in Section 6.01 shall be deemed satisfied and complied with as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply with Section 6.01 and any Default or Event of Default related to any failure to comply with Section 6.01 shall be deemed not to have occurred for any purpose under the Loan Documents and (ii) unless the Administrative Agent has received a written notice from the Company of its intent not to make a Specified Equity Contribution and exercise its rights under this Section 8.02 prior to the Cure Expiration Date, neither the Administrative Agent nor any Lender shall exercise any rights or remedies under Section 8.01 (or under any other Loan Document) available during the continuance of any Default or Event of Default on the basis of any actual or purported failure to comply with Section 6.01 until such failure is not cured with the proceeds of a Specified Equity Contribution on or prior to the Cure Expiration Date; provided that the Company shall not be permitted to borrow Revolving Loans or make any request for the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit) until and unless (A) the Specified Equity Contribution has been received by the Company or (B) all such Defaults and Events of Default (or the restrictions contained in this proviso) shall have been waived or cured in accordance with the terms of this Agreement.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01 Appointments. (a) Each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as Qualified Counterparties and Cash Management Banks) and by accepting the benefit of any Loan Document, each Cash Management Bank and Qualified Counterparty that is not a Lender irrevocably appoints Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent as agent of such Lender under this Agreement and the other Loan Documents, as applicable, including as the collateral agent for such Lender and the other applicable Secured Parties under the applicable Security Documents, and each such Lender authorizes the Administrative Agent, including as the collateral agent, in such capacities, to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s behalf. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective

Related Parties. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender and on behalf of itself and its Affiliates as Qualified Counterparties and Cash Management Banks) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to the provisions of Section 9.01(e) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto. The exculpatory provisions set forth in this Article IX shall apply to any such sub-agent or attorney-in-fact or the Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(b) In furtherance of the foregoing, each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as Qualified Counterparties and Cash Management Banks) and by accepting the benefit of any Loan Document, each Cash Management Bank and Qualified Counterparty that is not a Lender hereby appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on the Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In connection therewith, the Administrative Agent (and any Sub-Agent appointed by the Administrative Agent pursuant to Section 9.01(e) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Administrative Agent) shall be entitled to the benefits of this Article IX as though the Administrative Agent (and any such Sub-Agents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(c) Each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as Qualified Counterparties and Cash Management Banks) and, by accepting the benefit of any Loan Document, each Cash Management Bank and Qualified Counterparty that is not a Lender, irrevocably authorizes the Administrative Agent, at its option and in its discretion:

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document:

(A) upon the Termination Date or (in respect of any Lien on any property securing solely the Obligations in respect of the Revolving Facility) the Revolving Commitment Termination Date;

(B) that is sold, or disposed of, or is to be sold or disposed of, as part of or in connection with any sale or disposition not prohibited by the terms of the Loan Documents to a Person that is not the Company or a Guarantor; or

(C) if approved, authorized or ratified in writing in accordance with Section 10.02;

(ii) to release any Loan Party from its obligations under the Loan Documents (including the Liens on the assets of such Loan Party and the Equity Interests of such Loan Party) if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary) as a result of a transaction permitted hereunder or the Termination Date or (in respect of any Lien on any assets of such Loan Party and the Equity Interests of such Loan Party securing solely the Obligations in respect of the Revolving Facility only) the Revolving Commitment Termination Date occurs; and

(iii) to enter into any Acceptable Intercreditor Agreement and any other intercreditor agreement expressly contemplated by this Agreement.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or release any Loan Party from its obligations under the Loan Documents. The parties hereto acknowledge and agree that the Administrative Agent may rely conclusively as to any of the matters described in this Section 9.01 and Section 10.14 (including as to its authority hereunder and thereunder) on a certificate or similar instrument provided to it by any Loan Party without further inquiry or investigation, which certificate shall be delivered to the Administrative Agent by the Loan Parties upon request.

(d) Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the relevant Issuing Bank with respect thereto; provided, that each Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the relevant Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the relevant Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to each Issuing Bank.

(e) The Administrative Agent may execute any of their respective duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of the agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent may also from time to time, when it deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral sub-agents or attorneys-in-fact (each, a “Sub-Agent”) with respect to all or any part of the Collateral; provided that no such Sub-Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by it. Should any instrument in writing from the Company or any other Loan Party be required by any Sub-Agent so appointed by the Administrative Agent to more fully or certainly vest in and confirm to such Sub-Agent such rights, powers, privileges and duties, the Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. If any Sub-Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Sub-Agent, to the extent permitted by law, shall automatically vest in and be exercised by the relevant Agent until the appointment of a new Sub-Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of their respective Sub-Agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such Sub-Agents.

(f) By accepting the benefits of the Security Documents, each Secured Party (other than the Lenders) shall be deemed to have appointed the Administrative Agent as its agent under the Security Documents and to have agreed to the provisions of this Section 9.01. No Qualified Counterparty or Cash Management Bank that obtains the benefit of the Guarantees or any Collateral by virtue of the provisions hereof or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of any Loan Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or verify that other satisfactory arrangements have been made with respect to, Obligations with respect to Cash Management Obligations and Specified Hedge Obligations except to the extent expressly provided herein and unless the Administrative Agent has received a written notice from the Company designating such Obligations as Cash Management Obligations or Specified Hedge Obligations, as the case may be, together with any documentation or agreement required under the definition of “Specified Hedge Agreement” or “Cash Management Obligations” and such other supporting documentation as the Administrative Agent may request from the applicable Qualified Counterparty or Cash Management Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under or with respect to Cash Management Obligations and Specified Hedge Obligations in the case of a Termination Date.

Section 9.02 Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent (i) shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Company or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (D) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and (ii) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions or Affiliated Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (A) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution, (B) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution or (C) be obligated to ascertain, monitor or enforce the limitations in connection with any assignment to Debt Fund Affiliates and Affiliated Lenders or have any liability with respect thereto or any matter arising thereof. The Administrative Agent may consult with legal counsel (including counsel for the Loan Parties) concerning all matters pertaining to such duties.

Section 9.03 Lack of Reliance on the Administrative Agent. Each of the Lenders and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.04 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.05 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Loan Parties), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.06 The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Loan Party or any Subsidiaries or Affiliates of any Loan Party as if it were not the Administrative Agent hereunder.

Section 9.07 Successor Administrative Agent. (a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Company (such approval not to be unreasonably withheld or delayed); provided that no Event of Default shall exist at such time. Any such successor Administrative Agent shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent after consultation with the Company, which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.07, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

Section 9.08 Withholding Tax. (a) To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

(b) Without duplication of any indemnity provided under clause (a) above, each Lender shall also indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 9.08(b).

Section 9.09 Administrative Agent May File Proofs of Claim. (a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other similar judicial proceeding relative to the Loan Parties, the Administrative Agent    (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Issuing Banks and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, Issuing Banks and the Administrative Agent under Section 10.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition (each, a “Plan of Reorganization”) affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10 Authorization to Execute other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.

Section 9.11 Indemnification. The Lenders agree to indemnify the Administrative Agent (and any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates acting as Administrative Agent) on demand (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), in the amount of its pro rata share (determined at the time such indemnity is sought), from and against any and all liabilities, losses, claims, damages, reasonable, documented and invoiced out-of-pocket fees and expenses of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, losses, claims, damages, reasonable, documented and invoiced out-of-pocket fees and expenses that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence, or willful misconduct; provided, further that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.11. The failure of any

Lender to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s ratable share of such amount. The agreements in this Section 9.11 shall survive the payment of the Loans and all other amounts payable hereunder and the resignation of the Administrative Agent.

Section 9.12 Certain ERISA Matters. (a) Each Lender (i) represents and warrants, as of the date such Person became a Lender party hereto, and (ii) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(A) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(B) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(C) (1) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (2) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (3) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (4) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(D) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (i) clause (a)(A) above is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with clause (a)(D) above, such Lender further (A) represents and warrants, as of the date such Person became a Lender party hereto, and (B) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such

Lender’s entrance into, participation in, administration of and performance of the Loans, the letters of credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.13 Documentation Agent; Co-Syndication Agents. Each Lender hereby designates each Lead Arranger (other than SunTrust Robinson Humphrey, Inc.) and SunTrust Bank as a Documentation Agent and agrees that the Documentation Agents shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party. Each Lender hereby designates each Lead Arranger (other than SunTrust Robinson Humphrey, Inc.) and SunTrust Bank as a Syndication Agent and agrees that the Syndication Agents shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or other electronic transmission, including e-mail, as follows:

To the Company and each other Loan Parties:

Buckeye Partners, L.P.

Buckeye Energy Services LLC

1 Greenway Plaza

Suite 600

Houston TX 77046

Attention: Treasury Department

Telecopy Number: 281-846-7528

Email: Treasury@Buckeye.com

With a copy to:

Buckeye Partners, L.P.

Buckeye Energy Services LLC

1 Greenway Plaza

Suite 600

Houston TX 77046

Attention: General Counsel

Email: TRusso@buckeye.com

To the Administrative Agent:

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

Attention: Agency Manager

Fax Number: 212-322-2291

Email: agency.loanops@credit-suisse.com

To the Collateral Agent:

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

Attention: Loan Operations – Boutique Management

Fax Number: 212-325-8315

Email: list.ops-collateral@credit-suisse.com

To Credit Suisse AG, Cayman Islands Branch as an Issuing Bank:

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue, 8TH Floor

New York, NY 10010

Attention: Loan Operations – Boutique Management

Fax Number: 212-325-8315

Email: list.ib-lettersofcredit-ny@credit-suisse.com

To any other Lender:

the address set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender

Any party hereto may change its address, telecopy number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall be effective upon actual receipt by the relevant Person or, if delivered by overnight courier service, upon the first Business Day after the date deposited with such courier service for overnight (next-day) delivery or, if sent by telecopy, upon transmittal in legible form by facsimile machine, or if delivered by electronic mail or other telecommunications device, when received at an e-mail address provided in this clause (a), or, if mailed, upon the third Business Day after the date deposited into the mail or, if delivered by hand, upon delivery; provided, that notices delivered to the Administrative Agent or any Issuing Bank shall not be effective until actually received by such Person at its address specified in this Section 10.01. All notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described above of notification that such notice or communication is available and identifying the website address therefor.

(b) Any agreement of the Administrative Agent, any Issuing Bank or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrowers. The Administrative Agent, each Issuing Bank and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrowers to give such notice and the Administrative Agent, the Issuing Banks and the Lenders shall not have any liability to the Borrowers or other Person on account of any action taken or not taken by the Administrative Agent, any Issuing Bank or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrowers to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, any Issuing Bank or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, any Issuing Bank or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent, such Issuing Bank and such Lender to be contained in any such telephonic or facsimile notice.

Section 10.02 Waiver; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Loan Parties and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) No amendment or waiver of any provision of this Agreement or of the other Loan Documents (other than the Fee Letter), nor consent to any departure by any Loan Party therefrom, shall in any event be effective except:

(i) as provided in Section 2.22, Section 2.23 or Section 2.26 or as otherwise expressly provided in any Loan Document; or

(ii) the same shall be in writing and signed by the Loan Parties and the Required Lenders, or the Loan Parties and the Administrative Agent with the consent of the Required Lenders,

provided, however, that, except as provided in Section 2.22, Section 2.23 or Section 2.26 or as otherwise expressly provided in any Loan Document, no such agreement shall:

(A) increase or extend the Commitment of any Lender without the written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults, Events of Default or a mandatory prepayment or change in financial ratio shall not constitute an increase or extension of the Commitments of any Lender);

(B) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (it being understood that waivers or modifications of conditions precedent, covenants, default interest, Defaults, Events of Default or a mandatory prepayment or a change in any financial ratio shall not constitute a reduction of principal amount of any Loan or LC Disbursement or a reduction of the interest rate);

(C) extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date or extend the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender directly and adversely affected thereby (it being understood that waivers or modifications of conditions precedent, covenants, default interest, Defaults, Events of Default or a mandatory prepayment or a change in any financial ratio shall not constitute such extension or waiver or deduction, as applicable);

(D) change Section 2.20(b) or Section 2.20(c) (or any other provision hereof or of any other Loan Documents requiring ratable sharing of payments or order of payments) in a manner that would alter the pro rata sharing of payments, or the order of payments, as applicable, required thereby, without the written consent of each Lender directly and adversely affected thereby;

(E) change any of the provisions of this clause (b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date); or

(F) unless pursuant to a transaction permitted by this Agreement (including Section 7.03), release all or substantially all of the Collateral or release all or substantially all of the Guarantees provided by the Subsidiary Loan Parties hereunder under the Collateral Agreement, in each case, without the prior written consent of each Lender;

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent or any Issuing Bank without the prior written consent of such Person. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 10.02 and any consent by any Lender pursuant to this Section 10.02 shall bind any assignee of such Lender.

(c) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased, the Revolving Commitment Termination Date or the Maturity Date may not be extended and, except as otherwise set forth herein, amounts payable to such Lender hereunder may not be permanently reduced, in each case without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender).

(d) Without the consent of any Lender, the Loan Parties and the Administrative Agent may (in their respective sole discretion), or shall (to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the applicable Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the applicable Secured Parties, in any property or so that the security interests therein comply with applicable law.

(e) Notwithstanding anything to the contrary herein, this Agreement may be amended (or amended and restated) without the consent of any Lender (but with the consent of the Loan Parties and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Section 2.17, Section 2.18 and Section 2.19), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

(f) Notwithstanding anything to the contrary herein, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Loan Parties (i) to add one or more additional credit facilities to this Agreement, to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (ii) to change, modify or alter Section 2.20(b) or (c) or any other provision hereof relating to pro rata sharing of payments among the Lenders to the extent necessary to effectuate any of the amendments (or amendments and restatements) enumerated in clause (e) or clause (f)(i) of this Section 10.02.

(g) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrowers may enter into Incremental Facility Amendments in accordance with Section 2.22, Refinancing Amendments in accordance with Section 2.23, Extension Amendments in accordance with Section 2.26, and such Incremental Facility Amendments, Extension Amendments and Refinancing Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.

(h) Notwithstanding the foregoing, any amendment or waiver that by its terms affects the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the rights or duties of Lenders holding Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders.

(i) Notwithstanding the foregoing, any amendment, waiver or other modification of, or consent to, the provisions of Article VI or Section 8.02 (or the component financial definitions solely for purposes of the financial covenant set forth in Article VI or Section 8.02, as applicable, and for no other purpose under this Agreement) or any Default or Event of Default resulting from a failure to perform or observe Article VI or Section 8.02 will require only the consent of the Required Revolving Lenders.

(j) Notwithstanding the foregoing, no Lender’s consent is required to effect any amendment, modification or supplement to any Acceptable Intercreditor Agreement and/or any other intercreditor arrangements entered into in connection herewith (i) that is for the purpose of adding the holders of Indebtedness (or any Permitted Refinancing Indebtedness of the foregoing) (or a Debt Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such Acceptable Intercreditor Agreement or such other intercreditor arrangement, as applicable (it being understood that any such amendment, modification or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing), (ii) that is expressly contemplated by any Acceptable Intercreditor Agreement and/or any other intercreditor arrangements entered into in connection herewith or (iii) that effects changes that are not material to the interests of the Lenders; provided that no such agreement shall directly and adversely amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

(k) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the Loan Parties without the need to obtain the consent of any other Lender if such amendment is delivered in order to correct, amend or cure any ambiguity, mistake, inconsistency or defect or correct any typographical or obvious error or other manifest error in any Loan Document or any necessary or desirable technical change (including, without limitation, to effect administrative changes of a technical or immaterial nature or incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document) and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof. Guarantees, collateral documents, security documents, intercreditor agreements, and related documents executed in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, modified, terminated or waived, and consent to any departure therefrom may be given, without the consent of any Lender if such amendment, modification, waiver or consent is given in order to (i) comply with local law or advice of counsel or (ii) cause such guarantee, collateral document, security document or related document to be consistent with this Agreement and the other Loan Documents. The Loan Parties and the Administrative Agent may, without the consent of any other Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Company and the Administrative Agent to effect the provisions of Section 2.22, Section 2.23 and Section 2.26.

Section 10.03 Expenses; Indemnification. (a) If the Transactions are consummated and the Closing Date occurs, the Company agrees to pay all reasonable, documented and invoiced out-of-pocket expenses incurred by the Agents and the Lead Arrangers (and, in the case of enforcement of this Agreement, each Lender and Issuing Bank) in connection with the preparation of this Agreement and the other Loan Documents, or in connection with the syndication of the Facilities, preparation, execution and delivery, amendment, modification, waiver or enforcement of this Agreement (including expenses incurred in connection with due diligence (including third party expenses)) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (limited in the case of legal fees and expenses, to the reasonable and documented legal fees of a single firm of counsel for the Administrative Agent and the Lead Arrangers, taken as a whole, and, if necessary, one firm of counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for the Administrative Agent and the Lead Arrangers, taken as a whole, (and, in the case of an actual or perceived conflict of interest, where the party affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of an additional counsel for each group of conflicted persons similarly situated, taken as a whole) and in the case of enforcement, limited to the reasonable and documented legal fees of a single firm of counsel for the Administrative Agent, Lead Arrangers and the Lenders, taken as a whole, and, if necessary, one firm of counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for the Administrative Agent, Lead Arrangers and the Lenders, taken as a whole, (and, in the case of an actual or perceived conflict of interest, where the party affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of an additional counsel for each group of conflicted persons similarly situated, taken as a whole)).

(b) The Loan Parties shall indemnify the Agents (and any sub-agent thereof), each Lender, each Lead Arranger and each Issuing Bank, and each Related Party of any of the foregoing Persons and each of their respective successors and permitted assigns (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, all losses, claims, damages, liabilities and reasonable, documented and invoiced out-of-pocket fees and expenses (limited in the case of legal fees and expenses to reasonable and documented legal fees of a single firm of counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of an additional counsel for each group of affected Indemnitees similarly situated, taken as a whole)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the protection, enforcement or exercise of any rights, benefits or remedies under the Loan Documents, (iii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iv) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of their Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of their Subsidiaries, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are Taxes or are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties, (B) a material breach of the obligations of such Indemnitee or any of its Related Parties under any of the Loan Documents, or (C) disputes relating to any proceeding between or among Indemnitees other than (1) claims against the Agents or the Lead Arrangers or their respective Affiliates, in each case, in their capacity or in fulfilling their role as the agent or arranger, syndication agent or documentation agent or any other similar role under the Facilities (excluding their role as a Lender) to the extent such Persons are otherwise entitled to receive indemnification under this clause (b) or (2) claims arising out of any act or omission on the part of the Loan Parties or the Restricted Subsidiaries. No Loan Party shall, without the prior written consent of any Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee is a party and indemnity has been sought hereunder by such Indemnitee, unless such settlement includes an unconditional release of such Indemnitee from all liability on claims that are the subject matter of such indemnity and does not include any admission of liability. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Syndtrak, Intralinks or any other Internet or intranet website, except as a result of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.

(c) To the extent that the Loan Parties fail to pay any amount required to be paid to the Administrative Agent or any Issuing Bank under clause (a), (b) or (c) of this Section 10.03, each Lender severally agrees to pay to the Administrative Agent or the relevant Issuing Bank, such Lender’s pro rata share (in accordance with its respective Revolving Commitment (or Revolving Credit Exposure, as applicable) determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or any Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, neither any Loan Party nor any Indemnitee shall assert, and each hereby waives, any claim, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (including any loss of profits, business or anticipated savings), as opposed to actual or direct damages, arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof, provided, however, that the foregoing waiver shall not limit the indemnification obligations of the Loan Parties.

(e) Notwithstanding the foregoing, each Indemnitee will be obligated to refund and return promptly any and all amounts paid by the Loan Parties pursuant to clause (b) above to such Indemnitee for any such losses, claims, damages, liabilities and expenses to the extent it has been determined by a court of competent jurisdiction in a final, non-appealable judgment that such Indemnitee is not entitled to payment of such amounts in accordance with the terms of this Section 10.03.

(f) None of the Loan Parties will be liable for any settlement of any claim, litigation, investigation or proceeding effected without its written consent (which consent will not be unreasonably withheld, delayed or conditioned), but if settled with its written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such claim, litigation, investigation or proceeding, the Loan Parties agree to indemnify and hold harmless such Indemnitee in the manner set forth in clause (b) above.

(g) All amounts due under this Section 10.03 shall be payable promptly after written demand therefor.

Section 10.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Loan Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Loan Parties without such consent shall be null and void), except an assignment or transfer by the Initial Borrower to the Company pursuant to the Merger on the Closing Date pursuant to the Transactions, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04 (and, except as otherwise provided pursuant to Section 10.04(d) below, any attempted assignment, transfer or delegation in contravention of this Section 10.04 shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 10.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) Subject to the conditions set forth in Section 10.04(c) (and, with respect to an assignment to the Borrowers, any Subsidiary or any of their respective Affiliates, subject to the limitations set forth in Section 10.04(r) or Section 10.04(v), as applicable), any Lender may assign to one or more assignees (other than a natural person, a Defaulting Lender or a Disqualified Institution) (each such non-excluded Person, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(i) the Company; provided that no consent of the Company shall be required (A) in the case of a Term Loan or Term Commitment, for an assignment to a Term Lender, an Affiliate of a Term Lender, an Approved Fund, (B) in the case of a Revolving Commitment or Revolving Loan, for an assignment to a Revolving Lender or Affiliate of a Revolving Lender or an Approved Fund, or (C) if an Event of Default has occurred and is continuing; provided, further, that such consent shall be deemed to have been given if the Company has not responded within 10 Business Days after delivery of a written request therefor by the Administrative Agent;

(ii) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan or Commitment to (A) a Lender, an Affiliate of a Lender or an Approved Fund or (B) to the extent assigned in accordance with the provisions in this Section 10.04, to a Debt Fund Affiliate, an Affiliated Lender or a Purchasing Borrower Party; and

(iii) in the case of any assignment of a Revolving Commitment, the Issuing Bank.

Notwithstanding any of the foregoing to the contrary, Goldman Sachs Bank USA may assign all or any portion of its Loan or Commitment to Goldman Sachs Lending Partners LLC without any notice to, or consent of, any Person.

(c) Assignments shall be subject to the following additional conditions:

(i) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and shall be in an increment of $1,000,000, unless each of the Company and the Administrative Agent otherwise consent; provided that (A) no such consent of the Company shall be required if an Event of Default has occurred and is continuing and (B) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Approved Funds being treated as one assignment for purposes of meeting the minimum assignment amount requirement), if any;

(ii) the Assignee or assigning Lender to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually or via email), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that such processing and recordation fee shall not be payable in the case of assignments by any Lead Arranger or any Affiliate of the Lead Arrangers;

(iii) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including any tax forms required to be delivered pursuant to Section 2.19; and

(iv) the assignor shall deliver to the Administrative Agent any Note issued to it with respect to the assigned Loan or Commitment.

(d) Subject to acceptance and recording thereof pursuant to Section 10.04(f), from and after the effective date specified in each Assignment and Acceptance, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.17, Section 2.18, Section 2.19 and Section 10.03 with respect to facts and circumstances occurring prior to the effective date of such Assignment and Acceptance). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(h) and Section 10.04(i) to the extent such participation would be permitted by such provisions.

(e) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest with respect thereto) of the Loans and the LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender (solely with respect to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior written notice.

(f) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including all applicable tax forms, any Note outstanding with respect to the assigned Commitment or Loan, the processing and recordation fee referred to in Section 10.04(c)(ii) and any written consent to such assignment required by clauses (b) through (f) of this Section 10.04, the Administrative Agent promptly shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this clause (f).

(g) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:

(i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim;

(ii) except as set forth in sub-clause (g)(i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Loan Parties or any Restricted Subsidiary or the performance or observance by the Loan Parties or any Restricted Subsidiary of any of their respective obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto;

(iii) the Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance;

(iv) the Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent Required Financial Statements delivered pursuant to Section 5.01, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(v) the Assignee will independently and without reliance upon the Administrative Agent or the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(vi) the Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and

(vii) the Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(h) Any Lender may, without the consent of the Administrative Agent or, subject to Section 10.04(m), the Borrowers, sell participations to one or more banks or other entities (other than to a Defaulting Lender, a Disqualified Institution or a natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that:

(i) such Lender’s obligations under this Agreement shall remain unchanged;

(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and

(iii) the Loan Parties, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (A) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 10.04(a)(i) or sub-clauses (A), (B), (C), (D) and (E) in the first proviso to Section 10.02(b) and (2) directly affects such Participant and (B) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to Section 10.04(i), the Borrowers agree that each Participant shall be entitled to the benefits of Section 2.17, Section 2.18 and Section 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.04(b), provided that such Participant agrees to be subject to the provisions of Section 2.17(b) and Section 2.19 as if it were an assignee pursuant to Section 10.04(b) and shall not be entitled to receive any greater payment under Section 2.17, Section 2.18 or Section 2.19, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the request and expense of the Borrowers, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.24 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.07 as though it were a Lender; provided that such Participant shall be subject to Section 2.20(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the United States Proposed Treasury Regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(i) A Participant shall not be entitled to receive any greater payment under Section 2.17, Section 2.18 or Section 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 2.19 to the extent such Participant fails to comply with Section 2.19 as though it were a Lender (it being understood that the documentation required under Section 2.19 shall be delivered to the participating Lender).

(j) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(k) The applicable Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 10.04(j).

(l) If any of the Borrowers wish to replace the Loans or Commitments with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 10.02 (with such replacement, if applicable, being deemed to have been made pursuant to Section 10.02(f)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrowers, and for the avoidance of doubt, subject to Section 2.27), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 10.03(b). By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Loans or Commitments pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this Section 10.04(l) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(m) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any Assignee that becomes a Disqualified Institution after the applicable Trade Date, (i) such Assignee shall not retroactively be disqualified from becoming a Lender and (ii) the execution by the Company of an Assignment and Acceptance with respect to such Assignee will not by itself result in such Assignee no longer being considered a Disqualified Institution. Any assignment in violation of this Section 10.04(m) shall not be void, but the other provisions of Section 10.04(n), Section 10.04(q), and Section 10.04(r) shall apply.

(n) If any assignment or participation is made to any Disqualified Institution without the Company’s prior written consent in violation of Section 10.04(m) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Company may, at the sole expense and effort of the Disqualified Institution, upon notice to the applicable Disqualified Institution and the Administrative Agent, (i) terminate any Commitment of such Disqualified Institution, (ii) in the case of outstanding Loans held by Disqualified Institutions, purchase or prepay such Loan by paying the lowest of (A) the principal amount thereof, (B) the amount that such Disqualified Institution paid to acquire such Loans and (C) the market price of such Loans (as reasonably determined by the Company in consultation with the Administrative Agent), in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (iii) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.04), all of its interest, rights and obligations under this Agreement to one or more Assignees at the lowest of (1) the principal amount thereof, (2) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations and (3) the market price of such Loans or Commitments (as reasonably determined by the Company in consultation with the Administrative Agent), in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(o) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (i) will not (A) have the right to receive information, reports or other materials provided to Lenders by the Borrowers or any other Loan Parties, the Administrative Agent or any other Lender, (B) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (C) access any electronic site established for the Lenders or confidential communications from counsel or financial advisors of the Administrative Agent or the Lenders and (ii) (A) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (B) for purposes of voting on any Plan of Reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing sub-clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other debtor relief laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by any applicable court of competent jurisdiction, including a bankruptcy court with jurisdiction over any Loan Party in an insolvency or liquidation proceeding effectuating the foregoing sub-clause (2).

(p) The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to provide the list of Disqualified Institutions to each Lender requesting the same; provided that the Lenders shall not be restricted from participating their obligations in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of their Commitments and the Loans owing to it) to Disqualified Institutions if the Company has not provided the list of Disqualified Institutions upon request.

(q) Notwithstanding anything to the contrary contained herein, no Non-Debt Fund Affiliate shall have any right to:

(i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Company are not then present;

(ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrowers or their representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to this Agreement); or

(iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents in the absence, with respect to any such Person, of the gross negligence, bad faith (including a material breach of obligations under the Loan Documents) or willful misconduct by such Person and its Related Parties (as determined by a court of competent jurisdiction by final and non-appealable judgment).

(r) Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans hereunder to any Person who, after giving effect to such assignment, would be an Affiliated Lender; provided that:

(i) such assignment shall be made pursuant to (A) an open market purchase (including, for the avoidance of doubt, any purchase made during the initial syndication of the Term Loans) on a non-pro rata basis or (B) a Dutch Auction open to all Lenders of the applicable Class on a pro rata basis;

(ii) in the case of an assignment to a Non-Debt Fund Affiliate, the assigning Lender and such Non-Debt Fund Affiliate purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit B (a “Non-Debt Fund Affiliate Assignment and Acceptance”) in lieu of an Assignment and Acceptance;

(iii) in the case of an assignment to a Non-Debt Fund Affiliate, at the time of such assignment and after giving effect to such assignment, Non-Debt Fund Affiliates shall not, in the aggregate, hold Term Loans (and participating interests in Term Loans) with an aggregate principal amount in excess of 25.0% of the principal amount of all Term Loans (including, for the avoidance of doubt, any Incremental Term Loans, Refinancing Term Loans or Extended Term Loans, if any) then outstanding;

(iv) in the case of an assignment to a Non-Debt Fund Affiliate, such Non-Debt Fund Affiliate shall not be required to represent or warrant that it is not in possession of material Non-Public Information with respect to the Company and/or any Subsidiary thereof and/or their respective securities;

(v) no proceeds of Revolving Loans shall be used to fund any such purchases; and

(vi) all parties to any such assignment shall render customary “big boy” disclaimer letters or any such disclaimers shall be incorporated into the terms of the Assignment and Acceptance; and

(s) Notwithstanding the foregoing, any Affiliated Lender shall be permitted to contribute any Term Loan so assigned to such Affiliated Lender pursuant to this Section 10.04(s) to the Company or any of the Restricted Subsidiaries for purposes of cancellation, which contribution may be made, subject to Section 7.06, in exchange for Equity Interests (other than Disqualified Stock) of any Parent Entity or Indebtedness of the Company to the extent such Indebtedness is permitted to be incurred pursuant to Section 7.01 at such time; provided that any Term Loans so contributed shall be automatically and permanently canceled upon the effectiveness of such contribution and will thereafter no longer be outstanding for any purpose hereunder.

(t) Notwithstanding anything in Section 10.04 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have:

(i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom;

(ii) otherwise acted on any matter related to any Loan Document; or

(iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document (collectively, “Required Lender Consent Items”):

(A) a Non-Debt Fund Affiliate shall be deemed to have voted its interest as a Lender in the same proportion as the allocation of voting with respect to such matter by Lenders that are not Non-Debt Fund Affiliates, unless such Required Lender Consent Item requires the consent of each Lender or each affected Lender or the result of such Required Lender Consent Item would reasonably be expected to deprive such Non-Debt Fund Affiliate of its pro rata share (compared to Lenders that are not Non-Debt Fund Affiliates) of any payments to which such Non-Debt Fund Affiliate is entitled under the Loan Documents without such Non-Debt Fund Affiliate providing its consent or such Non-Debt Fund Affiliate is otherwise adversely affected thereby compared to the Term Lenders that are not Non-Debt Fund Affiliates (in which case for purposes of such vote such Non-Debt Fund Affiliate shall have the same voting rights as other Term Lenders that are not Non-Debt Fund Affiliates); and

(B) Term Loans held by Debt Fund Affiliates may not account for more than 49.9% of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.04.

(u) Additionally, the Loan Parties and each Non-Debt Fund Affiliate hereby agree that, and each Non-Debt Fund Affiliate Assignment and Acceptance by a Non-Debt Fund Affiliate shall provide a confirmation that, if a case under Title 11 of the United States Code is commenced against any Loan Party, such Loan Party shall seek (and each Non-Debt Fund Affiliate shall consent) to provide that the vote of any Non-Debt Fund Affiliate (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Non-Debt Fund Affiliate’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations or claims held by such Non-Debt Fund Affiliate in a manner that is less favorable to such Non-Debt Fund Affiliate than the proposed treatment of the Term Loans or claims held by Lenders that are not Affiliates of the Company.

(v) Notwithstanding anything to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Purchasing Borrower Party; provided that:

(i) the assigning Lender and the Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent a Non-Debt Fund Affiliate Assignment and Acceptance in lieu of an Assignment and Acceptance;

(ii) such assignment shall be made pursuant to (A) an open market purchase on a non-pro rata basis or (B) a Dutch Auction open to all Lenders of the applicable Class on a pro rata basis;

(iii) any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(iv) at the time of and immediately after giving effect to any such purchase, no Event of Default shall exist;

(v) the applicable Purchasing Borrower Party shall not be required to represent or warrant that it is not in possession of material Non-Public Information with respect to the Borrowers and/or any Subsidiary thereof and/or their respective securities and the assignor will deliver to such Non-Debt Fund Affiliate customary written assurance that it is a sophisticated investor and is willing to proceed with the assignment;

(vi) the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased pursuant to this Section 10.04(v) and each principal repayment installment with respect to the Term Loans of such Class shall be reduced as directed by the Company;

(vii) no proceeds of Revolving Loans shall be used to fund any such purchases; and

(viii) all parties to any such assignment shall render customary “big boy” disclaimer letters or any such disclaimers shall be incorporated into the terms of the Assignment and Acceptance.

Section 10.05 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law of the State of New York (without giving effect to the conflict of law principles thereof except for Sections 5-1401 and 5-1402 of the New York General Obligations Law).

(b) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York county, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or such New York State court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Loan Parties or their properties in the courts of any jurisdiction.

(c) Each party to this Agreement irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in clause (b) above and brought in any court referred to in clause (b) above. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

(e) Each Additional Borrower that is not organized under the laws of the United States hereby irrevocably appoints the Company as its agent under this Agreement and the other Loan Documents for service of process in relation to any proceedings before the New York courts and agrees that failure by a process agent to notify it (or any other Person) of the process will not invalidate the proceedings concerned. The Company hereby accepts such appointment as process agent. If any Person appointed as agent for service of process is unable for any reason to act as agent for service of process, the Company must immediately (and in any event within ten days of the event taking place) appoint another agent on terms acceptable to the Administrative Agent.

Section 10.06 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.07 Right of Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and each Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Loan Parties, any such notice being expressly waived by the Loan Parties to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Loan Parties at any time held or other obligations at any time owing by such Lender and such Issuing Bank to or for the credit or the account of the Loan Parties against any and all Obligations held by such Lender or such Issuing Bank, as the case may be, irrespective of whether such Lender or such Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and each Issuing Bank agrees promptly to notify the Administrative Agent and the Loan Parties after any such set-off and any application made by such Lender or such Issuing Bank, as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and each Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Loan Parties and any of their Subsidiaries to such Lender or such Issuing Bank.

Section 10.08 Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.

Section 10.09 Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.17, Section 2.18, Section 2.19, and Section 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.10 Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11 Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of Information, except that such Information may be disclosed (i) to any Related Party of the Administrative Agent, any such Issuing Bank or any such Lender including, without limitation, accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and be instructed to keep such information confidential), (ii) to the extent required by applicable law, compulsory legal process or regulation or as requested or required by any governmental or regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iii) to the extent that such information becomes publicly available other than as a result of a breach of this Section 10.11, or which becomes available to the Administrative Agent, any Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Loan Parties or any of their Subsidiaries that the Administrative Agent, such Issuing Bank, such Lender or Related Party reasonably believes not to be in violation of confidentiality limitations, (iv) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (v) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section 10.11, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to the Loan Parties and their obligations, this Agreement or payments hereunder, (vi) to any rating agency, (vii) to the CUSIP Service Bureau or any similar organization, or (viii) with the consent of the Company. In addition, the Administrative Agent, any Issuing Bank and any Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments. Any Person required to maintain the confidentiality of any information as provided for in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information. In the event of any conflict between the terms of this Section 10.11 and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section 10.11 shall govern. For the purposes of this Section 10.11, “Information” means any information relating to the Loan Parties or any of their Subsidiaries or any of their respective businesses provided to it by the Loan Parties or any of their Subsidiaries, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries

Section 10.12 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Loan Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Loan Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Loan Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Loan Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.

Section 10.13 Waiver of Effect of Corporate Seal. Each of the Loan Parties represents and warrants it is not required to affix its corporate seal to this Agreement or any other Loan Document pursuant to its Organizational Documents or any Requirement of Law and agrees that this Agreement is delivered by it under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 10.14 Release of Liens and Guarantees. In the event that (a) any Loan Party conveys, sells, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests or assets of any Loan Party to a Person that is not (and is not required to become) a Loan Party in a transaction not prohibited by the terms of the Loan Documents, at the request of the Company or (b) any Equity Interests or assets which at any time constitute or otherwise become Excluded Equity Interests or an Excluded

Asset, as applicable, to the extent such Equity Interests or assets are at such time part of any Collateral, then, in each case of clauses (a) and (b) above, any Liens created by any Loan Document in respect of such Equity Interests or assets shall be automatically released and the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Company and at the Company’s expense in connection with such release of any Liens created by any Loan Document in respect of such Equity Interests or assets. In the case of a transaction permitted by the Loan Documents (including through merger, consolidation, amalgamation, re-designation or otherwise) resulting in a Subsidiary Loan Party ceasing to be a Restricted Subsidiary, such Subsidiary Loan Party’s obligations under the Collateral Agreement and any other Loan Document (including any Liens and guarantees) shall be automatically terminated and released and the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) and at the Company’s expense take such action and execute any such documents as may be reasonably requested by the Company to terminate and release such Subsidiary Loan Party’s obligations under the Collateral Agreement and any other Loan Document (including any Liens and guarantees). In addition, the Administrative Agent and the Collateral Agent agree to take such actions as are reasonably requested by the Company and at the Company’s expense to terminate and release the guarantees and Liens and security interests created by the Loan Documents upon the occurrence of the Termination Date or (in respect of any Lien on any assets of such Loan Party and the Equity Interests of such Loan Party securing solely the Obligations in respect of the Revolving Facility only) the Revolving Commitment Termination Date. Any release hereunder by the Collateral Agent shall be without representation or warranty by or recourse to the Collateral Agent. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Additional Borrower, Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of the Administrative Agent, the Collateral Agent or any Lender.

Section 10.15 Security Documents; Acceptable Intercreditor Agreement. (a) The parties hereto authorize the Administrative Agent to enter into any Acceptable Intercreditor Agreement.

(b) The Administrative Agent may from time to time enter into a modification of any Acceptable Intercreditor Agreement so long as the Administrative Agent reasonably determines that such modification is consistent with the terms of this Agreement or is otherwise permitted under the definition of “Acceptable Intercreditor Agreement”.

(c) The parties hereto (including each Secured Party (by accepting the benefits of the Security Documents) agree that in the event of any conflict between any then in effect Acceptable Intercreditor Agreement and this Agreement or the Security Documents, that the terms of such Acceptable Intercreditor Agreement shall govern and control.

Section 10.16 Patriot Act; Beneficial Ownership Regulation Notice. The Administrative Agent and each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each of the Loan Parties, which information includes its name and address and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each of the Loan Parties in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective as to the Lenders and the Administrative Agent.

Section 10.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (a)(i) the services regarding this Agreement provided by the Agents, the Issuing Banks and/or the Lenders are arm’s-length commercial transactions between each of the Loan Parties and their respective Affiliates, on the one hand, and the Agents, the Issuing Banks and the Lenders, on the other hand, (ii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (iii) each Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) each of the Agents, the Issuing Banks and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Parties or any of their respective Affiliates, or any other Person, and (ii) neither the Agents, the Issuing Banks nor any Lender has any obligation to any Loan Parties or any of their respective Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Agents, the Issuing Banks, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and each of the Agents, the Issuing Banks and the Lenders has no obligation to disclose any of such interests to any Loan Parties or any of their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against any Agent, any Issuing Bank or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.18 Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans or Commitments in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Company, the Administrative Agent and such Lender.

Section 10.19 Judgment Currency. (a) If payment is not made in Dollars or if any court or tribunal shall render a judgment or order for the payment of amounts due hereunder or under any promissory notes issued pursuant hereto and such judgment is expressed in a currency other than Dollars, the relevant Loan Party shall indemnify and hold the relevant Lenders harmless against any deficiency incurred by such Lenders with respect to the amount received by such Lenders to the extent the rate of exchange at which Dollars are convertible into the currency actually received or the currency in which the judgment is expressed (the “Received Currency”) is not the reciprocal of the rate of exchange at which the Administrative Agent would be able to purchase Dollars with the Received Currency, in each case on the Business Day following receipt of the Received Currency in accordance with normal banking procedures. If the court or tribunal has fixed the date on which the rate of exchange is determined for the conversion of the judgment currency into Dollars (the “Currency Conversion Date”) and if there is a change in the rate of exchange prevailing between the Currency Conversion Date and the date of receipt by the relevant Lenders, then the relevant Loan Party will, notwithstanding such judgment or order, pay such additional amount (if any) as may be necessary to ensure that the amount paid in the Received Currency when converted at the rate of exchange prevailing on the date of receipt will produce the amount then due to the relevant Lenders from such Loan Party hereunder in Dollars.

(b) If a Loan Party shall wind up, liquidate, dissolve or become a debtor in bankruptcy while there remains outstanding: (i) any amounts owing to the Lenders hereunder or under the other Loan Documents, (ii) any damages owing to the Lenders in respect of a breach of any of the terms hereof, or (iii) any judgment or order rendered in respect of such amounts or damages, such Loan Party shall indemnify and hold the Lenders harmless against any deficiency in the amounts received by the Lenders arising or resulting from any variation as between: (A) the rate of exchange at which Dollars are converted into another currency (the “Liquidation Currency”) for purposes of such winding-up, liquidation, dissolution or bankruptcy with regard to the amount in Dollars due or contingently due hereunder, under the other Loan Documents or under any judgment or order to which the relevant obligations hereunder or under the other Loan Documents shall have been merged and (B) the rate of exchange at which the Administrative Agent would, in accordance with normal banking procedures, be able to purchase Dollars with the Liquidation Currency at the earlier of (1) the date of payment of such amounts or damages and (2) the final date or dates for the filing of proofs of a claim in a winding-up, liquidation, dissolution or bankruptcy. As used in the preceding sentence, the “final date” or dates for the filing of proofs of a claim in a winding-up, liquidation, dissolution or bankruptcy shall be the date fixed by the liquidator under the applicable law as being the last practicable date as of which the liabilities of such Loan Party may be ascertained for such winding-up, liquidation, dissolution or bankruptcy before payment by the liquidator or other appropriate Person in respect thereof.

(remainder of page left intentionally blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HERCULES MERGER SUB LLC

as the Initial Borrower

By:	/s/ Wei-Sun Teh
Name: Wei-Sun Teh Title: Manager

By:	/s/ James Cemm
Name: James Cemm Title: Manager

SIGNATURE PAGE TO CREDIT AGREEMENT

BUCKEYE PARTNERS, L.P.

as the Company

by BUCKEYE GP LLC, its sole general partner

By:	/s/ Kevin J. Goodwin
Name: Kevin J. Goodwin Title: Vice President & Treasurer

SIGNATURE PAGE TO CREDIT AGREEMENT

BUCKEYE ENERGY SERVICES LLC

as Closing Date Additional Borrower

By:	/s/ Kevin J. Goodwin
Name: Kevin J. Goodwin Title: Vice President & Treasurer

SIGNATURE PAGE TO CREDIT AGREEMENT

BUCKEYE CARIBBEAN TERMINALS LLC

as Closing Date Additional Borrower

By:	/s/ Kevin J. Goodwin
Name: Kevin J. Goodwin Title: Vice President & Treasurer

SIGNATURE PAGE TO CREDIT AGREEMENT

BUCKEYE WEST INDIES HOLDINGS LP

as Closing Date Additional Borrower

by BUCKEYE WEST INDIES HOLDINGS GP LLC, its sole general partner

By:	/s/ Kevin J. Goodwin
Name: Kevin J. Goodwin Title: Vice President & Treasurer

SIGNATURE PAGE TO CREDIT AGREEMENT

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as the Administrative Agent and the Collateral Agent

By:	/s/ Nupur Kumar
Name: Nupur Kumar Title: Authorized Signatory

By:	/s/ Andrew Griffin
Name: Andrew Griffin Title: Authorized Signatory

SIGNATURE PAGE TO CREDIT AGREEMENT

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as an Issuing Bank, a Term Lender and a Revolving Lender

By:	/s/ Nupur Kumar
Name: Nupur Kumar Title: Authorized Signatory

By:	/s/ Andrew Griffin
Name: Andrew Griffin Title: Authorized Signatory

SIGNATURE PAGE TO CREDIT AGREEMENT

GOLDMAN SACHS BANK USA

as an Issuing Bank and a Revolving Lender

By:	/s/ Charles D. Johnston
Name: Charles D. Johnston Title: Authorized Signatory

SIGNATURE PAGE TO CREDIT AGREEMENT

BANK OF AMERICA, N.A.

as an Issuing Bank and a Revolving Lender

By:	/s/ Christopher DiBiase
Name: Christopher DiBiase Title: Director

SIGNATURE PAGE TO CREDIT AGREEMENT

SUNTRUST BANK

as an Issuing Bank only in respect of the Existing Letters of Credit

By:	/s/ Nick Rolf
Name: Nick Rolf Title: Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH

as a Revolving Lender

By:	/s/ Trudy Nelson
Name: Trudy Nelson Title: Authorized Signatory

By:	/s/ Donovan C. Broussard
Name: Donovan C. Broussard Title: Authorized Signatory

SIGNATURE PAGE TO CREDIT AGREEMENT

MUFG BANK, LTD.

as a Revolving Lender

By:	/s/ Todd Vaubel
Name: Todd Vaubel Title: Director

SIGNATURE PAGE TO CREDIT AGREEMENT

NATIONAL AUSTRALIA BANK LIMITED

as a Revolving Lender

By:	/s/ Richard Johnston
Name: Richard Johnston Title: Director

SIGNATURE PAGE TO CREDIT AGREEMENT

SUNTRUST BANK

as a Revolving Lender

By:	/s/ Nick Rolf
Name: Nick Rolf Title: Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

THE TORONTO-DOMINION BANK, NEW YORK BRANCH

as a Revolving Lender

By:	/s/ Brian MacFarlane
Name: Brian MacFarlane Title: Authorized Signatory